Exhibit 2.1

AMENDMENT NO. 2 TO TRANSACTION AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 3, 2022, is by and among Aspen Technology, Inc., a Delaware corporation (“Aspen”), Emerson Electric Co., a Missouri corporation (“Emerson”), EMR Worldwide Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Emerson Sub”), Emersub CX, Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Newco”), and Emersub CXI, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Subsidiary”). Each of Aspen, Emerson, Emerson Sub, Newco and Merger Subsidiary are referred to as a “Party,” and collectively, as the “Parties.”

WHEREAS, the Parties are parties to that certain Transaction Agreement and Plan of Merger, dated as of October 10, 2021 (the “Original Execution Date”) as amended on March 23, 2022 (the “Agreement”);

WHEREAS, this Amendment is being delivered pursuant to Section 13.03 of the Agreement which provides that the Agreement may not be amended except by an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1.  Defined Terms.  Each capitalized term used herein but not defined herein has the meaning assigned to such term in the Agreement.

Section 2.  Amendment to Certain Sections of the Agreement.

(a)
The definition of “Emerson Excluded Assets” in Section 1.01(a) of the Agreement is hereby amended by (i) striking the word “and” that appears at the end of clause (x) thereof, (ii) adding at the end of clause (xi) thereof the word “and” and (iii) adding a new clause (xii) as follows:

(xii) the other property and assets described on Section 1.01(m) of the Emerson Disclosure Schedule;

(b)
The definition of “Automatic Transfer Echo Business Employees” in Section 1.01(a) of the Agreement is hereby amended and restated as follows:

“Automatic Transfer Echo Business Employees” means the Echo Business Employees (other than the Deferred TSA Automatic Transfer Business Employees) who fall within the scope of the Automatic Transfer Regulations and whose employment will automatically transfer at the Effective Time to Newco or one of its Subsidiaries (including an Emerson Contributed Subsidiary) pursuant to the Automatic Transfer Regulations in connection with the Transactions.

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(c)
The definition of “Continuing Echo Business Employees” in Section 1.01(a) of the Agreement is hereby amended and restated as follows:

“Continuing Echo Business Employees” means, collectively, (i) the Automatic Transfer Echo Business Employees and the Deferred TSA Automatic Transfer Business Employees who do not expressly object to the transfer of their employment, (ii) the Emerson Contributed Subsidiary Business Employees who are employed by an Emerson Contributed Subsidiary or any Subsidiary of an Emerson Contributed Subsidiary as of immediately prior to the Closing and (iii) the Emerson Offer Business Employees, the Deferred Transfer Business Employees and the Deferred TSA Non-Automatic Transfer Business Employees who accept (or are deemed to accept) an offer of employment from Newco or Aspen or one of their Subsidiaries, in each case of the foregoing clauses (i), (ii) and (iii), who continue as employees of Newco or Aspen or one of their Subsidiaries immediately following the Applicable Transfer Time (or such later time as may be required by Applicable Law).

(d)
The definition of “Emerson Offer Business Employee” in Section 1.01(a) of the Agreement is hereby amended and restated as follows:

“Emerson Offer Business Employee” means any Echo Business Employee who is not an Automatic Transfer Echo Business Employee, a Deferred Transfer Business Employee, a Deferred TSA Automatic Transfer Business Employee, a Deferred TSA Non-Automatic Transfer Business Employee, or an Emerson Contributed Subsidiary Business Employee.

(e)
Section 1.01(a) of the Agreement is hereby amended by adding new definitions as follows:

“Abu Dhabi Conditions” means the closing conditions set forth under the heading “Abu Dhabi Conditions” on Section 7.05(c) of the Emerson Disclosure Schedule.

“Applicable Transfer Time” means, (a) with respect to a Continuing Employee who is either (i) an Emerson Offer Business Employee, (ii) an Aspen Offer Employee, (iii) an Emerson Contributed Subsidiary Business Employee, (iv) an Automatic Transfer Echo Business Employee or (v) an Aspen Employee, the Effective Time, (b) with respect to a Continuing Employee who is a Deferred Transfer Business Employee, in the case (i) the Deferred Transfer Business Employee’s jurisdiction of employment is Malaysia, the effective time of the Deferred Malaysia Closing, (ii) the Deferred Transfer Business Employee’s jurisdiction of employment is Saudi Arabia, the effective time of the Deferred Saudi Closing, (iii) the Deferred Transfer Business Employee’s jurisdiction of employment is Bahrain, the effective time of the Deferred Bahrain Closing, and (iv) the Deferred Transfer Business Employee’s jurisdiction of employment is Abu Dhabi, the effective time of the Deferred Abu Dhabi Closing and (c) with respect to a Continuing Employee who is a Deferred TSA Automatic Transfer Business Employee or a Deferred TSA Non-Automatic Transfer Business Employee, the date such employee ceases to provide services pursuant to the Transition Services Agreement.

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“Bahrain Conditions” means the closing conditions set forth under the heading “Bahrain Conditions” on Section 7.05(c) of the Emerson Disclosure Schedule.

“Deferred Abu Dhabi Business” means the Emerson Contributed Assets and Emerson Assumed Liabilities held by the UAE branch of Emerson Process Management Distribution Limited.

“Deferred Abu Dhabi Closing” means the transfer of the Deferred Abu Dhabi Business to Newco or one of its designated Subsidiaries at or after the Closing upon the satisfaction or waiver of Abu Dhabi Conditions.

“Deferred Bahrain Business” means the Deferred Transfer Business Employees employed by Rosemount Tank Gauging (Middle East) SPC and the services provided by such employees.

“Deferred Bahrain Closing” means the transfer of the Deferred Bahrain Business to Newco or one of its designated Subsidiaries at or after the Closing upon the satisfaction or waiver of Bahrain Conditions.

“Deferred Business” means the Deferred Malaysia Business, the Deferred Saudi Business, the Deferred Bahrain Business or the Deferred Abu Dhabi Business, as applicable.

“Deferred Closing” means the Deferred Malaysia Closing, Deferred Saudi Closing, the Deferred Bahrain Closing and Deferred Abu Dhabi Closing, as applicable.

“Deferred Closing Conditions” means the Malaysia Conditions, Saudi Conditions, Bahrain Conditions and Abu Dhabi Conditions, as applicable.

“Deferred Closing Date” means the date of the Deferred Malaysia Closing, the date of the Deferred Saudi Closing, the date of the Deferred Bahrain Closing or the date of the Deferred Abu Dhabi Closing, as applicable.

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“Deferred Closing Period Taxes” means, with respect to a Deferred Business, Taxes for the period beginning on the day after the Closing Date and ending on the applicable Deferred Closing Date (the “Deferred Closing Period”) incurred by, or imposed on, such Deferred Business, computed on the basis of apportioning items attributable to each Deferred Business under applicable accounting principles, as if such Deferred Business were a separate legal entity, solely during the Deferred Closing Period that was not part of any Combined Group (as defined in the Tax Matters Agreement) with any Emerson Retained Subsidiary as follows:

a.
with respect to Taxes that are based on or measured by income, sales, use, receipts, or other similar items, the amount of such Taxes attributable to the Deferred Closing Period shall be determined based on a hypothetical closing of the books and records on the close of the Closing Date and a hypothetical closing of the books and records on the close of the applicable Deferred Closing Date; provided that, exemptions, allowances or deductions that are attributable to such Deferred Business under applicable accounting principles and are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated to the Deferred Closing Period by multiplying the total amount of such exemptions, allowances or deductions for the annual period by a fraction, the numerator of which is the number of calendar days in the Deferred Closing Period, and the denominator of which is the number of calendar days in the annual period (except to the extent otherwise agreed by Emerson and Newco); and

b.
for Taxes other than those described in the preceding clause a, the amount of such Taxes attributable to the Deferred Closing Period shall be determined by multiplying the total amount of such Tax for the entire taxable period by a fraction, the numerator of which is the number of calendar days in the Deferred Closing Period, and the denominator of which is the number of calendar days in the entire taxable period.

“Deferred Malaysia Business” means the Emerson Contributed Assets and Emerson Assumed Liabilities held by Emerson Process Management (Malaysia) Sdn Bhd.

“Deferred Malaysia Closing” means the transfer of the Deferred Malaysia Business to Newco or one of its designated Subsidiaries at or after the Closing upon the satisfaction or waiver of Malaysia Conditions.

“Deferred Saudi Business” means the Emerson Contributed Assets and Emerson Assumed Liabilities held by Emerson Saudi Arabia LLC.

“Deferred Saudi Closing” means the transfer of the Deferred Saudi Business to Newco or one of its designated Subsidiaries at or after the Closing upon the satisfaction or waiver of Saudi Conditions.

“Deferred Transfer Business Employee” means each Echo Business Employee who, as of immediately prior to the Effective Time, is employed by Emerson or any of its Subsidiaries (other than the Emerson Contributed Subsidiaries) in either Saudi Arabia, Bahrain, Abu Dhabi or Malaysia.

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“Deferred TSA Automatic Transfer Business Employee” means each Echo Business Employee who (i) as of immediately prior to the Effective Time, is employed by Emerson or any of its Subsidiaries (other than the Emerson Contributed Subsidiaries), (ii) from and after the Effective Time provides services under the Transition Services Agreement and (iii) falls within the scope of the Automatic Transfer Regulations and whose employment will automatically transfer at the Applicable Transfer Time to Newco or one of its Subsidiaries (including an Emerson Contributed Subsidiary) pursuant to the Automatic Transfer Regulations in connection with the cessation of his or her provision of services pursuant to the Transition Services Agreement.

“Deferred TSA Non-Automatic Transfer Business Employee” means each Echo Business Employee (other than any Deferred TSA Automatic Transfer Business Employee) who, (i) as of immediately prior to the Effective Time, is employed by Emerson or any of its Subsidiaries (other than the Emerson Contributed Subsidiaries) and (ii) from and after the Effective Time provides services under the Transition Services Agreement.

“Malaysia Conditions” means the closing conditions set forth under the heading “Malaysia Conditions” on Section 7.05(c) of the Emerson Disclosure Schedule.

“Recipient,” when used in connection with the Specified Agreements, shall have the meaning ascribed to it as set forth on Section 4.14(d) of the Emerson Disclosure Schedule.

“Saudi Conditions” means the closing conditions set forth under the heading “Saudi Conditions” on Section 7.05(c) of the Emerson Disclosure Schedule.

“Specified Agreements” means (a) the Specified License Agreement and (b) any and all other Contracts between Emerson or any of its Affiliates, on the one hand, and the Recipient, on the other hand, in each case, in effect (in whole or in part) as of the Closing Date and any and all amendments, attachments, exhibits, annexes, schedules, extensions and other modifications thereto.

“Specified Amount,” when used in connection with the Specified License Agreement, shall have the meaning ascribed to it as set forth on Section 4.14(d) of the Emerson Disclosure Schedule.

“Specified License Agreement” means the license agreement set forth on Section 4.14(d) of the Emerson Disclosure Schedule.

(f)
Section 2.01 of the Agreement is hereby amended and restated as follows:

The Closing.  Except for the Deferred Closings, the closing of the Transactions (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 at 10:00 a.m., Eastern time, as soon as possible after (but in any event no later than the second Business Day after) the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Emerson and Aspen may mutually agree (the date on which the Closing occurs, the “Closing Date”).

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(g)
Section 2.02(a)(ii) of the Agreement is hereby amended by changing the reference to “Section 2.02(a)” therein to “Section 2.02(a)(i)”.

(h)
Section 4.03 of the Agreement is hereby amended by striking “and” and adding “(iv) as described in the Deferred Closing Conditions and (v)” after “federal securities laws,” therein.

(i)
Each of Sections 4.12, 4.13(a), 4.13(b) and 4.13(c) of the Agreement is hereby amended by adding “and the Deferred Closings” after “after giving effect to the Pre-Closing Restructuring” in each place where such language occurs.

(j)
Section 4.13(d) of the Agreement is hereby amended and restated as follows:

(i)
(1) The properties and assets of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries ((x) including, after giving effect to the Pre-Closing Restructuring, the Emerson Contributed Assets, but (y) excluding the Emerson Contributed Assets held by all Deferred Businesses, and (z) taking into account any property and services to be provided under the Ancillary Agreements and the Intellectual Property licensed under Section 7.17(b)) constitute in all material respects all of the property and assets that are owned, licensed or controlled by Emerson or any of its Affiliates as of the Closing Date that are reasonably necessary for the conduct of the Echo Business (other than the Deferred Businesses) as conducted as of the date hereof and as of the Closing Date.

(2)
Other than with respect to Intellectual Property, none of the Emerson Excluded Assets are owned, used or held for use primarily in the conduct of the Echo Business.

(ii)
With respect to each Deferred Business, after giving effect to the Deferred Closings, the properties and assets of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries (including, after giving effect to the Deferred Closings in the applicable jurisdiction, the Emerson Contributed Assets, and taking into account any property and services to be provided under the Ancillary Agreements and the Intellectual Property licensed under Section 7.17(b)) constitute in all material respects all of the property and assets that are owned, licensed or controlled by Emerson or any of its Affiliates as of the applicable Deferred Closing Date that are reasonably necessary for the conduct of the Echo Business in the jurisdiction of such Deferred Business as conducted as of the date hereof and as of the applicable Deferred Closing Date.

(iii)
The properties and assets of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries ((x) including, after giving effect to the Pre-Closing Restructuring but without giving effect to the Deferred Closings, the Emerson Contributed Assets and (y) taking into account the Intellectual Property licensed under Section 7.17(b)), together with the Echo Business Employees (excluding the Deferred Transfer Business Employees) and with any property and services to be provided by Emerson and the Emerson Retained Subsidiaries to Newco, Merger Subsidiary or the Emerson Contributed Subsidiaries under the Ancillary Agreements (and if applicable, the Commercial Agreement Term Sheet), comprise all of the assets, personnel and properties that would be necessary and sufficient in all material respects for Newco to conduct the Echo Business (other than the Deferred Businesses) in substantially the same manner as conducted as of the date hereof and as of the Closing Date.

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(iv)
With respect to each Deferred Business, after giving effect to the Deferred Closings, the properties and assets of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries ((x) including, after giving effect to the Pre-Closing Restructuring and the applicable Deferred Closing, the Emerson Contributed Assets as of the Closing, (y) including the Emerson Contributed Assets transferred to Newco or its Subsidiaries at the applicable Deferred Closing pursuant to Section 7.05, and (z) taking into account the Intellectual Property licensed under Section 7.17(b)), together with the Echo Business Employees (excluding the Deferred Transfer Business Employees but including any such employee transferred at the applicable Deferred Closing) and with any property and services to be provided by Emerson and the Emerson Retained Subsidiaries to Newco, Merger Subsidiary or the Emerson Contributed Subsidiaries under the Ancillary Agreements (and if applicable, the Commercial Agreement Term Sheet), comprise all of the assets, personnel and properties that would be necessary and sufficient in all material respects for Newco to conduct the Echo Business in the jurisdiction of such Deferred Business in substantially the same manner as conducted as of the date hereof and as of the Closing Date.

(k)
Section 4.14(b) of the Agreement is hereby amended by adding “and the Deferred Closings” after “after giving effect to the Pre-Closing Restructuring” in each of the four places where such language occurs in Section 4.14(b).

(l)
Section 4.14(c) of the Agreement is hereby amended by adding “(excluding any Echo Business Intellectual Property owned by any Deferred Business)” after “all Echo Business Intellectual Property”.

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(m)
Section 4.14 of the Agreement is hereby amended by adding the following section “(d)” at the end thereof.

Except as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect: (i) the Specified Agreements are in writing and true, complete and correct copies of the Specified Agreements have been made available to Aspen, (ii) the Specified Agreements are in full force and effect, (iii) Emerson and its Affiliates have timely paid any and all amounts, including royalties, owed to the Recipient under the Specified Agreements and all amounts payable or paid under the Specified Agreements have been fully reflected in Emerson Carveout Financial Statements, (iv) following Closing, none of Newco or any of its Subsidiaries will be restricted from using, or sublicensing, in connection with the operation of the Echo Business, or assigning to any Affiliates of Newco, any Intellectual Property owned (solely or jointly) by, or licensed to, Newco or its Affiliates as a result of or pursuant to the Specified License Agreement and (v) under the Specified License Agreement, no more than the Specified Amount has been owed to the Recipient during each of the past five (5) years.

(n)
The first paragraph of Section 6.01 of the Agreement is hereby amended by adding “and the Deferred Closings” after “(including with respect to the implementation of the Pre-Closing Restructuring”.

(o)
Section 6.05 of the Agreement is hereby amended by adding the following before “.” at the end of Section 6.05:

; provided that, at Emerson’s and Aspen’s mutual election, the foregoing termination with respect to any Contract or intercompany account relating to a Deferred Business need not occur until at or prior to the applicable Deferred Closing. For the avoidance of doubt, the Parties acknowledge that Newco and/or its applicable Subsidiaries, if any, shall be entitled to all benefits and will bear all Liabilities with respect to such Contracts during the period between the Closing and the applicable Deferred Closing to the same extent as provided for in Section 7.05(e).

(p)
Section 7.01(c) of the Agreement is hereby amended by adding “(it being understood that the Deferred Closings shall not be a breach of this Section 7.01)” after “so as to enable the Merger to occur prior to the End Date”.

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(q)
Section 7.05 of the Agreement is hereby amended and restated as follows:

Pre-Closing Restructuring.

(a)
Prior to the Closing, Emerson shall, and shall cause its Affiliates to, at Emerson’s sole cost and expense, undertake the restructuring transactions set forth on Exhibit I (the “Pre-Closing Restructuring”) in the manner described on such Exhibit I (the “Pre-Closing Restructuring Plan”), including (a) the transfer by Emerson and the Emerson Retained Subsidiaries to an Emerson Contributed Subsidiary of each Emerson Contributed Asset, (b) the assumption by an Emerson Contributed Subsidiary of each Emerson Assumed Liability, (c) the transfer by each Emerson Contributed Subsidiary to Emerson or an Emerson Retained Subsidiary of each asset of such Emerson Contributed Subsidiary that would be an Emerson Excluded Asset were it held by an Emerson Retained Subsidiary and (d) the assumption by Emerson or an Emerson Retained Subsidiary of each Liability of an Emerson Contributed Subsidiary that would be an Emerson Excluded Liability were it a Liability of an Emerson Retained Subsidiary.  Notwithstanding the foregoing, Emerson shall not, and shall cause its Affiliates not to, (A) transfer any assets, properties or businesses of any Emerson Contributed Subsidiary to Emerson or any Emerson Retained Subsidiary (other than any asset that would be an Emerson Excluded Asset were it held by an Emerson Retained Subsidiary) or (B) transfer to any Emerson Contributed Subsidiary, or have any Emerson Contributed Subsidiary otherwise assume, any Liabilities of Emerson or any Emerson Retained Subsidiary (other than the Emerson Assumed Liabilities).  The Pre-Closing Restructuring shall be consummated in compliance with Applicable Law and pursuant to local share and asset transfer documentation that Aspen has had a reasonable opportunity to review and comment upon (which final documentation shall incorporate such reasonable comments of Aspen); provided that in the event of any conflict or inconsistency between the terms of any such local transfer documentation and the Transaction Documents, the terms of the Transaction Documents shall control in all respects. For the avoidance of doubt, without limiting any rights of Emerson and Newco hereunder, Emerson and Newco shall not, and shall cause their respective Affiliates not to, bring any claim for any cause of action under any such local transfer documentation. For the avoidance of doubt, except as expressly set forth in this Agreement, the Tax Matters Agreement governs all tax related matters between or among the Parties or any of their Subsidiaries with respect to the Pre-Closing Restructuring. The Pre-Closing Restructuring may be amended or modified by Emerson so long as such amendments or modifications would not reasonably be expected, individually or in the aggregate (1) to be material to Newco and its Subsidiaries (after giving effect to the Closing) (including any new material Liability), (2) to prevent or materially delay the consummation of the Transactions, (3) to materially interfere with, prevent or materially delay the ability of Aspen or, following the Closing, Newco or any of its Subsidiaries to perform their obligations under the Transaction Documents or consummate the transactions contemplated thereby, (4) to change in any material way the scope of the Echo Business being transferred to Newco under this Agreement or the allocation of assets and Liabilities contemplated by this Agreement, (5) to impose restrictions on the business of Newco following the Closing (other than pursuant to the Tax Matters Agreement) or (6) to result in material adverse Tax consequences to Aspen, its Affiliates, Newco or any Emerson Contributed Subsidiary that would not be the subject of indemnification by Emerson under the Tax Matters Agreement; provided that, in each case, Emerson shall reasonably in advance consult in good faith with Aspen in connection with, and provide Aspen with written notice of, any such amendments and modifications.  Emerson shall keep Aspen reasonably informed, upon request, of the status and details of the Pre-Closing Restructuring.

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(b)
Emerson agrees that, as of the Closing, each of the Emerson Contributed Subsidiaries set forth on Section 7.05(b) of the Emerson Disclosure Schedule shall have at least the amount of cash set forth opposite such Emerson Contributed Subsidiary on Section 7.05(b) of the Emerson Disclosure Schedule and such cash shall be used to effect the applicable Deferred Closings. The Parties agree that the purchase price for the applicable Deferred Business shall be the amount of cash set forth opposite such Deferred Business on Section 7.05(b) of the Emerson Disclosure Schedule.

(c)
If one or more of the Malaysia Conditions, the Saudi Conditions, the Bahrain Conditions or the Abu Dhabi Conditions have not been satisfied or waived as of the Closing, then, notwithstanding anything to the contrary in this Agreement, the Deferred Malaysia Business, the Deferred Saudi Business, the Deferred Bahrain Business and the Deferred Abu Dhabi Business, as applicable, shall not be transferred to Newco or its Subsidiaries at the Closing, and the Parties shall work together to effect such transfer as follows: for each Deferred Closing, the applicable Deferred Business shall be transferred to Newco or its Subsidiaries as soon as possible after (but in any event no later than the second Business Day after) the date all of the conditions to the relevant Deferred Closing (other than conditions that by their nature are to be satisfied at such Deferred Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law or the applicable Deferred Closing Conditions, waiver of such conditions by Emerson and Newco at the applicable Deferred Closing) have been satisfied or, to the extent permitted by Applicable Law or the applicable Deferred Closing Conditions, waived by Emerson and Newco, or at such other place, at such other time or on such other date as Emerson and Newco may mutually agree; provided that (i) it is understood and agreed that not all Deferred Closings need to occur contemporaneously, (ii) Emerson and Newco may mutually elect to waive any applicable Deferred Closing Conditions and may further mutually elect not to proceed with consummation of any Deferred Closing, and (iii) to the extent a Deferred Closing shall not have occurred by the date that is eighteen months following the Closing (or such other date as Emerson and Newco may mutually agree), such Deferred Closing shall occur on such date. For the avoidance of doubt, if the Malaysia Conditions, the Saudi Conditions, the Bahrain Conditions or the Abu Dhabi Conditions are satisfied or waived by Emerson and Aspen prior to the Closing, then the Deferred Malaysia Closing, the Deferred Saudi Closing, the Deferred Bahrain Closing and the Deferred Abu Dhabi Closing, respectively, shall occur at the Closing. In no event shall the Deferred Malaysia Closing, the Deferred Saudi Closing, the Deferred Bahrain Closing or the Deferred Abu Dhabi Closing occur prior to the Closing.

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(d)
At each Deferred Closing, (i) each of Emerson and Newco shall deliver, or cause to be delivered, to the other party a duly signed counterpart to a local transfer agreement in a form substantially similar to the forms included on Section 7.05(d)(i) of the Emerson Disclosure Schedule to effectuate each of the Deferred Closings, and any other documents to the extent required by Applicable Law and (ii) with respect to each Deferred Closing, Newco shall cause the payment of the cash amount and in such currency, in each case, as set forth opposite such Deferred Closing on Section 7.05(d)(ii) of the Emerson Disclosure Schedule in immediately available funds by wire transfer to such Person and to such account designated by Emerson. In the event of any conflict or inconsistency between the terms of any such local transfer agreement and the Transaction Documents, the terms of the Transaction Documents shall control in all respects.

(e)

(i)
With respect to each Deferred Business, as of the Effective Time, Emerson shall transfer, assign and convey, and Newco (or its Affiliates) shall acquire and accept all of Emerson’s (or its Affiliates’) economic rights, benefits, and interests in and to each Deferred Business; provided that, the foregoing shall not entitle Newco or any of its Affiliates to the benefit of any payments (including under any “cost-plus” arrangement) made by Newco or its Affiliates to Emerson or its Affiliates, under the Transition Services Agreement, in respect of the operation of such Deferred Business between the Closing and the applicable Deferred Closing. Newco (or one or more of its Affiliates) shall assume all of Emerson’s economic risk, encumbrances and obligations with respect to ownership and management of the Deferred Businesses and the employment of the Deferred Transfer Business Employees. For the avoidance of doubt, such economic rights and interest in and to the Deferred Businesses include all income, profits, and gains arising from, attributable to, or inuring to the benefit of each Deferred Business after the Effective Time through the applicable Deferred Closing Date.  Such economic risk, encumbrances and obligations with respect to the Deferred Businesses include the Emerson Assumed Liabilities and include all risk of economic loss with respect to each Deferred Business solely to the extent such Deferred Business is operated by Emerson in the manner described herein. As of the Effective Time, Newco (or its Affiliates) shall, assume the obligations and bear the economic burdens, costs and Liabilities (including (x) any Liability for Deferred Closing Period Taxes with respect to such Deferred Business and (y) the cost of any compensation or benefits (including any base salary, wages, commissions, incentive compensation, health or welfare benefits or other employee benefits, severance or other termination-related payments or benefits) in respect of any Deferred Transfer Business Employee) associated with managing, operating and owning such Deferred Business and the employment of the Deferred Transfer Business Employees solely to the extent the Deferred Business is operated by Emerson in the manner described herein (determined as if such Deferred Business had been transferred to Newco or one of its Subsidiaries on the Closing Date pursuant to the terms of this Agreement, rather than the applicable Deferred Closing Date). Newco shall, subject to Emerson’s compliance with the terms hereof, be solely responsible for any Liability arising out of the ownership and management of such Deferred Business in such period consistent with the terms and conditions of this Section 7.05(e).  In the event that the transfer of the benefits, obligations, and burdens as contemplated by this Section 7.05(e)(i) is not permitted under Applicable Law or Contract, Emerson and Newco shall work together in good faith to implement an alternative arrangement with equivalent effect as permissible under Applicable Law or Contract with respect to the operation of such Deferred Business until the applicable Deferred Closing.

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(ii)
Newco and Emerson shall use reasonable best efforts to cooperate in a mutually agreeable arrangement to effect the provisions of Section 7.05(e)(i). With respect to each Deferred Business, for the period between Closing and the applicable Deferred Closing, Newco and Emerson agree that Newco will, after reasonable consultation with the Emerson personnel, direct the operation and management of the Deferred Businesses and shall have the sole authority to undertake any material decision that relate to such Deferred Business, subject to Applicable Law and provided that Emerson may undertake any such decision to ensure that the Deferred Businesses comply with all policies and procedures that apply to Emerson and its Subsidiaries generally and any decision permitted to be taken by Emerson in Section 7.05(e)(iii)(2) without the consent of Newco; provided that Emerson shall not be responsible for any losses or expenses incurred as a result of Newco’s delay in making any decisions in a timely manner. Emerson shall, or cause its Affiliates to, (i) provide Newco and its Affiliates reasonable access to the offices, properties, books, records and personnel of the Deferred Business, during normal business hours and with reasonable prior notice, (ii) furnish such financial and operating data and other information relating to the Deferred Businesses as Newco may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Newco and its Affiliates in support of the operation of the Deferred Business. All information furnished pursuant to this Section shall be subject to the Confidentiality Agreement.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Emerson.

(iii)
Subject to Section 7.05(e)(ii), with respect to each Deferred Business, from the Closing Date through the applicable Deferred Closing Date:

(1)
Emerson shall, and shall cause its Subsidiaries to, use reasonable best efforts to (A) to conduct such Deferred Business in the ordinary course of business consistent with past practice and in compliance with Applicable Law, (B) maintain and preserve intact such Deferred Business and, to the extent relating to the Deferred Business, their business organizations, their rights, franchises and other authorizations issued by Governmental Authorities and their relationships with their customers, regulators and other Persons with which they have advantageous business relationships (including any employees of the Deferred Businesses), and (C) maintain and keep in good repair (ordinary wear and tear excepted) the material properties, assets and businesses of such Deferred Business; and

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(2)
Emerson shall not and shall cause its Affiliates not to, without the prior written consent of Newco (x) incur or assume any Liabilities over $10,000 other than in the ordinary course of business consistent with past practice, or (y) distribute, transfer or sell any assets other than sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice, or except to effect the Deferred Closings in each case of clauses (x) and (y) with respect to such Deferred Business.

(iv)
Without limiting the generality of Section 7.05(e)(i), (A) with respect to each Deferred Business, from and after the Closing Date until the applicable Deferred Closing Date with respect to such Deferred Business, Emerson shall, or shall cause its Affiliates to, fund the ongoing operations and maintenance of such Deferred Business, including any liability for Deferred Closing Period Taxes with respect to such Deferred Business and (B) with respect to each Deferred Transfer Business Employee, from and after the Closing Date until the Applicable Transfer Time, Emerson shall, or shall cause its Affiliates to, fund the cost of any compensation or benefits (including any base salary, wages, commissions, incentive compensation, health or welfare benefits or other employee benefits, severance or other termination-related payments or benefits) in respect of Deferred Transfer Business Employees (the “Operating Expenses”). Emerson’s expenditure of Operating Expenses of each Deferred Business shall be consistent with the ordinary course operations of such Deferred Business consistent with past practice at Aspen’s direction and, in the case of the Deferred Transfer Business Employees, subject to the terms of Section 6.01(k) (including, for the avoidance of doubt, any exceptions thereto set forth in Section 6.01 of the Emerson Disclosure Schedule), until the Applicable Transfer Time; provided that Emerson shall not be responsible for any losses or expenses incurred due to Aspen’s failure to approve any such Operating Expenses.

(v)
With respect to each Deferred Business, in the event Emerson or any of its Affiliates receives any income, profits, or gains attributable to such Deferred Business, or any property with respect to such Deferred Business, on or after the Effective Time, it will do so as custodian or, to the fullest extent permissible under Applicable Law, in trust for and on behalf of Newco. All such income, profits, gains or property (together with interest thereon at an arm’s length rate from the date of receipt) received by Emerson shall be offset against the Operating Expenses funded by Emerson with respect to the applicable Deferred Business and (i) the net amount shall be paid to Newco on the applicable Deferred Closing Date (taking into account the net result of the benefits and liabilities set forth in Section 7.05(e)(i)) and (ii) to the extent that the Operating Expenses are greater than such income, profits, gains or property received by Emerson or there is otherwise insufficient cash of the Deferred Business to reimburse Emerson for the Operating Expenses (taking into account the net result of the benefits and liabilities set forth in Section 7.05(e)(i)), such Operating Expenses shall be paid by Newco to Emerson on the applicable Deferred Closing Date. Emerson shall and shall cause its Affiliates to furnish such financial and operating data and other supporting information as Newco may reasonably request to support the calculation of the net amount (including the Operating Expenses as set out above).

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(vi)
Without limiting any Party’s obligations under Section 7.01, but subject to the terms thereof, with respect to each Deferred Business, from the Closing Date until the applicable Deferred Closing, each Party shall use its reasonable best efforts to execute and deliver all documents, certificates, agreements or other writings, and take such other actions as may be reasonably requested by the other Party in furtherance of the transfer of each Deferred Business to Newco (or one or more of its Subsidiaries).

(vii)
For all Tax purposes, the Parties will cooperate to characterize the arrangements adopted in connection with each Deferred Closing consistent with one another and in a manner consistent with the principles set forth in this Section 7.05(e).

(viii)
Solely for the period between the Closing Date and the Deferred Closing Date with respect to each Deferred Business, Newco (on behalf of itself and its Subsidiaries) hereby grants Emerson or any of the Emerson Retained Subsidiaries a non-exclusive, limited, royalty-free, non-transferable license to use the Echo Business Intellectual Property owned by Newco or any of the Emerson Contributed Subsidiaries, to the extent licensable, solely for use in the conduct of such Deferred Business in a manner contemplated by Section 7.05(e)(ii).

(ix)
With respect to each Deferred Business, from and after the Closing Date until the applicable Deferred Closing Date, Emerson and Newco shall, and shall cause their respective Affiliates to, use reasonable best efforts to cooperate with each other and to facilitate and expedite the identification and resolution of any issues arising with respect to such Deferred Business at the earliest practicable dates. Such reasonable best efforts and cooperation shall include, but are not limited to (i) keeping each other reasonably informed of communications from and to personnel of relevant Governmental Authorities and (ii) conferring with each other regarding contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or responses prior to making any such contacts or responses, in each case with respect to any material matter.

(r)
Section 7.06 of the Agreement is hereby amended and restated as follows:

Third-Party Approval and Permits.

(a)
Except with respect to Consents which are addressed in Section 7.01, subject to the terms and conditions of this Agreement, prior to the Closing or the Deferred Closing as applicable, (i) each of Aspen and Emerson shall, and shall cause its respective Affiliates to, use its reasonable best efforts to obtain, as promptly as practicable, all Consents required to be obtained from any third party that are necessary to (x) consummate the Transactions (including, to the extent Aspen does not replace, renew, refinance or refund the indebtedness under the Aspen Credit Agreement, the Aspen Credit Agreement Consents) and (y) in the case of Emerson and its Affiliates, transfer and assign the Emerson Contributed Assets to Newco or one of the Emerson Contributed Subsidiaries and otherwise complete the Pre-Closing Restructuring and the Deferred Closings, in each case, pursuant to Section 7.05, and (ii) each of Aspen and Emerson shall, and shall cause its respective Affiliates to, use its reasonable best efforts to provide all notices and otherwise take all actions necessary to transfer any transferable Aspen Permits and Emerson Permits, respectively, or reissue or obtain any replacement Aspen Permits and Emerson Permits, respectively, in each case, to the extent necessary to consummate the Transaction (including, in the case of Emerson, for Newco and the Emerson Contributed Subsidiaries to operate, as of the Closing Date, the Echo Business).

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(b)
Without limiting the foregoing, Section 7.05 or Section 10.03(a)(i), to the extent permitted by Applicable Law, in the event any Consent required to be obtained from any third party or Governmental Authority in connection with the transfer of any Emerson Contributed Asset or Emerson Excluded Asset has not been obtained by the Closing or the applicable Deferred Closing, then this Agreement (or the applicable transfer instrument) shall not constitute an agreement to sell, assign, transfer or convey such asset.  The party contemplated to be transferring or causing to be transferred such asset (the “Transferring Party”) shall hold in trust for the party to whom such asset is contemplated to be transferred under this Agreement (the “Transferee”), and shall promptly forward to the Transferee any income, proceeds and other monies received in respect of, the relevant Emerson Contributed Asset or Emerson Excluded Asset, as applicable, and Transferee will promptly pay, perform or discharge when due any Liabilities arising thereunder, in each case, until such time as the required Consent is obtained and the transfer is effectuated.  To the extent not prohibited by the relevant Emerson Contributed Asset or Emerson Excluded Asset, as applicable, or under Applicable Law, (i) the Transferring Party agrees to use reasonable best efforts to provide the Transferee with the economic benefits of any such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, and the Transferee agrees to assume and bear all costs and Liabilities thereunder, in each case, in a manner to place the Transferring Party and Transferee in a substantially similar position as if such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, had been assigned or transferred at the Closing or the applicable Deferred Closing, (ii) the parties agree to use reasonable best efforts to enter into and cooperate in arrangements with each other and the relevant third party intended to transitionally allow the Transferring Party to operate with or under the relevant Emerson Contributed Asset or Emerson Excluded Asset, as applicable, so that the Transferee can receive or incur the relevant benefits and Liabilities of such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, until the expiration or renewal thereof in a manner to place the Transferring Party and the Transferee in a substantially similar position as if such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, had been assigned or transferred at the Closing or the applicable Deferred Closing and (iii) the Transferring Party agrees to perform all applicable obligations under such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, and enforce, at the request and for the account of the Transferee, or allow the Transferee and its Affiliates to enforce, in a commercially reasonable manner, any rights in respect of such Emerson Contributed Asset or Emerson Excluded Asset, as applicable. Except for as otherwise provided in Section 7.05, upon obtaining any such requisite Consent, the relevant Emerson Contributed Asset or Emerson Excluded Asset, as applicable, shall promptly be transferred and assigned to the Transferee at no additional cost to Newco or any of its Subsidiaries.

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(s)
Section 7.08 of the Agreement is hereby amended by replacing “If following the Closing,” with “If, following the Closing and the applicable Deferred Closings,”.

(t)
Section 7.12(b) of the Agreement is hereby amended by replacing “no later than twelve months from the Closing Date (the “Transition Period”)” with “no later than twenty-four (24) months from the Closing Date (or, with respect to the Deferred Businesses, as soon as reasonably practicable following the Deferred Closing, but in any event no later than twenty-four (24) months from the applicable Deferred Closing Date) (the “Transition Period”)”.

(u)
Section 7.12(e) of the Agreement is hereby amended by replacing “twelve months after the Closing” with “twelve (12) months after the Closing” and replacing “during the twelve month period following the Closing” with “during the twelve (12)-month period following the Closing”.

(v)
Section 8.01 of the Agreement is hereby amended and restated as follows:

Emerson Contributed Subsidiary Business Employee, Emerson Offer Business Employees, Deferred Transfer Business Employees and Deferred TSA Transfer Business Employees. Newco shall (or shall cause the Subsidiaries of Newco to) (i) continue the employment as of the Closing of each Emerson Contributed Subsidiary Business Employee and (ii) within a reasonable period of time (but not fewer than fifteen Business Days) prior to the Applicable Transfer Time, make an offer to employ each Emerson Offer Business Employee, each Deferred Transfer Business Employee and each Deferred TSA Non-Automatic Transfer Business Employee which such offer of employment shall be contingent upon the occurrence of the Closing and effective as of the Applicable Transfer Time and that (A) in each case provides for terms consistent with the terms of this Article 8, and (B) in the case of each Deferred Transfer Business Employee and each Deferred TSA Non-Automatic Transfer Business Employee, with terms and conditions of employment substantially comparable to the terms and conditions of employment applicable to such Deferred Transfer Business Employee or such Deferred TSA Non-Automatic Transfer Business Employee, as applicable, as of immediately prior to the date of such employment offer. If it is agreed between the parties that an Emerson Offer Business Employee, a Deferred Transfer Business Employee or a Deferred TSA Non-Automatic Transfer Business Employee, as applicable, should be employed by Aspen or one of its Subsidiaries with effect from the Applicable Transfer Time (each an “Aspen Offer Employee”), Aspen shall (or shall cause its appropriate Subsidiary to) within a reasonable period of time (but not fewer than fifteen Business Days if practicable) prior to the Applicable Transfer Time, make an offer to employ such Aspen Offer Employee (x) on terms consistent with the terms of this Article 8 and (y) with terms and conditions of employment substantially comparable to the terms and conditions of employment applicable to such Aspen Offer Employee as of immediately prior to the date of such employment offer, which such offer of employment shall be contingent upon the occurrence of the Closing and effective as of the Applicable Transfer Time (each such offer, and “Aspen Qualifying Offer”).  Unless a written acceptance of an offer of employment is required by Applicable Law, any Emerson Offer Business Employee, Deferred Transfer Business Employee or Deferred TSA Non-Automatic Transfer Business Employee, as applicable, who does not expressly reject Newco’s (or as it may be, Aspen’s) offer of employment prior to the Applicable Transfer Time and actually commences employment with Newco (or Aspen) or one of its Subsidiaries immediately following the Applicable Transfer Time (or such later time as may be required by Applicable Law) shall be deemed for purposes of this Agreement to have accepted such offer as of the Applicable Transfer Time.  Effective as of immediately prior to the Applicable Transfer Time (or such later time as may be required by Applicable Law), Emerson shall, or shall cause its applicable Subsidiary to, terminate the employment of any Emerson Offer Business Employee, any Deferred Transfer Business Employee or any Deferred TSA Non-Automatic Transfer Business Employee, as applicable, who does not accept an offer of employment from Newco or its applicable Subsidiary (or, if applicable, Aspen or its applicable Subsidiary).  Emerson shall be solely liable, and shall reimburse Newco (or Aspen) or its applicable Subsidiary for any severance, statutory or other termination-related payments or benefits paid or provided by Newco (or Aspen) or its applicable Subsidiary to any such Emerson Offer Business Employee, Deferred Transfer Business Employee or Deferred TSA Non-Automatic Transfer Business Employee who does not accept such offer of employment made in accordance with this Section 8.01; provided, however, that solely to the extent the parties determine pursuant to this Section 8.01 that Aspen or one of its Subsidiaries shall employ any applicable Aspen Offer Employee, Newco shall be solely liable, and shall reimburse Emerson or its applicable Subsidiary for any severance, statutory or other termination-related payments or benefits paid or provided by Emerson or its applicable Subsidiary to any such Aspen Offer Employee who does not receive an Aspen Qualifying Offer.

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(w)
Section 8.02 of the Agreement is hereby amended and restated as follows:

Automatic Transfer Echo Business Employees and Deferred TSA Automatic Transfer Business Employees.  Each of Emerson, Aspen and Newco intend that the Automatic Transfer Regulations will apply to the employment of each of the Automatic Transfer Echo Business Employees and the Deferred TSA Automatic Transfer Business Employees and the transfer of each such Automatic Transfer Echo Business Employee’s or such Deferred TSA Automatic Transfer Business Employee’s employment contract from Emerson and its applicable Subsidiaries to Newco and its Subsidiaries, effective as of the Applicable Transfer Time.  If any such Automatic Transfer Echo Business Employees or such Deferred TSA Automatic Transfer Business Employee do not transfer automatically pursuant to the Automatic Transfer Regulations, Newco shall, or shall cause the relevant Subsidiary of Newco to, make an offer to employ such employee in accordance with Section 8.01 as soon as reasonably practicable following such determination and such employee shall constitute an Emerson Offer Business Employee or a Deferred TSA Non-Automatic Transfer Business Employee, respectively, for purposes of this Agreement.

(x)
Section 8.03 of the Agreement is hereby amended and restated as follows:

Retained Automatic Transfer Employees.  If the contract of employment of any individual who is not an Automatic Transfer Echo Business Employee, an Emerson Offer Business Employee, a Deferred Transfer Business Employee, a Deferred TSA Automatic Transfer Business Employee, or a Deferred TSA Non-Automatic Transfer Business Employee transfers to Newco or any of its Subsidiaries pursuant to the Automatic Transfer Regulations in connection with the consummation of the transactions contemplated by the Transaction Documents, or any such individual asserts that this is the case, Newco, Aspen or their Subsidiaries shall notify Emerson as soon as reasonably practicable after becoming aware and may, where relevant, terminate the employment of such individual no later than twenty-eight days after such individual’s contract of employment transfers to Newco and Emerson will indemnify and hold harmless Newco, Aspen and their Subsidiaries, as applicable, for fifty percent of the aggregate Liabilities arising from, or relating to, (a) the employment of the individual up to the date of any such termination, (b) the termination by Newco, Aspen or any of their Subsidiaries of the contract of employment of such individual, and (c) all other Liabilities Newco, Aspen or their Subsidiaries may incur pursuant to the Automatic Transfer Regulations (including any Liability for failure to consult) in relation to such individual.

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(y)
Section 8.04 of the Agreement is hereby amended and restated as follows:

Maintenance of Compensation and Benefits.  Subject, and in addition, to the requirements imposed by Applicable Law (including, in the case of Automatic Transfer Echo Business Employees and Deferred TSA Automatic Transfer Business Employees, the Automatic Transfer Regulations), for a period of 12 months following the Closing Date, Newco shall provide, or shall cause its Subsidiaries to provide, Continuing Employees who remain employed by Newco and its Subsidiaries following the Applicable Transfer Time with (i) at least the same base salary or wage rate and target annual cash bonus opportunity as provided to such Continuing Employee as of immediately prior to the Applicable Transfer Time and (ii) employee benefits (excluding defined benefit pension benefits, retiree health or welfare benefits, severance or other termination-related compensation or benefits, equity-based compensation or change in control, transaction or retention bonuses (collectively, the “Excluded Benefits”)) that are substantially comparable to in the aggregate to the employee benefits (other than the Excluded Benefits) provided to such Continuing Employees under Aspen Benefits Plans (in the case of Continuing Aspen Employees) or Echo Business Benefit Plans (in the case of Continuing Echo Business Employees), as applicable, as of immediately prior to the Applicable Transfer Time; provided that in the case of any Continuing Employee whose terms and conditions of employment are subject to a collective bargaining agreement, Newco shall provide for such continued employment to be on such terms and conditions as may be required under that collective bargaining agreement.

(z)
Section 8.05 of the Agreement is hereby amended and restated as follows:

Service Credit.  Subject, and in addition, to the requirements imposed by Applicable Law (including, in the case of Automatic Transfer Echo Business Employees and Deferred TSA Automatic Transfer Business Employees, the Automatic Transfer Regulations), from and after the Applicable Transfer Time, with respect to any “employee benefit plan” (as defined under Section 3(3) of ERISA, whether or not subject to ERISA) maintained by Newco or any of its Subsidiaries (“Newco Benefit Plans”) in which any Continuing Employee becomes a participant following the Applicable Transfer Time, for purposes of determining eligibility to participate, vesting and level of benefits (but not for benefit accrual purposes, except for purposes of severance and paid time off), (i) each Continuing Aspen Employee’s service with Aspen and its Subsidiaries (as well as service with any predecessor employer, to the extent recognized by Aspen or any of its Subsidiaries prior to the Applicable Transfer Time) shall be treated as service with Newco and its Subsidiaries and (ii) each Continuing Echo Business Employee’s service with Emerson or any of its Subsidiaries (as well as service with any predecessor employer, to the extent recognized by Emerson or any of its Subsidiaries prior to the Applicable Transfer Time) shall be treated as service with Newco and its Subsidiaries, in each case (A) to the same extent such service was recognized under an analogous Aspen Benefit Plan or Echo Business Benefit Plan, respectively, and (B) to the extent that such recognition would not result in any duplication of benefits.  With respect to any Newco Benefit Plans that are health or welfare benefit plans in which any Continuing Employee (and his or her eligible dependents participates) from and after the Applicable Transfer Time, (i) Newco shall waive, or shall cause its Subsidiaries to waive, any preexisting conditions limitations or exclusions, actively at work requirements and waiting periods, except to the extent that such items would not have been satisfied or waived under an analogous Aspen Benefit Plan (in the case of Continuing Aspen Employees) or Echo Business Benefit Plan (in the case of Continuing Echo Business Employees), as applicable, as of immediately prior to the Applicable Transfer Time, and (ii) Newco shall recognize, or shall cause its Subsidiaries to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Continuing Employee (and his or her eligible dependents) prior to the Applicable Transfer Time during the plan year in which Applicable Transfer Time occurs for purposes of satisfying any comparable deductible and co-payment limitations and out-of-pocket requirements under the Newco Benefit Plans, to the extent recognized under an analogous Aspen Benefit Plan (in the case of Continuing Aspen Employees) or Echo Business Benefit Plan (in the case of Continuing Echo Business Employees), as applicable, as of immediately prior to the Applicable Transfer Time.

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(aa)
Section 8.07 of the Agreement is hereby amended by replacing “prior to the Effective Time” with “prior to the Applicable Transfer Time”.

(bb)
Section 8.08 of the Agreement is hereby amended by replacing “effective as of the Closing” with “effective as of the Applicable Transfer Time”.

(cc)
Section 8.10 of the Agreement is hereby amended by replacing “on or after the Closing” with “on or after the Applicable Transfer Time” and replacing “prior to the Closing” with “prior to the Applicable Transfer Time”.

(dd)
Section 8.15 of the Agreement is hereby amended and restated as follows:

Newco Omnibus Incentive Plan; Assumption of Agreements.  In the event that Aspen and Emerson mutually determine in good faith that Continuing Echo Business Employees will not be eligible to receive awards under the Aspen 2016 Omnibus Incentive Plan following the Closing, then, prior to the Aspen Stockholder Meeting, Newco shall approve and adopt an incentive equity plan, the principal terms of which are substantially similar to the Aspen 2016 Omnibus Incentive Plan and the final form of which (including any changes to the terms of the Aspen 2016 Omnibus Incentive Plan and the aggregate number of shares of Newco Stock to be reserved for issuance under such incentive equity plan) shall be mutually agreed to in good faith by Aspen and Emerson (the “Omnibus Incentive Plan”), and the parties shall cause such Omnibus Incentive Plan to be submitted for applicable stockholder approval.  As soon as practicable following the Closing Date, Newco shall (if such stockholder approval is obtained) file an effective registration statement on Form S-8 (or other applicable form) with respect to the Newco Stock issuable under the Omnibus Incentive Plan (to the extent applicable, as adjusted by the Aspen Equity Award Exchange Ratio), and Newco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan remain outstanding.  From and after the Effective Time, Newco shall assume and agree to perform the agreements set forth on Section 8.16 of the Aspen Disclosure Schedule, subject to the terms of such applicable agreements.

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(ee)
Section 8.16 of the Agreement is hereby amended and restated as follows:

Echo Business Employee Census. Emerson shall update Sections 1.01(c), 1.01(d) and 1.01(e) of the Emerson Disclosure Schedule at reasonable intervals before the Closing and, solely with respect to the Deferred Transfer Business Employees, the Deferred TSA Automatic Transfer Business Employees, and the Deferred TSA Non-Automatic Transfer Business Employees, before the Applicable Transfer Time (each, a “Census Update Time”)  (it being understood that the last such Census Update Time shall occur no later than five Business Days prior to the Closing Date (or, in the case of the Deferred Transfer Business Employees, the Deferred TSA Automatic Transfer Business Employees, and the Deferred TSA Non-Automatic Transfer Business Employees, the Applicable Transfer Time); provided, however, that any updates to the foregoing sections of the Emerson Disclosure Schedule at any Census Update Time (a) shall not add any individual to Section 1.01(c) of the Emerson Disclosure Schedule unless such individual (i) was primarily employed in or dedicated to the Echo Business as of the date of this Agreement or (ii) becomes primarily employed in or dedicated to the Echo Business following the date of this Agreement in the ordinary course of business consistent with past practice, (b) shall not add any individual to Section 1.01(e) or remove any individual from Section 1.01(c) of the Emerson Disclosure Schedule who is primarily employed in or dedicated to the Echo Business (other than any individual who ceases to be primarily employed in or dedicated to the Echo Business in the ordinary course of business consistent with past practice) and (c) shall not update Section 1.01(d) of the Emerson Disclosure Schedule without Aspen’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, further, that, in connection with any such updates to such sections of the Emerson Disclosure Schedule in accordance with sub-clauses (a) and (b) above, at any applicable Census Update Time, Emerson shall provide such updated schedules to Aspen for its prior review and Aspen shall have the right to provide reasonable comments on such proposed updates (which will be considered by Emerson in good faith).  Notwithstanding anything to the contrary herein, Emerson may update Sections 1.01(c), 1.01(d) and 1.01(e) of the Emerson Disclosure Schedule in order to (A) reflect the hiring or termination of individuals, subject to the restrictions set forth in Section 6.01(k)(iv), and (B) to add the Dutch Emerson Employees in accordance with Section 8.18, if applicable. For the avoidance of doubt, any individual listed on Section 1.01(e) of the Emerson Disclosure Schedule shall not constitute an Echo Business Employee.

(ff)
Section 8.19 of the Agreement is hereby amended and restated as follows:

Echo Business Employee Retention Program.

(a)
On or promptly following the Applicable Transfer Time, but in any event no later than five (5) Business Days after the Applicable Transfer Time, Newco shall implement the retention program for the Continuing Echo Business Employees set forth on Section 8.19(a) of the Emerson Disclosure Schedule (including by making all applicable grants thereunder).

(b)
On or promptly following the Effective Time, but in any event no later than five (5) Business Days after the Effective Time, Emerson shall implement the retention program set forth on Section 8.19(b) of the Emerson Disclosure Schedules for the Non-Transferring TSA Employees (including by making all applicable grants thereunder), the cost of which shall be the sole responsibility of Newco and which shall constitute Emerson Assumed Liabilities.

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(gg)
A new Section 8.20 of the Agreement is hereby added as follows:

Treatment of Liabilities for Non-Transferring TSA Employees, Deferred TSA Automatic Transfer Business Employees, and Deferred TSA Non-Automatic Transfer Business Employees. Notwithstanding anything to the contrary herein, with respect to (i) the individuals listed in Section 1.01(e) to the Emerson Disclosure Schedule (other than the first four individuals listed thereon) (and such other individuals as may be mutually agreed by the Parties) (such individuals, collectively, the “Non-Transferring TSA Employees”) (who, for the avoidance of doubt, shall not constitute Echo Business Employees), and (ii) the Deferred TSA Automatic Transfer Business Employees and the Deferred TSA Non-Automatic Transfer Business Employees, Newco shall be solely liable for, and shall reimburse Emerson or its applicable Subsidiary for, (A) the cost of any compensation and benefits (including any base salary, wages, commissions, incentive compensation, health or welfare benefits and other employee benefits) payable in respect of the period during which such Non-Transferring TSA Employees, Deferred TSA Automatic Transfer Business Employees, or Deferred TSA Non-Automatic Transfer Business Employees, as applicable, are providing services pursuant to the Transition Services Agreement, and (B) subject to Emerson’s obligations pursuant to Section 8.01 in respect of severance costs related to Deferred TSA Non-Automatic Transfer Business Employees who do not accept an offer of employment from Newco, any severance, statutory or other termination-related payments or benefits paid or provided consistent with past practice, by Emerson or its applicable Subsidiary to any such Non-Transferring TSA Employee or Deferred TSA Non-Automatic Transfer Business Employee, in each case which shall constitute Emerson Assumed Liabilities (clauses (A) and (B) collectively, the “TSA Employee Costs”).  For the avoidance of doubt, the reimbursement by Newco of the TSA Employment Costs hereunder shall be without duplication of any amounts paid by Newco to Emerson under the Transition Services Agreement.

(hh)
Section 9.01 of the Agreement is hereby amended by replacing “use reasonable its best efforts” with “use its reasonable best efforts”.

(ii)
Section 9.02 of the Agreement is hereby amended by adding “or the Deferred Closings,” after “incurred with respect to the Pre-Closing Restructuring,”.

(jj)
The first paragraph of Section 10.01 of the Agreement is hereby amended by adding “(excluding the Deferred Closings)” after “to consummate the Transactions”.

(kk)
The first paragraph of Section 10.02 of the Agreement is hereby amended by adding “(excluding the Deferred Closings)” after “to consummate the Transactions”.

(ll)
The first paragraph of Section 10.03 of the Agreement is hereby amended by adding “(excluding the Deferred Closings)” after “to consummate the Transactions”.

(mm)
Section 10.03(d) of the Agreement is hereby amended by changing “Section 7.05” to “Section 7.05(a)”.

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(nn)
Section 12.02 of the Agreement is hereby amended by deleting “and” at the end of subsection (a), adding “; and” at the end of subsection (b), and adding the following new subsection (c):

any Liability to the extent resulting from or arising in connection with (i) the legal ownership and operation of each Deferred Business from and after the Effective Time by Emerson or its Affiliates or (ii) the employment, or termination of employment, of each Deferred Transfer Business Employee from and after the Effective Time, in each case in the manner required by Section 7.05(e) (including any Liabilities related to (x) any compensation or benefits (including any base salary, wages, commissions, incentive compensation, health or welfare benefits or other employee benefits, severance or other termination-related payments or benefits) in respect of any Deferred Transfer Business Employee or (y) the employment or termination of employment of any Deferred Transfer Business Employee); provided that this Section 12.02(c) does not apply to any Liability as a result of or related to gross negligence or willful misconduct on the part of Emerson or its Affiliates. For the avoidance of doubt, this Section 12.02(c) shall not limit the generality of Newco’s assumption of Emerson Assumed Liabilities.

(oo)
Section 13.02 of the Agreement is hereby amended and restated as follows:

Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) the representations and warranties set forth in  Section 3.11, Section 4.09, Section 4.13(d)(i) and Section 4.13(d)(iii), which shall survive the Closing until the date that is eighteen months after the Closing Date, (b) and the representations and warranties set forth in Section 4.13(d)(ii) and Section 4.13(d)(iv), which shall survive the Closing, with respect to each Deferred Business, until the date that is eighteen months after the applicable Deferred Closing Date and (c) such covenants or agreements that by their terms are to be performed (in whole or in part) after the Effective Time, which shall survive the Closing until fully performed in accordance with their terms. For clarity, covenants and agreements under Section 12.01(a) and 12.02 shall survive indefinitely. Any claim for indemnification under Article 12 asserted in writing prior to the expiration of any such survival period as provided in this Section 13.02 shall have been timely made for purposes of this Section 13.02 such that the representation, warranty, covenant, agreement or obligation that is the subject of such claim, to the extent of such claim only, shall survive until such claim has been fully and finally resolved in accordance with the terms of this Agreement.

Section 3.  Amendment to the Emerson Disclosure Schedule.

(a)
The content of Annex 1.01(c)(i) to the Emerson Disclosure Schedule is hereby amended and replaced in its entirety with the content of Schedule 1 hereto.

(b)
The content of Section 1.01(e) of the Emerson Disclosure Schedules is hereby amended and replaced in its entirety with the content of Schedule 2 hereto.

(c)
The Emerson Disclosure Schedules are amended hereby by adding a new Section 1.01(m) thereof which shall have the text as set forth on Schedule 3 hereto.

(d)
The Emerson Disclosure Schedules are amended hereby by adding a new Section 4.14(d) thereof which shall have the text as set forth on Schedule 4 hereto.

(e)
Section 6.05 of the Emerson Disclosure Schedules is hereby amended by adding new Items 3 and 4 which shall have the text as set forth on Schedule 5 hereto.

(f)
The Emerson Disclosure Schedules are amended hereby by adding a new Section 7.05 thereof which shall have the text as set forth on Schedule 6 hereto.

(g)
The content of Annex 4.14(a)-1 to the Emerson Disclosure Schedules is hereby amended and replaced in its entirety with the content of Schedule 7 hereto.

(h)
The content of Annex 4.14(a)-2 to the Emerson Disclosure Schedules is hereby amended and replaced in its entirety with the content of Schedule 8 hereto.

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(i)
The Emerson Disclosure Schedules are hereby amended by renaming Section 8.19 of the Emerson Disclosure Schedules as Section 8.19(a) of the Emerson Disclosure Schedules.

(j)
The Emerson Disclosure Schedules are hereby amended by adding a new Section 8.19(b) thereof which shall have the text as set forth on Schedule 9 hereto.

Section 4.  Amendment to Exhibits. Each of Exhibit B (Form of Stockholders Agreement), Exhibit C (Form of Tax Matters Agreement), Exhibit D (Form of Transition Services Agreement) and Exhibit I (Pre-Closing Restructuring Plan) is hereby amended and replaced in its entirety with the content of Exhibit B-1, Exhibit C-1, Exhibit D-1 and Exhibit I-1, respectively, hereto.

Section 5.  Conforming Section References.  All references and cross-references in the Agreement shall be revised as necessary to be consistent with the revisions to the Agreement set forth in this Amendment.

Section 6.  Effect of Amendment.  From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement (or any schedule thereof) shall be deemed a reference to the Agreement (and such schedule) as amended hereby.  The Parties agree that all references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date.   Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented.  The Agreement shall remain in full force and effect in accordance with its terms.

Section 7.  Other Provisions.  This Amendment hereby incorporates the provisions of Sections 1.02 (Other Definitional and Interpretive Provisions), 13.03 (Amendments and Waivers), 13.05 (Disclosure Schedules), 13.06 (Binding Effect; Benefit; Assignment), 13.07 (Governing Law), 13.08 (Jurisdiction), 13.09 (Counterparts; Effectiveness); 13.10 (Entire Agreement), 13.11 (Severability) and 13.12 (Specific Performance) of the Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]
23

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ASPEN TECHNOLOGY, INC.

By:	/s/ Antonio J. Pietri
	Name:	Antonio J. Pietri
	Title:	President and Chief Executive Officer

EMERSON ELECTRIC CO.

By:	/s/ Vincent M. Servello
	Name:	Vincent M. Servello
	Title:	Vice President

EMR WORLDWIDE INC.

By:	/s/ Vincent M. Servello
	Name:	Vincent M. Servello
	Title:	Vice President

EMERSUB CX, INC.

By:	/s/ Vincent M. Servello
	Name:	Vincent M. Servello
	Title:	Vice President

EMERSUB CXI, INC.

By:	/s/ Vincent M. Servello
	Name:	Vincent M. Servello
	Title:	Vice President

[Signature Page to Amendment No. 2 to the Transaction Agreement and Plan of Merger]

Exhibit B-1

[Form of Stockholders Agreement]

EXHIBIT B-1
FORM OF STOCKHOLDERS AGREEMENT

dated as of

[•]

among

ASPEN TECHNOLOGY, INC.,

EMERSON ELECTRIC CO.

and

EMR WORLDWIDE INC.

SCHEDULE 4.5(B) RELATED PARTY TRANSACTIONS POLICY
SCHEDULE 4.5(C) PRE-AGREED PROCEDURES
SCHEDULE 7.10(A)
SCHEDULE 7.10(E)

STOCKHOLDERS AGREEMENT
STOCKHOLDERS AGREEMENT, dated [•] (this “Agreement”), among Emerson Electric Co., a Missouri corporation (“Emerson Parent”), EMR Worldwide Inc., a Delaware corporation and wholly owned subsidiary of Emerson Parent (“Emerson”), and Aspen Technology, Inc., a Delaware corporation (formerly known as Emersub CX, Inc.) (the “Company”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 10, 2021, and amended as of March [•], 2022 and [•], 2022, among Emerson Parent, Aspen Technology, Inc., a Delaware corporation (“Old Aspen Tech”), the Company, Emersub CXI, Inc., a Delaware corporation, and Emerson (as further amended from time to time, the “Transaction Agreement”), Emerson Parent and Old Aspen Tech combined the Echo Business (as defined in the Transaction Agreement) with Old Aspen Tech and effected the Transactions (as defined herein);
WHEREAS, pursuant to the Transactions, Emerson holds Company Common Stock (as defined herein); and
WHEREAS, Emerson Parent, Emerson and the Company desire to enter into this Agreement in order to (i) set forth certain of their rights, duties and obligations as a result of the Transactions, (ii) provide for the governance of the Company and (iii) set forth rights and restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Action” means any action, claim, suit, or proceeding, in each case by or before any arbitrator or Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person; provided that no then-member of the Emerson Group shall be deemed to be an Affiliate of any then-member of the Company Group for purposes of this Agreement and no then-member of the Company Group shall be deemed to be an Affiliate of any then-member of the Emerson Group for purposes of this Agreement.
“Applicable Law” means, with respect to any Person, any U.S., non-U.S. or transnational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement (including any stock exchange listing requirements) enacted, adopted, promulgated or applied by a Governmental Authority, that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i). The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Closing” has the meaning ascribed thereto in the Transaction Agreement.
“Common Equivalents” means (i) with respect to Company Common Stock, shares of Company Common Stock, (ii) with respect to any securities that are convertible into or exchangeable for Company Common Stock, the shares of Company Common Stock issuable in respect of the conversion or exchange of such securities into

Company Common Stock, (iii) with respect to any options, warrants or other rights to acquire Company Common Stock, the shares of Company Common Stock issuable thereunder and (iv) with respect to any shares of Company Common Stock subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions, such shares of Company Common Stock.
“Company Board” means the board of directors of the Company.
“Company Business” means the business of developing, marketing and selling industrial software; provided that the Company Business expressly excludes the businesses set forth in clauses (ii) and (iii) of the definition of the Emerson Permitted Business.
“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
“Company Covered Employees” means any Continuing Aspen Employees (as defined in the Transaction Agreement) or any Continuing Echo Business Employees (as defined in the Transaction Agreement).
“Company Group” means the Company and, as of the relevant time for which the determination of Company Group is being made, each Subsidiary of the Company.
“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) (A) is not an executive officer or employee of any Emerson Group member and (B) would not be a director described under Clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules in relation to Emerson Parent assuming Emerson Parent were the “Company” thereunder.
“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other capital stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Company Common Stock or any other capital or preferred stock issued by the Company.
“Emerson Annual Statements” means the audited annual financial statements and annual reports to shareholders of any Emerson Group member.
“Emerson Contributed Subsidiaries” has the meaning ascribed thereto in the Transaction Agreement.
“Emerson Covered Employees” means any individual employed by Emerson Parent or any of its Subsidiaries (x) in Emerson’s Automation Solutions business or (y) who assists in the provision of any Service (as defined in the Transition Services Agreement) under the Transition Services Agreement.
“Emerson Director” means a member of the Company Board who is an Emerson Designee.
“Emerson Group” means, at any given time, Emerson Parent and each Person (other than any then-member of the Company Group) that is then a Subsidiary of Emerson Parent.
“Emerson Fully-Diluted Ownership Percentage” means, as of any time, the percentage of the then-outstanding Company Common Stock (as determined on a Common Equivalents basis) beneficially owned by the members of the Emerson Group as of such time, calculated on a Fully-Diluted basis.
“Emerson Ownership Percentage” means, as of any time, the percentage of the then-outstanding Company Common Stock beneficially owned by the members of the Emerson Group as of such time.
“Emerson Permitted Business” means (i) any and all of the business activities contemplated under the Intercompany Commercial Agreements, including acting as an agent or reseller of the Company’s products or services, and the Transition Services Agreement (as defined in the Transaction Agreement), (ii) the business of developing, marketing and selling control or hardware-connected technology software products, including software and technology intended for control engineering tools, device level applications, alarm management, distributed control systems (“DCS”), historian, subsystem interfaces, operator environments, human machine interface engineering and runtime, reporting and trending, IO controllers, programmable logic controllers (PLC), SCADA (non-power), protection and prediction systems, embedded advanced control, embedded batch, AMS machinery management, control system diagnostics and system health monitoring, tank management solutions, sensor-based corrosion and erosion solutions, DCS or skid-based blending & transfer solutions, custody transfer solutions, valves diagnostic solutions, connected solution – instruments and Plantweb Insight and (iii) the Emerson Retained Businesses and any natural enhancements or extensions thereof (including by further investments therein).
“Emerson Retained Businesses” means Emerson’s and its Subsidiaries’ software businesses as of immediately after the Closing, including DeltaV, Ovation, ESI, Geofields, Syncade, Zedi, Progea, Bio-G, Fluxa, AMS Device Manager, Mimic, AgileOps, Inmation, PlantWeb Optics, and KNet.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“First Trigger” means the members of the Emerson Group ceasing to beneficially own more than fifty percent (50%) of the outstanding Company Common Stock.
“First Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the First Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the First Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the First Trigger; provided that if on such first date members of the Emerson Group beneficially own more than fifty percent (50%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than forty-five percent (45%) of the outstanding Company Common Stock), the First Trigger and the First Trigger Date shall be deemed to not have occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than forty-five percent (45%) of the outstanding Company Common Stock, the First Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.
“Fourth Trigger Date” means the date on which members of the Emerson Group cease to beneficially own at least ten percent (10%) of the outstanding Company Common Stock.
“Fully-Diluted” means, without duplication, all outstanding shares of Company Common Stock, all shares of Company Common Stock issuable in respect of all outstanding securities convertible into or exchangeable for Company Common Stock, all shares of Company Common Stock issuable in respect of all outstanding options, warrants or other rights to acquire Company Common Stock (regardless of whether the issuance is subject to vesting or other restrictions) and all outstanding shares of Company Common Stock that are subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions (regardless of whether the restrictions are still in force).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, self-regulatory or administrative authority, organization, department, court, agency or official, including any political subdivision thereof.
“Group” means the Emerson Group or the Company Group, as the context requires.
“Independent Director” means a director of the Company who is independent under Nasdaq listing rules; provided that it is understood and agreed that the fact that an individual is an employee, officer or director of a member of the Emerson Group with the Emerson Group may not be the sole basis for the Company Board to determine that such person has a relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director under Nasdaq listing rules.
“Intercompany Commercial Agreements” means any and all Contracts (as defined in the Transaction Agreement) between any member of the Company Group, on the one hand, and any member of the Emerson Group, on the other hand, for the provision or receipt of goods, products or services (including software), in each case, as amended, modified or supplemented from time to time. Intercompany Commercial Agreements shall include the Commercial Agreement (as defined in the Transaction Agreement) as it may be amended from time to time but shall exclude this Agreement and the other Transaction Documents.

“Nasdaq” means The NASDAQ Stock Market LLC, or any successor thereto, or, any other stock exchange or quotation system on which the Company Common Stock is traded.
“Parties” means Emerson Parent, Emerson and the Company.
“Percentage Maintenance Share” means, with respect to any transaction in which Company Securities are issued or proposed to be issued or sold (the “Percentage Maintenance Issued Shares”), a number of other shares of Company Common Stock or other Company Securities, as applicable (which, for the avoidance of doubt, are not the Percentage Maintenance Issued Shares), such that, after taking into account the total number of outstanding shares of Company Common Stock (on a Common Equivalents and Fully-Diluted basis) immediately after giving effect to such issuance or sale (including the number of shares of Company Common Stock or such other Company Securities acquired by Emerson assuming it exercised its right to buy its full Percentage Maintenance Share with respect to such transaction), the Emerson Fully-Diluted Ownership Percentage would be, assuming Emerson acquired such number of Company Securities, equal to the Emerson Fully-Diluted Ownership Percentage immediately prior to such issuance or sale.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pro Rata Portion” means, with respect to any Company Securities issued or proposed to be issued or sold in connection with any transaction (the “Pro Rata Issued Shares”), the number of such Pro Rata Issued Shares (calculated on a Common Equivalents and Fully-Diluted basis) such that, after taking into account the total number of outstanding shares of Company Common Stock (on a Common Equivalents and Fully-Diluted basis) immediately after giving effect to such issuance or sale, the Emerson Fully-Diluted Ownership Percentage would be, assuming Emerson acquired such number of Company Securities, equal to the Emerson Fully-Diluted Ownership Percentage immediately prior to such issuance or sale.
“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any member of the Emerson Group, or, solely in their capacity as such, any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the Emerson Group, on the other hand.
“Representatives” means, with respect to any Person (other than an individual), such Person’s directors, officers, employees and other agents and representatives (including legal counsel and outside advisors).
“RPT Committee” means an ad-hoc committee formed by the Company Board from time to time consisting of at least two (2) directors of the Company, provided that all members of an RPT Committee must be Company Independent Directors who are designated by a majority of the Independent Directors.
“SEC” means the Securities and Exchange Commission.
“Second Trigger” means the members of the Emerson Group ceasing to beneficially own more than forty percent (40%) of the outstanding Company Common Stock.
“Second Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the Second Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Second Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger; provided that if on such first date members of the Emerson Group beneficially own more than forty percent (40%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than thirty-five percent (35%) of the outstanding Company Common Stock), the Second Trigger and the Second Trigger Date shall be deemed to not have occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than thirty-five percent (35%) of the outstanding Company Common Stock, the Second Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.
“sole discretion” means being entitled to consider only such interests and factors as the Person making such determination desires, including solely its own interests, without having any duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any other Person.

“Subsidiary” means, with respect to any Person, (i) any entity (A) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person or (B) of which a majority of the equity interests are directly or indirectly owned by such Person or (ii) in the case of a partnership, of which such Person is the general partner; provided that, for purposes of this Agreement no member of the Company Group shall be a Subsidiary of Emerson Parent or Emerson.
“Third Trigger” means the members of the Emerson Group ceasing to beneficially own at least twenty percent (20%) of the outstanding Company Common Stock.
“Third Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the Third Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Third Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger; provided that if on such first date members of the Emerson Group beneficially own at least twenty percent (20%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than seventeen and a half percent (17.5%) of the outstanding Company Common Stock), the Third Trigger and the Third Trigger Date shall be deemed to have not occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than seventeen and a half percent (17.5%) of the outstanding Company Common Stock, the Third Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.
“Transaction Documents” means, collectively, this Agreement, the Transaction Agreement and the other Ancillary Agreements (as defined in the Transaction Agreement).
“Transactions” has the meaning ascribed thereto in the Transaction Agreement.
“Transfer” means to sell, transfer, assign or otherwise dispose of any Company Common Stock, including by means of a hedge, swap or other derivative, and excluding, for the avoidance of doubt, (i) any sale, transfer, assignment or other transaction involving any equity interests of Emerson or any of its Affiliates, or any sale of or merger or consolidation involving Emerson or any of its Affiliates, (ii) subject to Section 3.4, the provision of a proxy in connection with any annual or special meeting of the stockholders of the Company and (iii) the tender of Company Common Stock in any tender or exchange offer that is approved by the Company Board prior to the consummation thereof. “Transferred” and “Transferring” shall have correlative meanings.
“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person, except for any de minimis ownership by another Person to the extent required by non-U.S. rules under Applicable Law.
Section 1.2. Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.
Term	Section
Agreement	Preamble
Audit Committee	3.2(e)
Company	Preamble
Company Auditors	5.3(d)(ii)
Company Confidential Information	4.1(a)
Company Public Documents	5.3(b)
Compensation Committee	3.1
Compliance Audit	5.3(g)
Compliance Program	5.3(g)
Disclosure Committee	5.3(f)
Dispute	6.1(a)
Emerson	Preamble
Emerson Auditors	5.3(d)(ii)

Term	Section
Emerson Confidential Information	4.1(b)
Emerson Designee	3.2(a)
Emerson Law Firms	7.10(a)
Emerson Parent	Preamble
Emerson Public Filings	5.2
Election Period	4.3(c)
Initial Notice	6.2
Issuance Notice	4.3(b)
Lead Independent Director	3.2(i)
Lockup Period	4.2(a)
M&A Committee	3.3(a)
Nominating & Governance Committee	3.2(e)
Non-Emerson Designee	3.2(e)
Non-Emerson Director	3.2(e)
Non-Privileged Deal Communications	7.10(c)
Old Aspen Tech	Preamble
Old Aspen Tech Board	3.1(i)
Old Aspen Tech Chair	3.1(i)
Other Committees	3.3(d)(i)
Other Stockholders	4.2(c)
Percentage Maintenance Share	4.3(b)
Pre-Agreed Procedures	4.5(c)(i)
Pre-Closing Related Party Transactions	4.5(a)
Privilege	5.5
Privileged Communications	7.10(a)
Privileged Deal Communications	7.10(b)
Proposed Purchase Price	4.3(b)(ii)
Related Party Transactions Policy	4.5(b)
Representatives	4.1(a)
Response	6.2
Significant Subsidiary	3.6(a)(i)
Standstill Period	4.2(b)(i)
Transaction Agreement	Preamble
ARTICLE II
TERM
Section 2.1. Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically (a) on the Fourth Trigger Date or (b) in the event that the Emerson Group beneficially owns 100% of the outstanding Company Securities (other than prong (iv) of the definition thereof). Notwithstanding the foregoing, the provisions of Section 4.1, Section 4.9, Section 5.4, Section 5.5, Article VI and Article VII, and the definitions contained herein that are used therein, shall survive the termination of this Agreement.
ARTICLE III
CORPORATE GOVERNANCE MATTERS
Section 3.1. Initial Board Composition. Effective as of the Closing, the Company Board shall initially consist of nine (9) members comprised of (i) five directors designated by Emerson as follows: (A) Jill D. Smith (the “Old Aspen Tech Chair”), the chair of the Old Aspen Tech board of directors (the “Old Aspen Tech Board”) as of the date of the Transaction Agreement, who shall be the initial chair of the Company Board, (B) one director designated by Emerson, and (C) three (3) directors designated by Emerson after consultation with the Old Aspen Tech Chair (it being understood that, as of the date of the Transaction Agreement, it was Emerson’s expectation that the persons in this clause (C) would be (x) members of the Old Aspen Tech Board or

(y) Independent Directors) (for the avoidance of doubt, the persons in this clause (i) are Emerson Designees), (ii) the Chief Executive Officer of Old Aspen Tech immediately prior to the Closing, and (iii) three (3) directors that are Independent Directors designated by Old Aspen Tech, and reasonably acceptable to Emerson, which directors shall have been designated by Old Aspen Tech prior to the designation of any director (other than the Old Aspen Tech Chair) by Emerson pursuant to this Section 3.1. Effective as of the Closing, the initial chair of the Compensation Committee of the Company Board (the “Compensation Committee”) shall be designated by Old Aspen Tech.
Section 3.2. Subsequent Board Composition.
(a) From and after the date hereof, the Company shall take all action to cause the Company Board, at any time (including if the size of the Company Board is increased or decreased), to be comprised of: (i) prior to the Third Trigger Date, a number of persons designated by Emerson (each person so designated by Emerson, an “Emerson Designee”) equal to the Emerson Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of directors of the Company Board at such time (including as constituted immediately following any increase in size of the Company Board to comply with this Section 3.2), rounded up to the nearest whole person (but in no event less than a majority of the members on the Company Board until the Second Trigger Date) and (ii) following the Third Trigger Date, one Emerson Designee.
(b) The Company shall cause each Emerson Designee to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Emerson Designee, including soliciting proxies in favor of the election of such persons.
(c) In the event that any Emerson Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute Emerson Designee.
(d) The Company hereby agrees to take, at any time and from time to time, all actions necessary to facilitate the removal and replacement of any Emerson Director upon the written request of Emerson.
(e) From and after the date hereof, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not an Emerson Director (each such person, a “Non-Emerson Director”), the Nominating & Governance Committee of the Company Board (the “Nominating & Governance Committee”) shall have the sole right to fill such vacancy or designate a person for nomination for election to the Company Board to fill such vacancy (such person, a “Non-Emerson Designee”) in accordance with Applicable Law; provided that, until the Third Trigger Date, (i) the then-current Chief Executive Officer of the Company shall be included for nomination at any annual or special meeting of the Company at which directors are elected and (ii) each Non-Emerson Designee (other than the then-current Chief Executive Officer of the Company) shall be a Company Independent Director and shall meet all other requirements under Applicable Law for membership on the Audit Committee of the Company Board (the “Audit Committee”) and one of which such Non-Emerson Designees shall also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K. For the avoidance of doubt, the Company Board shall at all times include at least three Company Independent Directors.
(f) For so long as the Emerson Ownership Percentage is greater than fifty percent (50%), to the extent permitted by Applicable Law, if so requested by Emerson, the Company shall avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of Nasdaq (in whole or in part, as requested by Emerson).
(g) Subject to Applicable Law, each Emerson Director shall keep confidential any information about the Company and its Affiliates he or she receives as a result of being a director of the Company Board, provided such Emerson Director is permitted to disclose to the Emerson Group, Representatives of the Emerson Group and such Emerson Director’s advisors information about the Company and its Affiliates that he or she receives as a result of being a director. Notwithstanding any duty otherwise existing under Applicable Law or in equity, to the fullest extent permitted by Applicable Law, no Emerson Director shall have any duty to disclose to the Company or the Company Board or any committee of the Company Board

(or subcommittee thereof) confidential information of Emerson or any Affiliates of Emerson in such Emerson Director’s possession even if it is material and relevant information to the Company, the Company Board or any committee of the Company Board (or subcommittee thereof) and, in any case, such Emerson Director shall not be liable to the Company, any of its stockholders or any other Person for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a director by reason of such lack of disclosure of such confidential information.
(h) Until the Second Trigger Date, (i) Emerson shall have the right to nominate a member of the Company Board as the chair of the Company Board and the Company shall cause the Company Board to take all actions necessary to cause such person to become the chair of the Company Board, and (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to remove and replace the chair of the Company Board with another member of the Company Board upon the written request of Emerson.
(i) Until the Second Trigger Date, if at any time the chair of the Company Board is not an Independent Director, to the extent the Company Board designates a director to be the “lead independent director” (the “Lead Independent Director”) (i) Emerson shall have the right to nominate a member of the Company Board who is an Independent Director to be the Lead Independent Director and the Company shall cause the Company Board to take all actions necessary to cause such person to become the Lead Independent Director, and (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to remove and replace the Lead Independent Director with another member of the Company Board who is an Independent Director upon the written request of Emerson.
(j) For the avoidance of doubt, Emerson shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company in accordance with Section 7.3.
Section 3.3. Committees of the Company Board.
(a) The Company Board shall have the following committees: an Audit Committee, a Nominating & Governance Committee, the Compensation Committee, until the Third Trigger Date an M&A Committee of the Company Board (the “M&A Committee”), and such other committees as determined by the Company Board. All references to committees in this Section 3.3 shall include any subcommittees of such committees. Until the Third Trigger Date, Emerson shall have the right to review and approve the charter for each committee and subcommittee of the Company Board (other than any RPT Committee).
(b) Audit Committee. The Company shall cause the Audit Committee to consist solely of three (3) directors, all of whom shall (i) be Company Independent Directors and (ii) meet all other requirements of Applicable Law and the Nasdaq listing rules for membership on the Audit Committee. Until the Third Trigger Date, Emerson shall be entitled to designate one non-voting observer who is entitled to attend meetings of the Audit Committee (which non-voting observer need not be a member of the Company Board).
(c) M&A Committee. The M&A Committee shall be an advisory committee that will consist of up to four (4) directors. Until the Third Trigger Date, Emerson shall be entitled to appoint one member of the M&A Committee and designate one non-voting observer who is entitled to attend meetings of the M&A Committee (which non-voting observer need not be a member of the Company Board). The M&A Committee shall, among other things, (i) review the Company’s strategy regarding mergers, acquisitions, investments and dispositions with management periodically and (ii) review all proposed mergers, acquisitions, investments or dispositions of assets or businesses (it being understood that (x) ordinary course capital expenditures which are otherwise unrelated to any acquisition or disposition of a business shall not be within the purview of the M&A Committee and (y) the charter for the M&A Committee shall permit the M&A Committee to establish materiality thresholds for transactions as to which the M&A Committee will not review, which thresholds shall be approved by Emerson).
(d) Other Committee Composition. Until the Third Trigger Date, (i) the Company shall take all action to cause the number of Emerson Directors on all committees and subcommittees of the Company Board other than the Audit Committee, M&A Committee and any RPT Committee (such committees and subcommittees, the “Other Committees”) at any time (including if the size of such Other Committee is increased or decreased, to the extent permitted hereunder) to be equal to the Emerson Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of members of such Other Committee at such time (including as constituted immediately following any increase of such committee or subcommittee to comply with this Section 3.3 to the extent permitted hereunder), rounded up to the nearest whole person, (ii) Emerson shall have the right to designate which Emerson Director(s) will serve on each Other Committee and (iii) Emerson shall have the right to designate the chair of each Other Committee; provided that (A) until the Second Trigger Date, in no event shall the number of Emerson Directors on any Other Committee be less than a majority of the members of such Other Committee, and (B) following the Second Trigger Date, (1) the number of Emerson Directors on each Other Committee calculated pursuant to the foregoing shall be rounded down to the nearest whole person, but in no event be less than one member and (2) if (x) Emerson Transfers in any transaction or series of related transactions five percent (5%) or more of the Company Common Stock outstanding at such time (other than to an Emerson Affiliate) or (y) at any time, none of the Emerson Directors is an officer or employee of any member of the Emerson Group, then this Section 3.3(d) shall be of no further force and effect.
Section 3.4. Emerson Agreement to Vote. Emerson Parent shall, and shall cause each member of the Emerson Group to, (a) cause their respective Company Common Stock to be present for quorum purposes at any Company stockholder meeting, and (b) vote in favor of all Non-Emerson Designees nominated in accordance with this Agreement.
Section 3.5. Chief Executive Officer. As of the Closing, the Chief Executive Officer of the Company shall be Antonio J. Pietri.
Section 3.6. Consent Rights.
(a) Until the Second Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:
(i) any merger, consolidation, reorganization, conversion or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company;
(ii) any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (other than capital expenditures) with a value in excess of $50,000,000 in any transaction or series of related transactions;
(iii) any redemption, repurchase, cancellation or other acquisition or any offer to redeem, repurchase, cancel or otherwise acquire Company Securities or any equity or equity-linked securities of any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act (a “Significant Subsidiary”), other than (A) repurchases of Company Common Stock of no more than $50,000,000 in any 12-month period and that are approved by the Company Board or (B) repurchases of equity or equity-linked securities of any Wholly Owned Subsidiary of the Company by the Company or any of its Wholly Owned Subsidiaries;
(iv) the declaration or payment of a cash or other dividend or any other distribution on the Company Securities or any equity or equity-linked securities of any Significant Subsidiary other than to the Company or one of its Wholly Owned Subsidiaries;
(v) any recapitalization, reclassification, spin-off or combination of any Company Securities or any equity or equity-linked securities of any Significant Subsidiary, other than a recapitalization, reclassification or combination of equity or equity-linked securities of a Wholly Owned Subsidiary of the Company (and solely involving Wholly Owned Subsidiaries of the Company) that remains a Wholly Owned Subsidiary of the Company after the consummation of such transaction and that does not have any adverse tax consequences to the Emerson Group;
(vi) any sale, transfer, lease, pledge, abandonment or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets or otherwise) of any assets, businesses, interests, properties, securities or

Persons in with a value in excess of $25,000,000 in any transaction or series of related transactions in any 12-month period, other than (A) sales of inventory or services or dispositions of obsolete assets in each case in the ordinary course of business or (B) to the Company or any of its Wholly Owned Subsidiaries;
(vii) without limiting any other provision of this Agreement, any incurrence, assumption, guarantee, repurchase or other creation of indebtedness for borrowed money (including through the issuance of debt securities) in an aggregate principal amount in excess of $25,000,000 on a consolidated basis in any 12-month period, excluding (A) any indebtedness in respect of a revolving debt facility in existence as of the date hereof or which has previously been approved pursuant to this Section 3.6(a)(vii) and (B) any indebtedness solely among the Company and its Wholly Owned Subsidiaries;
(viii) any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Significant Subsidiary, other than a liquidation or dissolution of any Wholly Owned Subsidiary of the Company;
(ix) any establishment, adoption, amendment or termination of any equity incentive plan or arrangement;
(x) any issuance, delivery or sale, or authorization of the issuance, delivery or sale, of Company Securities or any equity or equity-linked securities of any Subsidiary of the Company, other than (A) pursuant to equity incentive plans and arrangements previously approved pursuant to this Section 3.6 and by the Company Board, (B) to the Company or one of its Wholly Owned Subsidiaries and (C) in the case of issuance of securities by any Subsidiary of the Company located outside of the United States, de minimis issuances required by Applicable Law;
(xi) any termination of the employment of the Chief Executive Officer of the Company or any appointment of a new Chief Executive Officer of the Company;
(xii) any amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company or any Significant Subsidiary, other than any such amendment to the organizational documents of any Wholly Owned Subsidiary of the Company that does not disproportionately and adversely affect Emerson in its capacity as an indirect stockholder of such Subsidiary as compared to other indirect stockholders of such Subsidiary;
(xiii) any establishment, adoption, material amendment or termination of any disclosure controls and procedures of the Company; and
(xiv) authorize, agree or commit to do any of the foregoing.
(b) Following the Second Trigger Date until the Third Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:
(i) any merger, consolidation, reorganization, conversion or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company;
(ii) any sale, transfer, lease, pledge, abandonment or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets or otherwise) of any assets, businesses, interests, properties, securities or Persons with a value in excess of $25,000,000 in any transaction or series of related transactions in any 12-month period, other than (A) sales of inventory or services or dispositions of obsolete assets in each case in the ordinary course of business or (B) to the Company or any of its Wholly Owned Subsidiaries;
(iii) any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company;
(iv) any material amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company;

(v) any establishment, adoption, material amendment or termination of any disclosure controls and procedures of the Company; and
(vi) authorize, agree or commit to do any of the foregoing.
(c) Following the Third Trigger Date until the Fourth Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:
(i) any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company;
(ii) any amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company that disproportionately and adversely affects Emerson in its capacity as a stockholder of the Company as compared to other stockholders of the same class of securities of the Company; and
(iii) authorize, agree or commit to do any of the foregoing.
(d) The Company shall provide reasonable advance notice and reasonably detailed information of any action (including copies of any related presentations and definitive agreements) for which it seeks Emerson’s prior written consent pursuant to this Section 3.6 and shall provide all other information reasonably and promptly requested by Emerson and its Representatives in connection with any such actions; provided that, in each case, the Company shall not be required to provide any information if providing such information would (i) violate Applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in the disclosure of Trade Secrets (as defined in the Transaction Agreement); provided further that the Company shall use commercially reasonable efforts to provide such information in a way that would not violate such Applicable Law or result in such loss or disclosure. Emerson shall inform the Company in writing as to whether or not consent is granted pursuant to this Section 3.6 no later than thirty (30) days (provided that, in the case of any requested consent pursuant to Section 3.6(a)(iii), (a)(iv), (a)(xiii) and (a)(xiv) (solely as it relates to the foregoing), and Section 3.6(b)(v) and (b)(vi) (solely as it relates to the foregoing), this shall be no later than fifteen (15) days) following the date on which the Company provides Emerson with the information regarding the transaction for which Emerson’s consent is requested, and, for the avoidance of doubt, Emerson shall be deemed to have consented to such transaction if Emerson does not provide a written statement that the requested consent has been denied within such time period. Emerson Parent shall make its Chief Executive Officer reasonably available to the Company for the purpose of responding to such requests.
(e) The dollar amounts set forth in Sections 3.6(a)(ii), (a)(iii), (a)(vi) and (a)(vii) and Sections 3.6(b)(ii) shall be increased by (i) on December 31, 2025, by the percentage increase in the Consumer Price Index published by the U.S. Bureau of Labor Statistics (the “CPI”) on December 31, 2025 as compared to the CPI on December 31, 2022, (ii) on December 31, 2028, by the percentage increase in the CPI on December 31, 2028 as compared to the CPI on December 31, 2025, and (iii) every three years from December 31, 2028, mutatis mutandis.
Section 3.7. Modifications to Business Strategy.
(a) Until the First Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, without the prior written consent of Emerson, modify the business strategy, or modify or expand the scope or nature of the business or other activities, of the Company or any of its Subsidiaries beyond the Company Business (which for the purposes of this provision includes control or hardware-connected technology software products for, and software and technology intended for, historian), or authorize, agree or commit to do any of the foregoing.
(b) The Company shall provide reasonable advance notice and reasonably detailed information of any action (including copies of any related presentations and definitive agreements) for which it seeks Emerson’s prior written consent pursuant to this Section 3.7 and shall provide all other information reasonably and promptly requested by Emerson and its Representatives in connection with any such actions; provided that, in each case, the Company shall not be required to provide any information if providing such information would (i) violate Applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in the disclosure of Trade Secrets (as defined in the Transaction Agreement); provided further that the Company shall use commercially reasonable efforts to provide such information in a way that would not violate such Applicable Law or result in such loss or disclosure. Emerson shall inform the Company in writing as to whether or not consent is granted pursuant to this Section 3.7 no later than thirty (30) days following the date on which the Company provides Emerson with the information regarding the action for which Emerson’s consent is requested, and, for the avoidance of doubt, Emerson shall be deemed to have consented to such transaction if Emerson does not provide a written statement that the requested consent has been denied within such time period. Emerson Parent shall make its Chief Executive Officer reasonably available to the Company for the purpose of responding to such requests.
ARTICLE IV
OTHER AGREEMENTS
Section 4.1. Confidentiality.
(a) From the date hereof until the date that is three (3) years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, Emerson Parent shall not, shall cause the other members of the Emerson Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Company Confidential Information to any Person; provided that Company Confidential Information may be disclosed:
(i) to any other member of the Emerson Group;
(ii) to any Representative of any member of the Emerson Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Emerson Group;
(iii) to any Person to whom any member of the Emerson Group is contemplating a Transfer of Company Common Stock; provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof;
(iv) to any regulatory authority or ratings agency to which any member of the Emerson Group or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information; or
(v) if the prior approval or written consent of the Company Board (not to be unreasonably withheld, conditioned or delayed) shall have been obtained.
Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Company Confidential Information in connection with the assertion or defense of any claim by or against any member of the Emerson Group or the Company Group, any Affiliates thereof, any Non-Emerson Designee, any Non-Emerson Director, any Emerson Designee or any Emerson Director.
For purposes of this Section 4.1(a), any confidential information relating to the Company Group furnished to any member of the Emerson Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents or the Intercompany Commercial Agreements is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not include information that (i) is or becomes generally available to the public, other than as a result of a breach of this Section 4.1(a), (ii) was or became available to any member of the Emerson Group from a source other than a member of the Company Group or a Representative thereof on behalf of the Company Group or (iii) is developed independently by a member of the Emerson Group without reference to the Company Confidential Information; provided that, in the case of clause (ii), the source of such information was not known by such member of the Emerson Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information.
(b) From the date hereof until the date that is three (3) years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, the Company shall not, shall cause the other members of the

Company Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Emerson Confidential Information to any Person; provided that Emerson Confidential Information may be disclosed:
(i) to any other member of the Company Group;
(ii) to any Representative of any member of the Company Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Company Group;
(iii) to any regulatory authority or ratings agency to which any member of the Company Group or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information; or
(iv) if the prior approval or written consent of Emerson (not to be unreasonably withheld, conditioned or delayed) shall have been obtained.
Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Emerson Confidential Information in connection with the assertion or defense of any claim by or against any member of the Emerson Group or the Company Group, any Affiliates thereof, any Non-Emerson Designee or any Non-Emerson Director.
For purposes of this Section 4.1(b), any confidential information relating to the Emerson Group furnished to any member of the Company Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents or the Intercompany Commercial Agreements is hereinafter referred to as “Emerson Confidential Information.” “Emerson Confidential Information” does not include information that (i) is or becomes generally available to the public, other than as a result of a breach of this Section 4.1(b), (ii) was or became available to any member of the Company Group from a source other than a member of the Emerson Group or a Representative thereof on behalf of the Emerson Group or (iii) is developed independently by a member of the Company Group without reference to the Emerson Confidential Information; provided that, in the case of clause (ii), the source of such information was not known by such member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Emerson Group with respect to such information.
(c) If Emerson or any of its Affiliates or Representatives, on the one hand, or the Company or any of its Affiliates or Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to Applicable Law to disclose or provide any Company Confidential Information or Emerson Confidential Information, respectively, the Person receiving such request or demand or subject to such requirement, or so required by Applicable Law, shall use commercially reasonable efforts to provide the other Party with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand or subject to such requirement agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand or is subject to such requirement may thereafter disclose or provide any Company Confidential Information or Emerson Confidential Information, as the case may be, to the extent required by such Applicable Law (as so advised by counsel) or such Governmental Authority.
Section 4.2. Restrictions on Transferability and Acquisitions.
(a) Lockup. For a period of two (2) years beginning on the date hereof (the “Lockup Period”), no member of the Emerson Group shall Transfer any Company Common Stock to any Person that is not a controlled Affiliate of Emerson Parent, unless approved by an RPT Committee; provided that Section 4.2(a) shall be of no further force or effect from and after the Third Trigger Date.
(b)  Standstill.
(i) For a period of two (2) years beginning on the date hereof (the “Standstill Period”), Emerson Parent shall not, and shall cause the other members of the Emerson Group not to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, any acquisition of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any other member of the Company Group that would result in the Emerson Ownership Percentage being greater than the Emerson Ownership Percentage as of the date hereof; provided that Emerson Parent shall be permitted to make a private proposal to the Company Board that would not reasonably be expected to require the Company or any other member of the Company Group to make any public announcement or other disclosure. The foregoing shall not prohibit:
(A) Emerson Parent or any other member of the Emerson Group from acquiring Company Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company to all holders of Company Common Stock on a pro rata basis; or
(B) acquisitions by Emerson Parent or any other member of the Emerson Group of Company Common Stock (A) approved by an RPT Committee, (B) pursuant to the exercise of the preemptive rights set forth in Section 4.3 or the percentage maintenance rights set forth in Section 4.4, (C) pursuant to the Pre-Agreed Procedures or (D) of no more than five (5%) of the outstanding Company Common Stock in the aggregate (as measured as of the date hereof) during the Standstill Period in the open market.
(c)  Buyout Transaction. Until the Second Trigger Date, any proposal by any member of the Emerson Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by stockholders other than the Emerson Group (the “Other Stockholders”) must either be (as elected by Emerson in its sole discretion) (i) subject to review, evaluation and prior written approval of an RPT Committee, or (ii) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition).
(d) Competitors. Following the Second Trigger Date, Emerson Parent shall not, and shall cause the other members of the Emerson Group not to, Transfer, in a single transaction or in a series of transactions, more than ten percent (10%) of the then-outstanding Company Common Stock to any Person who is engaged in any business that engages in the Company Business (other than a member of the Company Group or a member of the Emerson Group), unless approved by an RPT Committee.
(e) Company Obligations. The Company shall not adopt any stockholder rights plan, “poison pill” or similar arrangement, or adopt any anti-takeover provisions under its organizational documents, that would trigger any right, obligation or event as a result of any Transfer of Company Common Stock by any member of the Emerson Group.
Section 4.3. Preemptive Rights.
(a) To the extent permitted under Nasdaq rules, the Company hereby grants to Emerson the right until the Second Trigger Date to purchase up to its Pro Rata Portion of any Company Securities that the Company may from time to time propose to issue or sell to any Person; provided that, without limiting the Pre-Agreed Procedures, in the case Company Securities are proposed to be issued (in whole or in part) as consideration in any merger, consolidation, reorganization, conversion, joint venture or any other business combination, or any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (any such transaction, an “M&A Transaction”), Emerson shall only be entitled to purchase a number of such Company Securities up to its Percentage Maintenance Share.
(b) Without limiting Emerson’s rights pursuant to Section 3.6, the Company shall give written notice to Emerson (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) within five (5) Business Days following any meeting of the Company Board or any committee of the Company Board (or subcommittee thereof) at which any such issuance or sale is approved or, if the approval of the Company Board or any committee of the Company Board (or subcommittee thereof) is not required in connection with such issuance or sale, no less than thirty (30) days prior to the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance or sale, including:
(i) the number and class of the Company Securities to be issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale would represent;
(ii) the proposed issuance or sale date, which shall be at least thirty (30) days from the date of receipt by Emerson of the Issuance Notice; and
(iii) (x) in the case of an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash, the proposed purchase price in cash per Company Security and (y) in all other cases (including a public offering of Company Securities), the Company’s calculation of the purchase price based on the Pre-Agreed Procedures (such proposed purchase price in clause (x) or (y), the “Proposed Purchase Price”).
(c) For a period of thirty (30) days (such period, as it may be extended pursuant to the proviso of this sentence, the “Election Period”) following the receipt by Emerson of an Issuance Notice, Emerson shall have the right to elect irrevocably to purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at the Proposed Purchase Price by delivering a written notice to the Company; provided that, following receipt of an Issuance Notice, Emerson may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Emerson shall purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at such other Proposed Purchase Price and (ii) the Election Period shall be tolled for so long as Emerson and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Emerson and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Election Period, Emerson shall not have delivered such notice to the Company, Emerson shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of the Company Securities referred to in the Issuance Notice. The closing of any purchase by Emerson shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided that the closing of any purchase by Emerson may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to (x) obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain any such approval(s); provided that the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Section 4.3 in full and as if all remaining shares described in the Issuance Notice shall have been issued or sold, until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise such rights.
(d) Upon the expiration of the Election Period, the Company shall be free to sell such Company Securities referenced in the Issuance Notice that Emerson has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to Emerson in the Issuance Notice delivered in accordance with Section 4.3(b); provided that if such sale is not consummated within thirty (30) days of the expiration of the Election Period, then any further issuance or sale of such Company Securities shall again be subject to this Section 4.3.
(e) For the avoidance of doubt, the provisions of this Section 4.3 shall terminate on the Second Trigger Date. Notwithstanding anything to the contrary in this Agreement, this Section 4.3 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-Agreed Procedures) which shall be subject to the terms and conditions of the Pre-Agreed Procedures.

(f) In all cases where Emerson has the right to purchase Company Securities up to its Percentage Maintenance Share pursuant to this Agreement (including Schedule 4.5(c)), following the issuance or sale of the applicable Company Securities that triggers such Percentage Maintenance Share, the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times be calculated as if Emerson shall have exercised such right in full and as if any Company Securities not yet issued or sold to the third party shall have been issued or sold, until the earlier of (i) the termination of the period for Emerson to elect to exercise such right if Emerson shall not have elected to exercise such right and (ii) the consummation of Emerson’s exercise of such right, at which time the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall be calculated in accordance with the definitions thereof.
Section 4.4. Percentage Maintenance Share.
(a) Following the Second Trigger Date, to the extent permitted under Nasdaq rules, with respect to any Company Securities that the Company may from time to time issue or sell to any Person, the Company hereby grants to Emerson the right to purchase Company Securities up to its Percentage Maintenance Share in connection with such transaction.
(b) Without limiting Emerson’s rights pursuant to Section 3.6, the Company shall give written notice to Emerson (a “Maintenance Notice”) of any issuance or sale of described in Section 4.4(a) within five (5) Business Days following such issuance or sale. The Maintenance Notice shall set forth the material terms and conditions of such issuance or sale, including:
(i) the number and class of the Company Securities issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale represented;
(ii) the Percentage Maintenance Share with respect to such issuance or sale; and
(iii) the Proposed Purchase Price.
(c) For a period of 30 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Maintenance Election Period”) following the receipt by Emerson of a Maintenance Issuance Notice, Emerson shall have the right to elect irrevocably to purchase up to its Percentage Maintenance Share at the Proposed Purchase Price by delivering a written notice to the Company; provided that, following receipt of a Maintenance Issuance Notice, Emerson may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Emerson shall purchase up to its Percentage Maintenance Share at such other Proposed Purchase Price and (ii) the Maintenance Election Period shall be tolled for so long as Emerson and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Emerson and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Maintenance Election Period, Emerson shall not have delivered such notice to the Company, Emerson shall be deemed to have waived all of its rights under this Section 4.4 with respect to the purchase of the Company Securities referred to in the Maintenance Issuance Notice. The closing of any purchase by Emerson shall be consummated promptly following Emerson’s delivery of such notice; provided that the closing of any purchase by Emerson may be extended to the extent necessary to (x) obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain any such approval(s); provided that the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Section 4.4 in full and as if any Company Securities not yet issued or sold to the third party described in the Maintenance Notice shall have been issued or sold, until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise such rights.

(d) For the avoidance of doubt, the provisions of this Section 4.4 shall be in effect following the Second Trigger Date. Notwithstanding anything to the contrary in this Agreement, this Section 4.4 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-Agreed Procedures) which shall be subject to the terms and conditions of the Pre-Agreed Procedures.
Section 4.5. Related Party Transactions.
(a) All transactions and agreements entered into at or prior to the Closing that would have been Related Party Transactions if they were entered into after the Closing (including any proposed Related Party Transactions contemplated by the Transaction Documents) between any member of the Company Group, on the one hand, and any member of the Emerson Group, on the other hand (the “Pre-Closing Related Party Transactions”) shall not be subject to any further approval of the Company Board or any committee or subcommittee of the Company Board (including by an RPT Committee), including with respect to any implementation of the terms of the Pre-Closing Related Party Transactions (including, to the extent applicable, any negotiation of one or more long-form agreements reflecting the terms of the Commercial Agreement Term Sheet (as defined in the Transaction Agreement); provided that, any material amendments to, material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections under any Pre-Closing Related Party Transactions shall require the prior written approval of an RPT Committee, subject to and consistent with the Related Party Transactions Policy (as defined below).
(b) For so long as the Emerson Ownership Percentage is at least 20%, except as set forth in Section 4.5(c), all Related Party Transactions shall be governed by the policy set forth on Schedule 4.5(b) (as it may be amended from time to time pursuant to Section 7.7(a), the “Related Party Transactions Policy”).
(c) The Related Party Transactions Policy shall not (i) apply to any transaction pursuant to Section 4.2(c), Section 4.3 or pursuant to the policies and procedures set forth on Schedule 4.5(c) (as may be amended from time to time, the “Pre-Agreed Procedures”), (ii) apply to any Related Party Transaction that is not a Material Related Party Transaction (as defined in the Related Party Transactions Policy) or (iii) limit Emerson’s rights and the Company’s obligations with respect to Section 3.6.
(d) Emerson shall have the right, but not the obligation, to participate in the transactions set forth in the Pre-Agreed Procedures to the extent set forth therein in accordance with the policies and procedures set forth therein, and the Company shall take all action such that Emerson shall be able to so participate if it so elects to the extent set forth therein.
Section 4.6. Non-Compete.
(a) Until the First Trigger Date, Emerson Parent will not, and will not permit any of the other members of the Emerson Group to, own, manage or operate any business that engages in the Company Business anywhere in the world except:
(i) ownership by Emerson Parent or any of the other members of the Emerson Group of less than an aggregate of 10% of the total equity ownership of a Person engaged in the Company Business; and
(ii) acquisitions by Emerson Parent or any of the other members of the Emerson Group of any business or Person that is engaged in the Company Business so long as no more than 20% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) are attributable to the Company Business; provided that Emerson Parent and the other members of the Emerson Group may acquire a diversified business or Person having more than 20% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) attributable to the Company Business as long as Emerson Parent or the applicable member of the Emerson Group divest the portion attributable to the Company Business in excess of such 20% threshold within 18 months following consummation of such acquisition.

(b) Notwithstanding the foregoing, in no event will this Agreement restrict or limit Emerson Parent or any member of the Emerson Group from owning, managing or operating any business that engages in the Emerson Permitted Business anywhere in the world.
Section 4.7. No Solicitation of Employees. For a period of twelve (12) months beginning on the date hereof, each of the Company and Emerson Parent shall obtain the prior written consent of the other before such Party or any of its Affiliates, directly or indirectly, solicits the employment of, in the case of the Company, any Emerson Covered Employee and, in the case of Emerson Parent, any Company Covered Employee, or make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role), in the case of the Company, any Emerson Covered Employee and, in the case of Emerson Parent, any Company Covered Employee. This Section 4.7 shall cease to apply with respect to an Emerson Covered Employee or a Company Covered Employee, six months after the date on which their employment with, in the case of an Emerson Covered Employee, the Emerson Group and, in the case of a Company Covered Employee, the Company Group, is terminated. Nothing in this Section 4.7 shall restrict or prevent either Party or any of its Affiliates from making generalized solicitations or searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are not instructed to solicit, hire or engage in the case of the Company, Emerson Covered Employees and, in the case of Emerson Parent, Company Covered Employees.
Section 4.8. Intercompany Agreements. If the Emerson Ownership Percentage is not in excess of forty percent (40%) for a consecutive period of six (6) months or more, each of the Company (on behalf of the applicable member of the Company Group) and Emerson Parent (on behalf of the applicable member of the Emerson Group) shall have the right to terminate any Intercompany Commercial Agreement upon written notice to the other.
Section 4.9. Corporate Opportunity.
(a) General. In recognition and anticipation (i) that the Company will not be a Wholly Owned Subsidiary of Emerson and that Emerson will be a significant stockholder of the Company, (ii) that directors, officers or employees of Emerson may serve as directors or officers of the Company, (iii) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between Emerson and the Company including this Agreement (including Section 4.6), the other Transaction Documents and the Intercompany Commercial Agreements, Emerson may engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that Emerson may have an interest in the same areas of corporate opportunity as the Company, and (v) that, as a consequence of the foregoing, it is in the best interests of the Company that the respective rights and duties of the Company and of Emerson, and the duties of any directors or officers of the Company who are also directors, officers or employees of Emerson, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company, on the one hand, and Emerson, on the other hand, this Section 4.9 shall to the fullest extent permitted by Applicable Law regulate and define the conduct of certain of the business and affairs of the Company in relation to Emerson and the conduct of certain affairs of the Company as they may involve Emerson and its directors, officers or employees, and the power, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith.
(b) Certain Agreements and Transactions Permitted. The Company has entered into this Agreement, and, subject to this Agreement, may from time to time enter into and perform one or more agreements (including the Intercompany Commercial Agreements) (or modifications or supplements to pre-existing agreements) with Emerson pursuant to which the Company, on the one hand, and Emerson, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to this Section 4.9, and except as otherwise agreed in writing by the Company and Emerson, no such agreement, or the performance thereof by the Company or Emerson shall, to the fullest extent permitted by Applicable Law, be considered contrary to (i) any fiduciary duty that Emerson may owe to the Company or to any stockholder or other owner of an equity interest in the Company by reason of Emerson being a controlling or significant stockholder of the Company or participating in the control of the Company or (ii) any fiduciary duty owed by any director or officer of the Company who is also a director, officer or employee of Emerson to the Company, or to any stockholder thereof. Subject to Section 4.9(d), to the fullest extent permitted by Applicable Law, Emerson, as a stockholder of the Company, or as a participant in control of the Company, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of the Company who is also a director, officer or employee of Emerson shall have or be under any fiduciary duty to the Company to refrain from acting on behalf of the Company or of Emerson in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.
(c) Business Activities. Except as otherwise set forth herein (including Section 4.6) or otherwise agreed in writing between the Company and Emerson, and subject to Section 4.9(d), Emerson shall to the fullest extent permitted by Applicable Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or (ii) doing business with any client, customer or vendor of the Company, and (except as provided in Section 4.9(d) below) neither Emerson nor any officer, director or employee thereof shall, to the fullest extent permitted by Applicable Law, be deemed to have breached its fiduciary duties, if any, to the Company solely by reason of Emerson’s engaging in any such activity. Subject to Section 4.9(d), except as otherwise agreed in writing between the Company and Emerson, in the event that Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Emerson, Emerson shall to the fullest extent permitted by Applicable Law not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that Emerson acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Company, and the Company to the fullest extent permitted by Applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company.
(d) Corporate Opportunities. Except as otherwise agreed in writing between the Company and Emerson, in the event that a director or officer of the Company who is also a director, officer or employee of Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Emerson, such director or officer shall to the fullest extent permitted by Applicable Law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Company to the fullest extent permitted by Applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company, if such director or officer acts in a manner consistent with the following policy:
(i) such a corporate opportunity offered to any individual who is a director but not an officer or employee of the Company and who is also a director, officer or employee of Emerson shall belong to the Company only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Company and otherwise shall belong to Emerson; and
(ii) such a corporate opportunity offered to any individual who is an officer or employee of the Company and also is a director, officer or employee of Emerson shall belong to the Company unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Emerson, in which case such opportunity shall belong to Emerson.
(e) Certain Definitions. For purposes of this Section 4.9, (1) “corporate opportunities” include business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company, but for Section 4.9(c)-(d), would have an interest or a reasonable expectancy, (2) “Emerson” shall mean Emerson and each other member of the Emerson Group and (3) the “Company” shall mean the Company and each other member of the Company Group.
Section 4.10. Nasdaq. The Company Common Stock shall be listed on The NASDAQ Stock Market LLC, or any successor thereto.

ARTICLE V
FINANCIAL AND OTHER INFORMATION
Unless otherwise expressly provided herein, each of the covenants and agreements in this Article V shall terminate on the Third Trigger Date.
Section 5.1. Annual, Quarterly and Monthly Financial Information; Emerson’s Operating Reviews.
(a) The Company shall deliver to Emerson Parent such financial, tax and accounting information and materials as Emerson Parent may reasonably request, including the following:
(i) within seven (7) Business Days following each calendar month-end, a monthly reporting package including an unaudited balance sheet of the Company as of the end of such month and the related statements of earnings, comprehensive income, stockholders’ equity and cash flows, and reasonable supporting schedules and account detail for the month and year-to-date period on Emerson Parent’s year-end basis, in accordance with GAAP, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year;
(ii) no later than the third (3rd) Monday of January, April, July, and October, forecast statements of earnings, cash flow, balance sheet and stockholders’ equity, and reasonable supporting schedules and analysis for the current fiscal quarter and the next three fiscal quarters; and
(iii) No later than the fifteenth (15th) calendar day of August, a forecast for the next four fiscal quarters (Emerson Parent’s fiscal year-end basis), including statements of earnings, cash flow, balance sheet and stockholders’ equity, and supporting schedules and analysis by quarter, for the next fiscal year.
(b) On a quarter-end basis, no later than ten (10) Business Days following the end of a fiscal quarter, the Company shall deliver a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite quarterly and year-to-date periods on Emerson Parent’s fiscal year basis (as applicable), and other information reasonably required to comply with Emerson Parent’s SEC reporting requirements. The Company shall provide Emerson Parent an opportunity to meet with management of the Company to discuss such information required to be delivered by this Section 5.1 upon reasonable notice during normal business hours.
(c) No later than five (5) Business Days prior to the day the Company publicly files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to Emerson Parent the substantially final form of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, together with the form of all certifications required by Applicable Law by each of the Chief Executive Officer and Chief Financial Officer of the Company and, with respect to the Annual Report on Form 10-K, the form of opinion the Company’s independent certified public accountants expect to provide thereon.
Section 5.2. Emerson Public Filings. The Company shall cooperate, and cause its accountants to cooperate, with Emerson Parent to the extent reasonably requested by Emerson Parent in the preparation of Emerson Parent’s press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by any member of the Emerson Group with the SEC, any national securities exchange or otherwise made publicly available (collectively, “Emerson Public Filings”). The Company shall provide to Emerson Parent all information that Emerson Parent reasonably requests in connection with any such Emerson Public Filings or that is required to be disclosed therein under any Applicable Law. The Company agrees to provide such information in a timely manner, but no later than ten (10) Business Days following each quarter-end date. If and to the extent reasonably requested by Emerson Parent, the Company shall diligently and promptly review all drafts of such Emerson Public Filings and prepare in a diligent and timely fashion any portion of such Emerson Public Filing pertaining to the Company or the other members of the Company Group. Prior to any printing or public release of any Emerson Public Filing, an appropriate executive officer of the Company, shall, if requested by Emerson Parent, confirm to the best of such officer’s knowledge that the information provided by the Company relating to the Company Group in such Emerson Public Filing is accurate, true and correct in all material respects. Unless required by Applicable Law or GAAP or interpretations thereof, without the prior consent of Emerson Parent, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any Emerson Public Filing.
Section 5.3. Other Financial Reporting and Compliance Matters.
(a) Other Information. The Company shall provide to Emerson Parent such other information of the Company and the other members of the Company Group reasonably requested by Emerson, in a timely manner, in connection with its equity ownership in the Company.
(b) Public Information and SEC Reports. The Company shall timely file and consult with Emerson Parent in preparing reports, notices and proxy and information statements to be sent or made available by the Company to its security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by the Company and all registration statements and prospectuses (including all financial statements contained therein) to be filed by the Company with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”). Emerson Parent shall have the right to review and comment on any proposed Company Public Document reasonably in advance of the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest. The Company shall consider any such comments in good faith and deliver to Emerson Parent, no later than the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents (except to the extent publicly available via the SEC’s EDGAR system). The Company shall file on a date reasonably determined by Emerson Parent, (x) its Quarterly Report on Form 10-Q with the SEC and (y) its Annual Report on Form 10-K with the SEC, unless the Company is otherwise required by Applicable Law. The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any other member of the Company Group to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any other member of the Company Group. Emerson shall have the right to review and comment on, reasonably in advance, but no later than five (5) Business Days of public release or release to financial analysts or investors (1) all press releases and other statements to be made available by the Company or any other member of the Company Group to the public that relate to financial or accounting matters and (2) all reports and other information prepared by the Company or any other member of the Company Group for release to financial analysts or investors. The Company shall consider any such comments in good faith. No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Emerson Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by the Company or any of its Subsidiaries without the prior written consent of Emerson Parent (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the Emerson Group, except as may be required by Applicable Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the Emerson Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).
(c) Earnings Releases. The Company shall publicly release its financial results for each annual and quarterly period on or before the first Tuesday of the second month following the quarter end for the quarter to which such results relate.
(d) Audit.
(i) Coordination of Auditors. The Company will not change auditors without the prior written consent of Emerson Parent.
(ii) Access to Personnel and Working Papers. The Company will request the independent certified public accountants of the Company (the “Company Auditors”) to make available to the independent certified public accountants of Emerson Parent (the “Emerson Auditors”) both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time before the Company Auditors’ opinion date, so that the Emerson Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Emerson Auditors’ report on the Emerson Annual Statements, all within sufficient time to enable Emerson to meet its timetable for the printing, filing and public dissemination of the Emerson Annual Statements.
(e) Operating Review Process. Until the Second Trigger Date, upon Emerson Parent’s request, the Company’s Chief Executive Officer and all other relevant members of the Company’s senior management requested by Emerson Parent shall meet with members of Emerson Parent’s senior management at least four times a fiscal year to discuss matters relating to Emerson’s investment in the Company, including with respect to reviews of the Company’s operations, affairs, finances or results and the Company’s business plan and strategy; provided that following the Second Trigger Date and until the Third Trigger Date, (i) such meetings shall be held at least twice a fiscal year and (ii) if none of the Emerson Directors is a director, officer or employee of Emerson or any member of the Emerson Group, the Company will not be required to discuss the Company’s business plan and strategy at such meetings.
(f) Disclosure Committee. The Company shall establish a committee (the “Disclosure Committee”) consisting of members of the Company Board or management of the Company to, among other things, assist in preparing the disclosures required under Applicable Law. Emerson shall be entitled to appoint one individual as a non-voting observer to the Disclosure Committee who is entitled to attend meetings of the Disclosure Committee (which non-voting observer need not be a member of the Company Board).
(g) Compliance. Emerson Parent will be permitted to conduct internal audits on the Company Group to assess the Company Group’s internal controls over financial reporting as well as perform risk assessments on the Company Group’s controls over financial reporting processes. Such internal audits shall be conducted upon reasonable prior written notice to the Company, and any such audit shall not occur more than two (2) times during any twelve (12)-month period, unless reasonably justified. The Company will implement internal control changes as reasonably proposed by Emerson Parent, provided that following the Second Trigger Date and until the Third Trigger Date, the foregoing shall not apply and instead the Company Board shall determine if the Company will implement any internal control changes reasonably proposed by Emerson Parent. Emerson may, from time to time and at any time, request an audit (“Compliance Audit”) of the Company’s compliance programs, policies and procedures (the “Compliance Program”). Each Compliance Audit shall be conducted upon reasonable prior written notice to the Company, and any such Compliance Audit shall not occur more than two (2) times during any twelve (12)-month period, unless reasonably justified. In the event of a Compliance Audit, the Company shall (i) provide such information reasonably requested by Emerson relating to the Compliance Program, (ii) make available during normal business hours its Representatives upon Emerson’s reasonable request and (iii) implement any changes to the Compliance Program as reasonably proposed by Emerson Parent; provided that following the Second Trigger Date and until the Third Trigger Date, the foregoing Section 5.3(g)(iii) shall not apply and instead the Company Board shall determine if the Company will implement any changes reasonably proposed by Emerson Parent to the Compliance Program.
(h) Notice of Certain Events.
(i) The Company shall promptly notify Emerson Parent after the Company becomes aware (but no later than two (2) Business Days after it becomes so aware) of any ethics allegations involving violations of law, members of senior management or financial reporting issues, any material investigations (internal or external), or audit or Action regarding or involving any member of the Company Group. The Company shall keep Emerson Parent reasonably apprised of the status of each such allegation, investigation, audit or Action, consult with Emerson Parent with respect thereto and consider in good faith any comments or suggestions from Emerson Parent. In addition, Emerson Parent shall have the right to assume the defense of, and appoint legal counsel for, any such allegation, investigation, audit or Action which, if resolved adversely, could reasonably be expected (in Emerson Parent’s judgment) to result in significant reputational, injunctive or declaratory relief or financial harm to Emerson.

(ii) The Company shall notify Emerson Parent of any non-material amendment of any disclosure controls and procedures of the Company.
Section 5.4. Production of Witnesses; Records; Cooperation.
(a) Except in the case of an adversarial Action by one Party against another Party, each of Emerson and the Company shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.
(b) Without limiting the foregoing, Emerson and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions other than an adversarial Action by one Party against another Party.
(c) The obligation of Emerson and the Company to provide witnesses pursuant to this Section 5.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.4(a)).
(d) In connection with any matter contemplated by this Section 5.4, Emerson and the Company will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
Section 5.5. Privilege. The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor Emerson or any member of the Emerson Group will be required to provide any information pursuant to this Article V if the provision of such information would serve as a waiver of any Privilege afforded such information.
ARTICLE VI
DISPUTE RESOLUTION
Section 6.1. General Provisions.
(a) Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute except as set forth in Section 6.1(g) and Section 7.12.
(b) Commencing with an Initial Notice (as defined in Section 6.2), all communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.
(c) The Parties expressly waive and forego any right to trial by jury.
(d) The specific procedures set forth below, including the time limits referenced therein, may be modified by agreement of the Parties in writing.
(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The Parties will take such action, if any, required to effectuate such tolling.
(f) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such

Dispute, and each Party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined solely in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit, on the judgment or in any other manner provided by Applicable Law.
(g) To the extent a Dispute under this Agreement is not resolved pursuant to Section 6.2 herein, a Party may bring such a Dispute in court solely in accordance with Section 6.1(f) of this Agreement. For the avoidance of doubt, unless pursuant to Section 7.12, a Party may not bring a Dispute in court without first following the procedures set forth in Section 6.2.
Section 6.2. Consideration by Senior Executives. The Parties shall attempt in good faith to resolve any Dispute by negotiation at a meeting between the Chief Executive Officer of Emerson Parent, on the one hand, and the Chief Executive Officer of the Company, on the other hand. Either Party may initiate the negotiation process by providing a written notice to the other (the “Initial Notice”). Fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of the providing Party’s position and (ii) the name and title of any person that will represent that Party and of any other person who will accompany such person. Such meeting may be in person or by telephone within ten (10) Business Days of the date of the Response to seek a resolution of the Dispute.
Section 6.3. Attorneys’ Fees and Costs. Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VI.
ARTICLE VII
MISCELLANEOUS
Section 7.1. Corporate Power.
(a) Each of Emerson Parent and Emerson represents on behalf of itself and the Company represents on behalf of itself, as follows:
(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
Section 7.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 7.3. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”)) transmission, so long as a receipt of such e-mail is requested and received) and shall be given:
If to Emerson Parent or Emerson, to:

Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136
Attention	[name]
Fascimile No.:	[number]
E-mail:	[address]

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Phillip R. Mills
Marc O. Williams
Cheryl Chan
Facsimile No.:	(212) 701-5800
E-mail:	phillip.mills@davispolk.com
marc.williams@davispolk.com
cheryl.chan@davispolk.com

If to the Company, to:

Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01703
Attention:	SVP and General Counsel
Email:	legalnotices@aspentech.com

with copies to (which shall not constitute notice):

Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01703
Attention:	President and CEO
Email:	legalnotices@aspentech.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116
Attention:	Graham Robinson
Chadé Severin
Facsimile No.:	(617) 573-4822
Email:	graham.robinson@skadden.com
chade.severin@skadden.com
or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 7.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.5. Entire Agreement; No Other Representations and Warranties.
(a) This Agreement (including the annexes hereto) and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.
(b) Each Party hereby acknowledges and agrees that, except for any representations and warranties made by the other Party as set forth in Section 7.1, neither the other Party nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the other Party, or the accuracy or completeness of any information regarding the other Party in any form in expectation of or in connection with this Agreement.
Section 7.6. Assignment; No Third-Party Beneficiaries. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party except that Emerson Parent and Emerson may assign this Agreement to a member of the Emerson Group or in connection with a Transfer of Company Common Stock in accordance with this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.
Section 7.7. Amendment; Waiver.
(a) Any provision of this Agreement (including any Schedule, the Related Party Transactions Policy and the Pre-Agreed Procedures) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any material amendment or material modification of this Agreement (including any Schedule, the Related Party Transactions Policy and the Pre-Agreed Procedures) shall require the prior written approval of an RPT Committee; provided further that any material waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of an RPT Committee.
(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 7.8. Interpretations. The words “hereby,” “herewith,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, captions, headings and the division of this Agreement into Articles, Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a particular statute or law shall be deemed also to include any Applicable Law. The sign “$” and the term “dollars” means the lawful currency of the United States of America. References to “or” mean “and/or” unless the context otherwise requires.
Section 7.9. Exercise of Rights. The exercise of any right under this Agreement by Emerson Parent or Emerson shall be made in each such Person’s sole discretion, subject to Applicable Law and any express limitations set forth in this Agreement.

Section 7.10. Privileged Matters.
(a) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.10(a) (the “Emerson Law Firms”) may serve as counsel to Emerson and the other members of the Emerson Group, on the one hand, and the Emerson Contributed Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that, following consummation of the Transactions, the Emerson Law Firms may serve as counsel to any member of the Emerson Group or any director, officer, employee or Affiliate of any member of the Emerson Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding such representation. In connection with any representation expressly permitted pursuant to the prior sentence, the Company hereby irrevocably waives and agrees not to assert, and agrees to cause the other members of the Company Group to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) prior representation of the Emerson Contributed Subsidiaries by the Emerson Law Firms, and (ii) representation of any member of the Emerson Group prior to and after the Closing by the Emerson Law Firms. As to any privileged attorney-client communications between the Emerson Law Firms and any Emerson Contributed Subsidiary prior to the Closing (collectively, the “Privileged Communications”), the Company, together with any of its Affiliates, successors or assigns, agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.
(b) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all privileged communications in any form or format whatsoever between or among the Emerson Law Firms, on the one hand, and Emerson, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any dispute arising under this Agreement or the other Transaction Documents, unless finally adjudicated to not be privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Emerson Parent, shall be controlled by Emerson Parent, and shall not pass to or be claimed by the Company or any other member of the Company Group. The Company agrees that it will not, and that it will cause the other members of the Company Group not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the Emerson Group waive the attorney-client privilege or any other privilege, or otherwise assert that the Company or any other member of the Company Group has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any member of the Emerson Group or the Emerson Law Firms.
(c) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all communications in any form or format whatsoever between or among any of the Emerson Law Firms, Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any of their respective directors, officers, employees or other Affiliates or Representatives that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Emerson Parent, shall be controlled by Emerson Parent and ownership thereof shall not pass to or be claimed by the Company or any other member of the Emerson Group.
(d) Notwithstanding the foregoing, in the event that a dispute arises between the Company or any other member of the Company Group, on the one hand, and a third party other than Emerson Parent, any other member of the Emerson Group or their respective Affiliates, on the other hand, then the Company or such other member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided that to the extent such dispute relates to this Agreement, the other Transaction Documents or the Transactions, none of the Company or any other member of the Company Group may waive such privilege without the prior written consent of Emerson Parent. If the Company or any other member of the Company Group is legally required to access or obtain a copy of all or a portion of the Privileged Deal Communications, then the Company shall promptly (and, in any event, within three (3) Business Days) notify Emerson Parent in writing (including by making specific reference to this Section 7.10(d)) so that Emerson Parent can, at its sole cost and expense, seek a protective order, and the Company agrees to use commercially reasonable efforts to assist therewith.
(e) This Section 7.10 shall apply mutatis mutandis with respect to the representation by the law firms listed on Schedule 7.10(e) of any member of the Company Group and any successors thereof.
Section 7.11. Counterparts; Electronic Transmission of Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each Party has received a counterpart hereof signed by the Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 7.12. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
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the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
EMERSON ELECTRIC CO.

By:
Name:
Title:

EMR WORLDWIDE INC.

By:
Name:
Title:

ASPEN TECHNOLOGY, INC.

By:
Name:
Title:
[Form of Stockholders Agreement]

SCHEDULE 4.5(c)
PRE-AGREED PROCEDURES
Reference is made to the Stockholders Agreement among Aspen Technology, Inc. a Delaware corporation, Emerson Electric Co., a Missouri corporation and EMR Worldwide Inc., a Delaware corporation dated [•] (as it may be amended from time to time, the “Stockholders Agreement”). Capitalized terms utilized but not defined herein shall have the meanings given to them in the Stockholders Agreement.
“Other Company Securities” means: (i) Earnout Shares and (ii) Equity Awards.
ARTICLE I
PROPOSED PURCHASE PRICE
1.
In the case of any issuance or sale of Company Securities (other than an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash) subject to Section 4.3 or Section 4.4 of the Stockholders Agreement, the Proposed Purchase Price (as contemplated by Section 4.3(b)(iii) and Section 4.4(b)(iii) of the Stockholders Agreement) in connection with such issuance or sale shall be as follows (unless (x) Emerson elects to propose a different purchase price or procedure which is agreed to by an RPT Committee or (y) to the extent Article III of this Schedule 4.5(c) is applicable, Emerson exercises its rights pursuant to Article III of this Schedule 4.5(c) (and the exercise of such rights is approved as set forth in Article III of this Schedule 4.5(c)) in which case Article III of this Schedule 4.5(c) shall apply):

a.
in the case of Company Common Stock issued or proposed to be issued (in whole or in part) as consideration in any M&A Transaction (including as any earnout, holdback, escrow or contingent payment (such Company Common Stock, the “Earnout Shares”)), a purchase price per share of Company Common Stock that is the lowest of (i) the average of the daily volume weighted average price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) for the twenty (20) consecutive trading days (the “20-Day VWAP”) ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such transaction, (ii) the closing trading price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) (the “Spot Price”) on the last trading day prior to the signing of any definitive agreement with respect to, such transaction, (iii) the 20-Day VWAP ending on and including the last trading day prior to the consummation of such transaction and (iv) the Spot Price on the last trading day prior to the consummation of such transaction; provided that in the case of any Earnout Shares, Emerson shall only have the right to buy shares of Company Common Stock up to its Percentage Maintenance Share as such Earnout Shares are actually issued (but at the same purchase price as set forth in this clause (a)).

b.
in the case of a public offering of Company Securities, a purchase price per Company Security that is equal to the per Company Security price at which the underwriting bank(s) sells the portion of the offering sold to Persons other than members of the Emerson Group; provided that if such price is more than ten percent (10%) less than the-then current trading price of such Company Security, Emerson shall have the ability to request to purchase more than its Pro Rata Portion or Percentage Maintenance Share, as applicable, of such Company Securities in which case the Company and the applicable underwriting bank(s) shall have the ability to allocate accordingly and, for the avoidance of doubt, such allocation decision by the Company and such banks shall not be subject to the approval of an RPT Committee; and

c.
in all other cases (other than Equity Awards and Closing Equity Awards) in which (i) Company Common Stock is issued or sold or proposed to be issued or sold (including upon the conversion or exchange of any other Company Security), at a purchase price per share of Company Common Stock that is the lowest of (A) the 20-Day VWAP ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such issuance, (B) the Spot Price on the last trading day prior to the signing of any definitive agreement with respect to, such issuance, (C) the 20-Day VWAP ending on and including the last trading day prior to the consummation of such issuance and (D) the Spot Price on the last trading day prior to the consummation of such issuance, and (ii) any other Company Security is issued or sold, at a purchase price proposed by an RPT Committee.

ARTICLE II
Equity Awards
1.
To the extent permitted under Nasdaq rules, the Company hereby grants to Emerson, with respect to each fiscal quarter of the Company after the date of the Stockholders Agreement: (i) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of restricted stock units, restricted shares, performance units or similar securities or rights (“RSUs”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement, (ii) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of stock options, warrants, stock appreciation rights, calls, subscriptions or similar securities or rights to acquire Company Common Stock (“Options”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement and (iii) the right to purchase Company Securities up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale of Company Securities pursuant to any “at the market” program or other similar mechanism (“ATM Program Securities”) during such fiscal quarter after the date of the Stockholders Agreement. The Company Common Stock or other Company Securities that Emerson has the right to purchase pursuant to this Section 1 of this Article II are the “Equity Awards”. For purposes of this Article II, “Equity Award Percentage Maintenance Share” means, with respect to any fiscal quarter of the Company after the date of the Stockholders Agreement, a number of shares of Company Common Stock or other Company Securities, as applicable as specified in this Section 1 of this Article II, such that, after taking into account the total number of outstanding Company Securities (on a Fully-Diluted basis) at the end of such fiscal quarter after giving effect to RSUs, Options or ATM Program Securities issued or sold during such fiscal quarter (including the Equity Award Percentage Maintenance Share in full) and excluding any other issuances or sales of Company Securities by the Company during the fiscal quarter and excluding any purchases, dispositions or sales of Company Securities by members of the Emerson Group during the fiscal quarter (but for the avoidance of doubt including the Equity Award Percentage Maintenance Share in full), the Emerson Fully-Diluted Ownership Percentage would be, assuming Emerson acquired such number of shares of Company Common Stock or other Company Securities, equal to the Emerson Fully-Diluted Ownership Percentage at the start of such fiscal quarter.

2.
Without limiting Emerson’s rights pursuant to Section 3.6 of the Stockholders Agreement, the Company shall provide written notice to Emerson within five (5) Business Days after the end of each fiscal quarter of the Company after the date of the Stockholders Agreement (the “Quarterly Issuance Notice”). The Quarterly Issuance Notice for any fiscal quarter shall set forth (w) (A) the number of RSUs or Options issued, granted or sold during such fiscal quarter and the number of shares of Company Common Stock issuable thereunder and (B) the number, type and price of ATM Program Securities issued, granted or sold during such fiscal quarter, (x) the Percentage Maintenance Share with respect to such issuances, grants and sales described in the preceding clause (w) for such fiscal quarter (the aggregate amount of Company Common Stock and other Company Securities that Emerson is entitled to purchase pursuant to such Quarterly Issuance Notice, the “Quarterly Offered Securities”), (y) the Specified Purchase Price for each Quarterly Offered Security and (z) supporting detailed calculations of, and related documentation for, all such amounts.

a.	“Specified Purchase Price” means:
(i)
in the case of any Company Common Stock that Emerson has the right to buy in connection with the issuance, grant or sale of an RSU or an Option, a per share price equal to the Spot Price on the last trading day of the fiscal quarter in which such RSU or Option was issued, granted or sold; and

(ii)
in the case of any ATM Program Security that Emerson has the right to buy, a per share price equal to the weighted average of the price at which all ATM Program Securities were issued during the fiscal quarter in which such Company ATM Program Securities were issued.

3.
For a period of forty-five (45) days (such period, as it may be extended pursuant to the proviso of this sentence, the “Quarterly Election Period”) following the receipt by Emerson of a Quarterly Issuance Notice, Emerson shall have the right to elect irrevocably to purchase all or a portion of the Quarterly Offered Securities at the applicable Specified Purchase Prices noted in the Quarterly Issuance Notice by delivering a written notice to the Company; provided that, following receipt of a Quarterly Issuance Notice, with respect to any or all of the Quarterly Offered Securities, Emerson may agree upon a different applicable Specified Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Emerson shall purchase such Quarterly Offered Securities at such other applicable Specified Purchase Price and (ii) the Quarterly Election Period shall be tolled for so long as Emerson and an RPT Committee are working in good faith to agree on such other applicable Specified Purchase Price until such time as Emerson and such RPT Committee agree on such other applicable Specified Purchase Price. If, at the termination of the Quarterly Election Period, Emerson shall not have delivered such notice to the Company, Emerson shall be deemed to have waived all of its rights under this Article II with respect to the purchase of the Quarterly Offered Securities for such fiscal quarter.
4.
The closing of any purchase by Emerson pursuant to this Article II shall be consummated promptly following Emerson’s delivery of such notice; provided that the closing of any such purchase by Emerson may be extended (i) to the extent necessary to obtain any required approval of a Governmental Authority or (ii) to the extent Company stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain such approval(s) and after receipt of such approval(s), the Company and Emerson shall consummate such closing; and provided further that the Emerson Ownership Percentage and the Emerson Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Article II in full until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case Company stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise its right pursuant to this Article II.

5.
For the avoidance of doubt, without limiting any of Emerson’s rights in the Stockholders Agreement, Emerson shall not have any rights pursuant to Section 4.3 or Section 4.4 of the Stockholders Agreement to buy its Pro Rata Portion or Percentage Maintenance Share of Company Common Stock that are issued upon the exercise or vesting of (i) RSUs or Options described in this Article II at the time of such issuance or (ii) RSUs or Options granted prior to the Closing.

ARTICLE III
M&A TRANSACTION
1.	This Article III shall apply from the date of the Stockholders Agreement until the Second Trigger Date.
2.
Without limiting Section 3.6, 4.3 or 4.4 of the Stockholders Agreement or Article I of this Schedule 4.5(c), in the event the Company desires to enter into any definitive agreement for any M&A Transaction and proposes to obtain any financing for such transaction (including an M&A Transaction in which Company Common Stock is proposed to be issued (in whole or in part) as consideration for such M&A Transaction), the Company shall provide the terms of such M&A Transaction and required financing, a copy of any draft definitive agreement relating to such M&A Transaction, and any other information reasonably requested by Emerson, no later than thirty (30) days prior to the entry into such definitive agreement, and Emerson shall have the right (but not the obligation) to provide a percentage of such financing equal to or greater than the Emerson Fully-Diluted Ownership Percentage (but no more than 100%) at its election: (i) in exchange for additional Company Common Stock, (ii) pursuant to a credit agreement, promissory note, bond or other debt instrument (a “Debt Instrument”) issued by a member of the Company Group or (iii) pursuant to a Debt Instrument which is, entirely or partially, permitted to be accounted for as equity in accordance with GAAP (as defined in the Transaction Agreement) at the date of issuance (a “Hybrid Instrument”) issued by a member of the Company Group, in each case, in accordance with the terms set forth in Section 2(a), Section 2(b) and Section 2(c), respectively, of this Article III, or, at Emerson’s election, as otherwise agreed by an RPT Committee.

a.
In the case of clause (i) above, the price per share of Company Common Stock shall be the product of (1) the lower of (x) the 20-Day VWAP ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such transaction and (y) the Spot Price on the last trading day prior to the signing of any definitive agreement with respect to, such transaction and (2) 0.95.

b.
In the case of clause (ii) above, Emerson shall propose the collateral or security required for such Debt Instrument, if any, and the applicable interest rate of such Debt Instrument shall be the greater of

(1) (x) the observable (or imputed) yield on publicly traded Debt Instruments of similar terms issued by any member of the Company Group plus (y) 50 basis points and (2) the greater of the average and median of the interest rates proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Emerson. For the avoidance of doubt, any Debt Instrument in accordance with the foregoing terms shall not be subject to the approval of an RPT Committee with respect to any other terms of such Debt Instrument.
c.
in the case of clause (iii), (1) Emerson shall propose the collateral or security required for such Hybrid Instrument, if any, (2) the applicable interest rate of such Hybrid Instrument shall be the greater of the average and median of the interest rates proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Emerson and (3) the applicable conversion price of such Hybrid Instrument shall be the greater of the average and median of the conversion prices proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Emerson. For the avoidance of doubt, any Hybrid Instrument in accordance with the foregoing terms shall not be subject to the approval of an RPT Committee with respect to any other terms of such Hybrid Instrument.

3.
Emerson shall notify the Company if it elects to provide any such financing, the structure of any such financing if it so elects, and the terms of such financing in accordance with this Article III if it so elects, no later than twenty (20) days after receipt of notice from the Company regarding such M&A Transaction and financing. For the avoidance of doubt, it shall be a breach by the Company of the Stockholders Agreement if the Company obtains any financing for any M&A Transaction without following the procedures set forth in this Article III and providing Emerson with an opportunity to provide such financing as set forth herein.

4.
Notwithstanding anything to the contrary herein, the financing that Emerson elects to provide pursuant to this Article III shall be subject to the approval of an RPT Committee and, if not so approved, Emerson shall not provide such financing pursuant to this Article III; provided that, for the avoidance of doubt, if such financing is not so approved, Emerson shall continue to have all of its other rights under the Stockholders Agreement, including pursuant to Section 4.3 and 4.4 of the Stockholders Agreement and the other provisions of this Schedule 4.5(c). For the avoidance of doubt, any transaction consummated pursuant to Section 2 of this Article III, if completed in accordance with the terms and procedures set forth herein including the approval of an RPT Committee, shall not be otherwise subject to the Related Party Transactions Policy (or any other related party, conflict of interest or similar policy or procedure of any member of the Company Group).

ARTICLE IV
CURE PERIODS
1.
For a period of forty-five (45) days beginning on the date on which Emerson notifies the Company of the Deconsolidation Trigger (such period, the “Consolidation Cure Period”), Emerson shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Emerson Ownership Percentage at the end of the Consolidation Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day prior to the beginning of the Consolidation Cure Period and (y) the Spot Price on the last trading day prior to the beginning of the Consolidation Cure Period; provided that this Section 1 of this Article IV shall be of no further force and effect on the date that is six months following the end of Emerson’s first full fiscal year for which the Emerson Group does not consolidate the Company’s financial statements with the Emerson Group’s financial statements in accordance with GAAP.

a.
“Deconsolidation Trigger” means the members of the Emerson Group no longer being required (or in good faith, after consultation with accounting advisors, believing they will no longer be required) to consolidate the Company’s financial statements with the Emerson Group’s financial statements in accordance with GAAP.

2.
For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Emerson in writing of the First Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the First Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the First Trigger (such period, the “First Cure Period”),

Emerson shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Emerson Ownership Percentage at the end of such First Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the First Cure Period and (y) the Spot Price on the last trading day of the First Cure Period.
3.
For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Emerson in writing of the Second Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Second Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger (such period, the “Second Cure Period”), Emerson shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Emerson Ownership Percentage at the end of such Second Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the Second Cure Period and (y) the Spot Price on the last trading day of the Second Cure Period.

4.
For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Emerson in writing of the Third Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Third Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger (such period, the “Third Cure Period”), Emerson shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Emerson Ownership Percentage at the end of such Third Cure Period shall be up to twenty percent (20%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the Third Cure Period and (y) the Spot Price on the last trading day of the Third Cure Period.

5.
The closing of any purchase by Emerson pursuant to this Article IV shall be consummated promptly following Emerson’s delivery of the notice to the Company pursuant to Section 1, Section 2, Section 3 or Section 4 of this Article IV; provided that the closing of any such purchase by Emerson may be extended (i) to the extent necessary to obtain any required approval of a Governmental Authority or (ii) to the extent Company stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain such approval(s) and after receipt of such approval(s), the Company and Emerson shall consummate such closing; provided that the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Article IV in full until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case Company stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise its rights pursuant to this Article IV.

Exhibit C-1

[Form of Tax Matters Agreement]

Exhibit C-1

TAX MATTERS AGREEMENT

between
EMERSON ELECTRIC CO.,
on behalf of itself
and the members
of the Emerson Group

and
ASPEN TECHNOLOGY, INC.,
on behalf of itself
and the members
of the Newco Group

Dated as of [•]

i

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [•] between Emerson Electric Co., a Missouri corporation (“Emerson”), on behalf of itself and the members of the Emerson Group, as defined below and Aspen Technology, Inc., a Delaware corporation (formerly known as Emersub CX, Inc.) (“Newco,” and together with Emerson, the “Parties”), on behalf of itself and the members of the Newco Group, as defined below.
W I T N E S S E T H:
WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Newco Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Emerson Group;
WHEREAS, Aspen Technology, Inc. (“Aspen”), Emerson, EMR Worldwide Inc. (“Emerson Sub”), Newco and Emersub CXI, Inc. (“Merger Subsidiary”) have entered into a Transaction Agreement, dated as of October 10, 2021 (the “Transaction Agreement”), pursuant to which the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange, the Deferred Closings and other related transactions will be consummated;
WHEREAS, Emerson and its Subsidiaries have consummated, prior to the Effective Time, the Pre-Closing Restructuring, which except as provided in Section 7.05 of the Transaction Agreement was consummated in the form depicted in Exhibit I to the Transaction Agreement, pursuant to which, among other things, (i) Roxar AS, an aksjeselskap organized in Norway (“Roxar AS”), will elect to be classified as disregarded as separate from its owner for U.S. federal income tax purposes (the “Roxar AS Conversion”), (ii) Aegir Norge Holdings AS, an aksjeselskap organized in Norway (“Aegir”), will elect to be classified as disregarded as separate from its owner for U.S. federal income tax purposes (the “Aegir Conversion”), (iii) Roxar AS will contribute 100% of the Equity Interests in Roxar Services AS (“Roxar Services”), an aksjeselskap organized in Norway, to Roxar Software Solutions AS, an aksjeselskap organized in Norway (“Roxar Software” and such contribution, the “Roxar Services Contribution”), (iv) Roxar AS will distribute 100% of the Equity Interests of Roxar Software to Aegir, (v) Aegir will distribute 100% of the Equity Interests of Roxar Software to Emerson Electric Nederland BV, a private limited company organized in the Netherlands (“EENBV”), (vi) EENBV will distribute 100% of the Equity Interests in Roxar Software to Emerson International Holding Co. Ltd., a private limited company organized in the United Kingdom (“EIHCL” and such distribution, the “Roxar Software Distribution”), (vii) EIHCL will contribute 100% of the Equity Interests in Roxar Software to Paradigm B.V., a private limited company organized in the Netherlands (“Paradigm BV” and such contribution, the “Roxar Software Contribution”), and (viii) EIHCL will distribute 100% of the Equity Interests in Paradigm BV to Rutherfurd Acquisitions Ltd., a private limited company organized in the United Kingdom (“RAL”) (such distribution, the “Paradigm Distribution” and together with the Roxar Software Distribution, the “Distributions”);
WHEREAS, the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange are intended to qualify for the Intended Tax Treatment; and
WHEREAS, Emerson and Newco desire to set forth their agreement on the rights and obligations of Emerson and Newco and the members of the Emerson Group and the Newco Group respectively, with respect to (a) the administration and allocation of U.S. federal, state, local and non-U.S. Taxes incurred in Taxable periods beginning prior to the Closing Date, (b) Taxes resulting from the Pre-Closing Restructuring, the Deferred Closings, the Emerson Contributions and the Merger Exchange and transactions effected in connection therewith and (c) various other Tax matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
Section 1. Definitions. (a) As used in this Agreement:
“Active Trade or Business” means (i) with respect to the Roxar Software Distribution, the Roxar Software Business, as defined on Schedule A-1 and (ii) with respect to the Paradigm Distribution, the Paradigm Software Business, as defined on Schedule A-2 and the Roxar Software Business, as defined on Schedule A-1.
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“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Closing Date (in the event that the Closing Date is not the last day of the Taxable period, as if the Closing Date were the last day of the Taxable period), subject to adjustment for items accrued on the Closing Date that are properly allocable to the Taxable period following the Closing, as determined by Emerson in its reasonable discretion, after consultation with Newco; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending at the close of the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each Taxable period.
“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code).
“Combined Tax Return” means a Tax Return filed in respect of U.S. federal, state, local or non-U.S. income Taxes for a Combined Group.
“Company” means Emerson or Newco (or the appropriate member of each of their respective Groups), as appropriate.
“Deferred Closing Taxes” means any Taxes incurred with respect to any Deferred Closing (other than, for the avoidance of doubt, Deferred Closing Period Taxes).
“Emerson Contributed Subsidiary Carried Item” means any Tax Attribute of an Emerson Contributed Subsidiary, or any Tax Return required to be filed by or with respect to a Deferred Business, in each case that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Law.
“Emerson Contributed Subsidiary Non-Emerson Group Tax Return” means any Tax Return required to be filed by an Emerson Contributed Subsidiary that is not a Combined Tax Return with any member of the Emerson Group.
“Emerson Disqualifying Action” means (a) any action (or the failure to take any action) within its control by any member of the Emerson Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the capital stock of Emerson or any assets of any member of the Emerson Group or (c) any breach by any member of the Emerson Group of any representation, warranty or covenant made by it in this Agreement, that, in each case, would negatively affect clause (v) of the Intended Tax Treatment; provided, however, that the term “Emerson Disqualifying Action” shall not include any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, the Deferred Closings, the Emerson Contributions or the Merger Exchange.
“Emerson Group” shall mean Emerson and each of its direct and indirect Subsidiaries immediately after the Closing, including any predecessors or successors thereto, other than those entities comprising the Newco Group; provided, that prior to any Deferred Closing (and not thereafter), the Emerson Group shall include the applicable Deferred Business. For the avoidance of doubt, any reference herein to the “members” of the Emerson Group shall include Emerson.
“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.
“Final Determination” means (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any
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extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the Emerson Group or any member of the Newco Group, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 14 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.
“Group” means, as the context requires, the Emerson Group or the Newco Group or either or both of them.
“Income Tax” means any Tax imposed on, or measured by reference to, net income or gains (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) or any similar Tax, and any related penalties, interest, or other additions in respect thereto.
“Income Tax Return” means any Tax Return in respect of an Income Tax.
“Indemnitee” means a Person that is entitled to seek indemnification from another Person pursuant to the provisions of Section 10.
“Intended Tax Treatment” means the qualification of (i) the Aegir Conversion as a tax-free liquidation for purposes of Sections 332 and 337 of the Code; (ii) the Roxar AS Conversion as a tax-free liquidation for purposes of Sections 332 and 337 of the Code; (iii) the Roxar Services Contribution and the Roxar Software Distribution, taken together, (x) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (y) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (z) as a transaction in which EENBV, Roxar Software and EIHCL recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code; (iv) the Roxar Software Contribution and the Paradigm Distribution, taken together, (x) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (y) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (z) as a transaction in which EIHCL, Paradigm BV and RAL recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code; and (v) the Emerson Contributions and the Merger Exchange, taken together, as a transfer governed by Section 351 of the Code.
“Newco Disqualifying Action” means (a) any action (or the failure to take any action) within its control by any member of the Newco Group after the Closing (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Closing involving the capital stock of Newco or any assets of any member of the Newco Group or (c) any breach by any member of the Newco Group after the Closing of any representation, warranty or covenant made by it in this Agreement, that, in each case, would negatively affect the Intended Tax Treatment; provided, however, that the term “Newco Disqualifying Action” shall not include any Non-Dilutive Equity Issuance or any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, the Deferred Closings, the Emerson Contributions or the Merger Exchange.
“Newco Group” means Newco and each of its direct and indirect Subsidiaries immediately after the Closing (including the Emerson Contributed Subsidiaries) and any predecessors or successors thereto, other than those entities comprising the Emerson Group; provided, that following any Deferred Closing (and not prior thereto), the Newco Group shall include the applicable Deferred Business. For the avoidance of doubt, any reference herein to the “members” of the Newco Group shall include Newco.
“Non-Dilutive Equity Issuance” means a sale or other issuance to any Person of any Equity Interests of Newco if, in connection with such sale or issuance, the percentage of the outstanding Equity Interests of Newco held directly or indirectly by Emerson (measured by voting power and value, as determined for purposes of Section 355(e) of the Code) is not reduced, directly or indirectly, on a net basis, taking into account any other transaction or series of transactions effected in connection with such sale or issuance (including, for the avoidance of doubt, any sale or other issuance of Equity Interests of Newco to Emerson or any of its Subsidiaries); provided, that, Emerson and Newco shall cooperate with each other with respect to the sequencing of any transaction or series of transactions effected in connection with such sale or issuance so that Emerson will
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acquire Equity Interests of Newco simultaneously with, or prior to, the issuance of such Equity Interests of Newco to any Person other than Emerson; and provided, further, that, if such simultaneous or prior issuance to Emerson does not occur, then the sale or other issuance to any such other Person shall not be a “Non-Dilutive Equity Issuance” for purposes of this Agreement.
“OSI” means Open Systems International, Inc., a Delaware corporation.
“Paradigm Group” means Paradigm BV and Roxar Software and each of their direct and indirect Subsidiaries immediately after the Closing.
“Paradigm SAG” shall mean the “separate affiliated group,” as defined in Section 355(b)(3) of the Code, with respect to Paradigm BV.
“Person” has the meaning set forth in Section 7701(a)(1) of the Code.
“Post-Closing Period” means any Taxable period beginning after the Closing Date and the post-Closing portion of any Straddle Period.
“Pre-Closing Emerson Combined Group” means any Combined Group for a Pre-Closing Period that includes at least one member of the Emerson Group and at least one Emerson Contributed Subsidiary.
“Pre-Closing Emerson Combined Tax Return” means any Combined Tax Return for a Pre-Closing Emerson Combined Group.
“Pre-Closing Period” means any Taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.
“Pre-Closing Restructuring Taxes” means any Taxes incurred with respect to the Pre-Closing Restructuring, including as a result of the failure of the Intended Tax Treatment of any portion of the Pre-Closing Restructuring.
“Separate Tax Return” means any Tax Return filed or required to be filed by, or with respect to, a member of the Emerson Group or a member of the Newco Group that is not a Combined Tax Return.
“Specified Tax Elections” means the Tax elections set forth on Schedule B.
“Straddle Period” means a Taxable period that includes (but does not end on) the Closing Date.
“Tax Advisor” means a nationally-recognized law firm or accounting firm retained by Emerson to provide the Tax Opinion.
“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.
“Tax Opinion” shall mean the legal opinion delivered to Emerson by the Tax Advisor with respect to certain U.S. federal income Tax consequences of the Pre-Closing Restructuring and the Emerson Contributions.
“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).
“Tax Refund” means any Tax refund, or credit in lieu thereof.
“Tax Representation Letters” means the representations provided by Newco and Emerson to the Tax Advisor in connection with the rendering by the Tax Advisor of the Tax Opinion.
“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.
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“Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto).
“Wind-Down Entity” means each of (i) Paradigm Geotechnology (Egypt) S.A.E., a sharikat al-mossahamah organized under the laws of Egypt; (ii) Paradigm Geophysical Italy SRL, a società a responsabilità limitata organized under the laws of Italy; (iii) Paradigm Geophysical de Venezuela C.A., a compañía anónima organized under the laws of Venezuela; (iv) Paradigm Geophysical (KL) Sdn. Bhd., a sendirian berhad organized under the laws of Malaysia; (v) Paradigm Geophysical (Nigeria) Limited, a private company limited by shares organized under the laws of Nigeria; (vi) Paradigm Kazakhstan LLP, a limited liability partnership organized under the laws of Kazakhstan; and (vii) Roxar Services OOO, an obshchestvo s ogranichennoy otvetstvennostyu organized under the laws of Russia.
(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Due Date	Section 11(a)
Final Allocation	Section 5(b)
OSI Acquisition	Section 9(c)(i)
OSI Acquisition Date	Section 9(c)(i)
OSI Covered Tax Period	Section 9(c)(i)
OSI Pass-Through Tax Contest	Section 9(c)(ii)
OSI Pass-Through Tax Return	Section 9(c)(i)
OSI Sellers	Section 9(c)(iii)
Past Practices	Section 4(e)(i)
Paradigm Software Business	Schedule A-2
Proposed Allocation	Section 5(b)
PTI	Section 5(b)
Roxar Software Business	Schedule A-1
Specified OSI Refunds	Section 9(c)(iii)
Spinco	Section 9(a)(i)
Tax Arbiter	Section 25
Tax Refund Recipient	Section 7(c)
(c) All capitalized terms used but not defined herein shall have the same meanings as in the Transaction Agreement. Any term used in this Agreement which is not defined in this Agreement or the Transaction Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Law.
Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Emerson Group, on the one hand, and any Emerson Contributed Subsidiary or Deferred Business, on the other hand, if not previously terminated, shall be terminated as of the Closing Date without any further action by the parties thereto. Following the Closing, no member of the Emerson Group, Deferred Business or any Emerson Contributed Subsidiary shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement between the members of the Emerson Group, on the one hand, and the members of the Newco Group (including the Emerson Contributed Subsidiaries and, following the applicable Deferred Closing, the Deferred Businesses), on the other hand.
Section 3. Liability for Taxes.
(a) General Liability for Taxes.
(i) Emerson Tax Liability. Except as provided in Section 3(c) and Section 3(a)(ii)(A), Emerson shall be liable for all Taxes reported, or required to be reported, on any Pre-Closing Emerson Combined Tax Return;
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(ii) Newco Tax Liability. Except as provided in Section 3(a)(i) and Section 3(c), Newco shall be liable for:
(A) all Taxes reported, or required to be reported, on any Pre-Closing Emerson Combined Tax Return to the extent any such Pre-Closing Emerson Combined Tax Return includes any Tax Items required to be paid by or with respect to any Emerson Contributed Subsidiary or the Echo Business attributable to any Post-Closing Period, as determined in accordance with Section 3(b);
(B) all Taxes reported, or required to be reported, on any Emerson Contributed Subsidiary Non-Emerson Group Tax Return; and
(C) all Taxes attributable to any Emerson Contributed Subsidiary or a Deferred Busines that is not required to be reported on a Tax Return.
(b) Allocation Conventions. For purposes of Section 3(a):
(i) The amount of any Tax of any Emerson Contributed Subsidiary with respect to a Straddle Period that is based on or measured by income, sales, use, receipts, or other similar items shall be allocated between the Pre-Closing Period and the Post-Closing Period based on the Closing of the Books Method as of the end of the Closing Date; provided, however, that if Applicable Law does not permit an Emerson Contributed Subsidiary to close its Taxable year on the Closing Date, the Tax attributable to the operations of such Emerson Contributed Subsidiary for any Pre-Closing Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method (except to the extent otherwise agreed upon by Emerson and Newco).
(ii) The amount of any Tax of any Emerson Contributed Subsidiary with respect to a Straddle Period other than Taxes described in Section 3(b)(i) shall be allocated between the Pre-Closing Period and the Post-Closing Period by multiplying the total amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on, and including, the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and allocating the result to the Pre-Closing Period and the remainder of such Tax to the Post-Closing Period.
(iii) Notwithstanding the provisions of Section 3(b)(i), any Tax Item of an Emerson Contributed Subsidiary arising from a transaction engaged in outside the ordinary course of business on the Closing Date after the Closing shall be allocable to the Post-Closing Period, and any such transaction by or with respect to Newco or any member of the Newco Group occurring after the Closing shall be treated for all Tax purposes (to the extent permitted by Applicable Law) as occurring at the beginning of the day following the Closing Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that, for the avoidance of doubt, the foregoing shall not include any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, any Deferred Closing, the Emerson Contributions or the Merger Exchange.
(c) Special Liability Rules. Notwithstanding any other provision in this Section 3, liability for the following Taxes shall be as follows:
(i) Pre-Closing Restructuring Transfer Taxes. Emerson shall be liable for 100% of Transfer Taxes with respect to the Pre-Closing Restructuring.
(ii) Pre-Closing Restructuring Taxes. Any liability for Pre-Closing Restructuring Taxes shall be allocated in a manner consistent with Section 10(a)(iii) and Section 10(b)(vi).
(iii)  Deferred Closing Taxes. Emerson shall be liable for 100% of Deferred Closing Taxes.
(iv) Taxes Covered by Transaction Documents. Subject to the preceding clauses of this Section 3(c), any liability or other matter relating to Taxes that is specifically addressed in any Transaction Document shall be allocated or governed as provided in such Transaction Document.
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Section 4. Preparation and Filing of Tax Returns.
(a) Emerson Prepared Tax Returns. Emerson shall prepare and file, or cause to be prepared and filed, all Pre-Closing Emerson Combined Tax Returns. To the extent any Pre-Closing Emerson Combined Tax Return reflects operations of an Emerson Contributed Subsidiary for a Taxable period that includes the Closing Date, Emerson shall include in such Pre-Closing Emerson Combined Tax Return the results of such Emerson Contributed Subsidiary on the basis of the Closing of the Books Method to the extent permitted by Applicable Law.
(b) Newco Prepared Tax Returns. Newco shall prepare and file, or cause to be prepared and filed, any Emerson Contributed Subsidiary Non-Emerson Group Tax Return and any other Tax Return of any member of the Newco Group that is not a Pre-Closing Emerson Combined Tax Return.
(c) Provision of Information; Timing. Newco shall maintain all necessary information for Emerson (or any of its Affiliates) to file any Tax Return that Emerson is required or permitted to file under this Section 4, and shall provide to Emerson all such necessary information in accordance with the Emerson Group’s past practice. Emerson shall maintain all necessary information for Newco (or any of its Affiliates) to file any Tax Return that Newco is required or permitted to file under this Section 4, and shall provide Newco with all such necessary information in accordance with the Emerson Group’s past practice.
(d) Right to Review. The Party responsible for preparing (or causing to be prepared) any Tax Return under this Section 4 shall make such Tax Return and related workpapers available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would be liable under Section 3, or (ii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for a Tax Refund under this Agreement. The Party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return (taking into account any applicable extensions) to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable best efforts to reflect on such Tax Return any reasonable comments provided by the requesting Party at least twenty (20) Business Days prior to filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability of the requesting Party with respect to such Tax Return is material. The Parties shall consult and attempt in good faith to resolve any issues arising out of the review of such Tax Return.
(e) Special Rules Relating to the Preparation of Tax Returns.
(i) General Rule. Except as provided in this Section 4(e)(i), Newco shall prepare (or cause to be prepared) any Tax Return, with respect to Taxable periods (or portions thereof) ending prior to or on the Closing Date, for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the Emerson Group prior to the Closing Date with respect to such Tax Return, to the extent permitted by Applicable Law, and otherwise as reasonably determined by Emerson.
(ii) Consistency with Intended Tax Treatment. All Tax Returns that include any member of the Emerson Group or any member of the Newco Group shall be prepared in a manner that is consistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of Applicable Law).
(iii) Emerson Contributed Subsidiary Non-Emerson Group Tax Returns. With respect to any Emerson Contributed Subsidiary Non-Emerson Group Tax Return, Newco and the other members of the Newco Group shall include Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Emerson is responsible to the extent liability for such Tax Items is allocated in accordance with this Agreement.
(iv) Certain Determinations with respect to Pre-Closing Emerson Combined Tax Returns. Emerson shall be entitled in its reasonable discretion (i) to determine whether any Emerson Contributed Subsidiary is required under Applicable Law to be included in any Pre-Closing Emerson Combined Group and (ii) to elect to include any Emerson Contributed Subsidiary in any Pre-Closing Emerson Combined Group if the inclusion of such Emerson Contributed Subsidiary in such Pre-Closing Emerson
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Combined Tax Return is elective under Applicable Law, except where such an election would be binding on Newco for a Taxable period beginning after the Closing in which case such determination shall be made by Emerson in its reasonable discretion after consultation with Newco. Newco shall cause each Emerson Contributed Subsidiary to execute and file such consents, elections and other documents as may be required by Applicable Law or reasonably requested by Emerson in connection with the filing of any Pre-Closing Emerson Combined Tax Return.
(v) Preparation of Transfer Tax Returns. The Company required under Applicable Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns; provided, that Emerson shall prepare and file (or cause to be prepared and filed) all Tax Returns in respect of Transfer Taxes with respect to the Deferred Closings. If required by Applicable Law, Emerson and Newco shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.
(vi) If either Party reasonably determines that any member of the Newco Group may be required to file a Combined Tax Return with at least one member of the Emerson Group for a Post-Closing Period, the Parties shall cooperate in good faith to (A) determine whether such member of the Newco Group is required to file such a Combined Tax Return and (B) provide procedures that govern (I) the preparation and filing of such Tax Returns, (II) the allocation of the liability for Taxes reported on or otherwise due in respect of such Tax Returns, (III) the control and participation rights in any Tax Proceedings with respect to such Tax Returns and (IV) other related matters.
(f) Payment of Taxes. Emerson shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Emerson Group is responsible for filing under this Section 4, and Newco shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Newco Group is responsible for filing under this Section 4. If any member of the Emerson Group is required to make a payment to a Taxing Authority for Taxes for which Newco is liable under Section 3, Newco shall pay the amount of such Taxes to Emerson in accordance with Section 10 and Section 11. If any member of the Newco Group is required to make a payment to a Taxing Authority for Taxes for which Emerson is liable under Section 3, Emerson shall pay the amount of such Taxes to Newco in accordance with Section 10 and Section 11.
Section 5. Apportionment of Earnings and Profits and Tax Attributes.
(a) Any Tax Attributes arising in a Pre-Closing Period that are subject to allocation among members of a Combined Group shall be allocated among (and the benefits and burdens of such Tax Attributes will inure to) the members of the Emerson Group and the Emerson Contributed Subsidiaries in accordance with the Code, Treasury Regulations, and any Applicable Law, as determined by Emerson in its reasonable discretion.
(b) Emerson shall in good faith, based on information reasonably available to it, advise Newco in writing, as soon as reasonably practicable after Newco’s reasonable request following the Closing, of Emerson’s estimate of any earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code (“PTI”)), Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute to be allocated or apportioned to any Emerson Contributed Subsidiary under Applicable Tax Law (the “Proposed Allocation”). Newco shall have thirty (30) days to review the Proposed Allocation and provide Emerson any comments with respect thereto. If Newco either provides no comments or provides comments to which Emerson agrees in writing, such resulting determination will become final (the “Final Allocation”). If Newco provides comments to the Proposed Allocation and Emerson does not agree, the Final Allocation will be determined in accordance with Section 25. All members of the Emerson Group and Newco Group shall prepare all Tax Returns in accordance with the Final Allocation. In the event of any adjustment to the earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attributes, Emerson shall promptly advise Newco in writing of such adjustment. For the avoidance of doubt, Emerson shall not be liable to any member of the Newco Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Law.
(c) Except as otherwise provided herein, to the extent that the amount of any earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute
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allocated to members of the Emerson Group or an Emerson Contributed Subsidiary pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as agreed by the Parties in good faith.
Section 6. Utilization of Tax Attributes.
(a) Amended Returns. Any amended Tax Return or claim for a Tax Refund with respect to any member of the Newco Group may be made only by the Party responsible for preparing the original Tax Return with respect to such member of the Newco Group pursuant to Section 4. If Newco reasonably determines that it is necessary or appropriate to amend a Separate Tax Return of an Emerson Contributed Subsidiary, or desires to claim a Tax Refund with respect to any such Tax Return, Emerson shall cooperate in good faith with Newco to amend such Tax Return or claim such Tax Refund; provided, that such amendment or claim shall be made only if the benefit of amending such Tax Return or claiming such Tax Refund is reasonably expected to materially outweigh the cost of such action, as determined by Emerson in its reasonable discretion; and provided, further, that Newco shall bear the out-of-pocket expenses of such amendment of such Tax Return and/or claim of such Tax Refund.
(b) No Carryback Election. The Parties hereby agree, except as provided in Section 6(c), (i) not to make or cause to be made any election to claim in any Pre-Closing Emerson Combined Tax Return an Emerson Contributed Subsidiary Carried Item from a Post-Closing Period and (ii) to elect, to the extent permitted by Applicable Law, to forgo the right to carry back any Emerson Contributed Subsidiary Carried Item from a Post-Closing Period to a Pre-Closing Emerson Combined Tax Return.
(c) Emerson Contributed Subsidiary Carrybacks.
(i) If Newco reasonably determines that an Emerson Contributed Subsidiary is required by Applicable Law to carry back any Emerson Contributed Subsidiary Carried Item from a Post-Closing Period to a Pre-Closing Emerson Combined Tax Return, it shall notify Emerson in writing of such determination at least sixty (60) days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof. If Emerson disagrees with such determination, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 25. The Emerson Group shall, at the request of Newco and at Newco’s expense, file or cooperate in good faith in the filing of any amended Tax Returns reflecting such carryback or claims for Tax Refund with respect to such carryback (unless such filing, (x) assuming it is accepted, could reasonably be expected to change the Tax liability of Emerson or any of its Affiliates for any Taxable period or (y) is not reasonably expected to provide a material benefit to Newco, as reasonably determined by Emerson).
(ii) If an Emerson Contributed Subsidiary Carried Item from a Post-Closing Period is carried back to a Pre-Closing Emerson Combined Tax Return pursuant to Section 6(c)(i), Emerson shall be required to make a payment to the Newco Group in an amount equal to the Tax Refund in respect of such Emerson Contributed Subsidiary Carried Item in accordance with Section 7(c).
(d) Emerson Contributed Subsidiary Carryforwards. If a portion or all of any Emerson Contributed Subsidiary Carried Item is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward to an Emerson Contributed Subsidiary Non-Emerson Group Tax Return, any Tax benefits arising from such carryforward shall be retained by the Newco Group.
(e) Unified Loss Rules Election. Emerson shall make a timely and valid election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to reduce the basis of the stock of any Emerson Contributed Subsidiaries to which such election applies, to the extent necessary to prevent any attribute reduction pursuant to Treasury Regulations Section 1.1502-36(d)(6). Emerson shall not make an election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B) or (C) to reattribute any of the Emerson Contributed Subsidiaries’ tax attributes to Emerson, without the prior written consent of Newco.
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Section 7. Certain Tax Benefits.
(a) Emerson Tax Refunds. Emerson shall be entitled to any Tax Refunds (including, in the case of any refund received, any interest actually received on or in respect thereof) received by any member of the Emerson Group or any Emerson Contributed Subsidiary, other than any Tax Refunds to which Newco is entitled pursuant to Section 7(b) (or, with respect to any Emerson Contributed Subsidiary Carried Item, Section 6). Newco shall not be entitled to any Tax Refunds received by any member of the Emerson Group or any Emerson Contributed Subsidiary, except as set forth in Section 7(b) (or, with respect to any Emerson Contributed Subsidiary Carried Item, Section 6).
(b) Newco Tax Refunds. Newco shall be entitled to any Tax Refunds (including, in the case of any refund received, any interest actually received on or in respect thereof) received by any member of the Emerson Group or any member of the Newco Group after the Closing Date (i) with respect to any Tax for which a member of the Newco Group is liable under this Agreement (including, for the avoidance of doubt, any amounts allocated to Newco pursuant to Section 3(c)(ii)) or (ii) resulting from an Emerson Contributed Subsidiary Carried Item to the extent provided in Section 6.
(c) Payments in Respect of Tax Refunds. A Company receiving (or realizing) a Tax Refund to which another Company is entitled hereunder (a “Tax Refund Recipient”) shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Refund and any other reasonable costs associated therewith) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Refund Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to the extent that, as a result of a subsequent Final Determination, a Tax Refund that gave rise to such payment is subsequently disallowed or required to be repaid to the relevant Taxing Authority.
(d) Corresponding Tax Benefits. Without duplication of Section 10(d), if any adjustment with respect to Taxes for which one Party is responsible under this Agreement makes allowable to the other Party any reduction in Taxes payable by the other Party or any other Tax benefit to such other Party which would not, but for such adjustment, be allowable, then the other Party (i) shall use commercially reasonable efforts to actually realize such Tax reduction or other Tax benefit, and (ii) shall pay over to the first Party such Tax reduction or other Tax benefit as and when actually realized, determined on a “with and without” basis, at the time the Tax Return which reflects such Tax reduction or other Tax benefit is filed.
Section 8. Certain Tax Elections. With respect to any Tax election (x) which, if made, would bind one or more members of the Emerson Group, on the one hand, and one or more members of the Newco Group, on the other hand, including the Specified Tax Elections, or (y) if made by one or more members of one Group would be effective only if the same election is made by one or more members of the other Group, Emerson shall be entitled in its reasonable discretion, after consultation with Newco, to determine whether the Emerson Group or the Newco Group shall make such Tax election, and no member of the Newco Group shall make any such Tax election without the prior written consent of Emerson (which may be granted or withheld in the reasonable discretion of Emerson, after consultation with Newco). If Emerson determines that any such Tax election shall be made, or agrees to make such election, in each case in accordance with this Section 8, Newco and Emerson shall, and shall cause the members of the Newco Group and the Emerson Group, as appropriate, to cooperate in making such election.
Section 9. Certain Representations and Covenants.
(a) Representations.
(i) Newco and each other member of the Newco Group represents that as of the date hereof, and covenants that as of the Closing Date, except as contemplated by the Transaction Documents, there is no plan or intention:
(A)  to contribute or otherwise transfer any equity interests in Roxar Software or Roxar Services to an entity treated as a corporation for U.S. federal income tax purposes;
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(B) to liquidate Roxar Software or Paradigm BV (together, the “Spincos” and each a “Spinco”) or to merge, consolidate or amalgamate any Spinco with any other Person subsequent to the Closing, unless, in the case of a merger, consolidation or amalgamation, such Spinco is the survivor of the merger, consolidation or amalgamation);
(C) to sell, transfer or otherwise dispose of, directly or indirectly, any material asset of any member of the Paradigm Group (except for any Wind-Down Entity) to a Person other than a member of the Paradigm SAG subsequent to the Closing, except (A) dispositions in the ordinary course of business, (B) any cash paid to acquire assets in arm’s length transactions, (C) transactions that are disregarded for U.S. federal income Tax purposes, and (D) mandatory or optional repayment or prepayment of indebtedness;
(D) to take or fail to take any action in a manner that is inconsistent with any representations furnished by Newco to the Tax Advisor in the Tax Representation Letters;
(E) to repurchase stock of either of the Spincos;
(F) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distributions) that could reasonably be expected to cause the Distributions to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly stock of the Spincos representing a 50% or greater interest (within the meaning of Section 355(d)(4) of the Code) in either Spinco; provided, that the Parties agree, for the avoidance of doubt, that a Non-Dilutive Equity Issuance is not such a transaction or event; or
(G) to cease to continue the active conduct of any Active Trade or Business, or to substantially reduce the business activity of any Active Trade or Business.
(b) Covenants.
(i) Neither Emerson nor Newco shall, nor shall permit any other member of the Emerson Group or the Newco Group to, take or fail to take any action that constitutes an Emerson Disqualifying Action or a Newco Disqualifying Action, as applicable.
(ii) Neither Emerson nor Newco shall, nor shall permit any other member of the Emerson Group or the Newco Group to, take or fail to take any action that is inconsistent with any representations furnished by Emerson or Newco to the Tax Advisor in the Tax Representation Letters.
(iii) During the two-year period following the Closing Date:
(A) each Spinco shall (x) maintain its status as a company engaged in the applicable Active Trade or Business for purposes of Section 355(b)(2) of the Code, (y) not engage in any transaction that would result in it ceasing to be a company engaged in the applicable Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (x) and (y) hereof, and (z) not dispose of or permit a member of the Paradigm Group to dispose of, directly or indirectly, any interest in a member of the Paradigm Group (except for any Wind-Down Entity) to a Person other than a member of the Paradigm SAG subsequent to the Closing or permit any such member of the Paradigm Group to make or revoke any election under Treasury Regulations Section 301.7701-3; provided, that this clause (z) shall not prohibit an election under Treasury Regulations Section 301.7701-3 (I) to treat a member of the Paradigm Group as a disregarded entity or partnership for U.S. federal income Tax purposes, to the extent such entity is wholly owned by one or more members of the Paradigm Group or (II) to treat a nember of the Paradigm Group as a corporation for U.S. federal income Tax purposes, to the extent such election is treated under Treasury Regulations Section 301.7701-3(g)(1) as a contribution of assets to a corporation that is or becomes a member of the Paradigm SAG;
(B) neither Spinco shall repurchase any of its Equity Interests;
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(C) neither Spinco shall, or shall agree to, merge, consolidate or amalgamate with any other Person, unless such Spinco is the survivor of the merger, consolidation or amalgamation;
(D) Newco shall not cease to own, indirectly, 100% of the Equity Interests in either Spinco;
(E) Newco shall not, and shall not permit any other member of the Newco Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of Newco; provided, however, that Newco may issue Equity Interests to the extent such issuances (I) satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) or (II) constitute a Non-Dilutive Equity Issuance;
(F) Newco shall not, and shall not permit any other member of the Newco Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Newco, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Newco or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I) or (II), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Closing Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distributions, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d)) directly or indirectly any stock in either Spinco (or any successor thereto); provided, that the Parties agree, for the avoidance of doubt, that a Non-Dilutive Equity Issuance shall not be prohibited by this Section 9(b)(iii)(F); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code that has effect retroactive to a Taxable period that includes the Closing Date shall be incorporated in the restrictions in this clause (iii) and the interpretation thereof;
(G) Newco shall not, and shall not permit any other member of the Newco Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Newco or either Spinco (including, without limitation, through the conversion of one class of Equity Interests of Newco or either Spinco into another class of Equity Interests of Newco or such Spinco); and
(H)  Newco shall not, and shall not permit any member of the Newco Group to, contribute or otherwise transfer any equity interests in Roxar Software or Roxar Services to an entity treated as a corporation for U.S. federal income Tax purposes.
(iv) Neither Emerson nor Newco shall take or fail to take, or permit any other member of the Emerson Group or the Newco Group, respectively, to take or fail to take, any action if such action or failure, as applicable, prevents the Intended Tax Treatment or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax Treatment; provided that, with respect to Emerson and the Emerson Group, this covenant shall apply only with respect to clause (v) of the definition of “Intended Tax Treatment”.
(v) Without the prior written consent of Emerson (not to be unreasonably withheld, conditioned or delayed), before October 1, 2022, Newco will not, directly or indirectly, cause or permit (A) the sale, exchange, transfer or other disposition of the shares of Paradigm BV, Roxar Software or Roxar Services by the regarded owner (for U.S. federal income tax purposes) thereof as of the Closing Date, or (B) Paradigm BV, Roxar Software or Roxar Services to engage in any merger, liquidation, reorganization or similar transaction, unless, in each case, such action does not constitute a triggering event pursuant to Treasury Regulations Section 1.367(a)-8(k), as reasonably determined by Emerson,
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after notice by and consultation with Newco at least 30 days prior to the taking by Newco of any such action; provided, that the Parties shall reasonably cooperate to file any new gain recognition agreement to the extent necessary to cause any such action to qualify as a triggering event exception pursuant to Treasury Regulations Section 1.367(a)-8(k).
(c) Certain Newco Covenants with respect to OSI.
(i) Newco will not cause or permit OSI or any of its Subsidiaries or any Affiliate of Newco to (i) file or amend or otherwise modify any Tax Return of OSI or its Subsidiaries if (A) OSI or such Subsidiary was treated as an S corporation or disregarded entity for purposes of such Tax Return on or prior to October 1, 2020 (the “OSI Acquisition” and such date, the “OSI Acquisition Date”) and (B) the results of operations reflected on such Tax Return would also be reflected on a Tax Return of any owner of OSI prior to the OSI Acquisition, that relates in whole or in part to any taxable period (or portion thereof) beginning prior to the OSI Acquisition Date (such taxable period, an “OSI Covered Tax Period,” and such Tax Return, an “OSI Pass-Through Tax Return”), (ii) make or change any U.S. federal or state election or accounting method or practice with respect to any OSI Pass-Through Tax Return, or that has retroactive effect to, any OSI Covered Tax Period, (iii) voluntarily approach any Tax authority with respect to any OSI Pass-Through Tax Return attributable to an OSI Covered Tax Period or (iv) extend or waive the statute of limitations or other period for the assessment of any Tax with respect to any OSI Pass-Through Tax Return with respect to any OSI Covered Tax Period in each case, without the prior written consent of Emerson;
(ii) Newco shall promptly notify Emerson in writing upon receipt by Newco, any member of the Newco Group or any of Newco’s Affiliates of notice of any pending or threatened U.S. federal, state, local or foreign Tax audits, examinations or assessments relating to any OSI Pass-Through Tax Return for any OSI Covered Tax Period (an “OSI Pass-Through Tax Contest”). OSI’s sellers’ representative (whom Emerson shall identify to Newco) shall have the sole right to represent the interests of OSI or its Subsidiaries in any OSI Pass-Through Tax Contest, and to employ counsel of its choice at its expense.
(iii) Newco shall pay or cause to be paid to, or as directed by and on behalf of, Emerson the amount of any refund set forth on Schedule C (the “Specified OSI Refunds”) received by Newco or any of the Newco Group members promptly following receipt thereof; provided, that, prior to the payment of any Specified OSI Refund by Newco to Emerson, (i) Newco shall inform Emerson of the receipt of any Specified OSI Refund and (ii) Emerson shall certify to Newco that (x) Emerson is obligated to pay the entire amount of such Specified OSI Refund to certain persons that Emerson shall therein specify (the “OSI Sellers”), and (y) unless Emerson has directed Newco to pay such Specified OSI Refund on behalf of Emerson to the OSI Sellers, Emerson shall, promptly following its receipt of the payment of the amount of such Specified OSI Refund from Newco, so pay the entire amount of such Specified OSI Refund to the OSI Sellers. Newco shall cause the applicable Emerson Contributed Subsidiary to request a refund (rather than a credit in lieu of a refund) with respect to all Specified OSI Refunds.
(d) Newco Covenants Exceptions. Notwithstanding the provisions of Section 9(b), Newco and the other members of the Newco Group may:
(i) pay cash to acquire assets in arm’s length transactions, engage in transactions that are disregarded for U.S. federal Tax purposes, and make mandatory or optional repayments or prepayments of indebtedness; or
(ii) take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), if: (A) Newco notifies Emerson of its proposal to take such action and Newco and Emerson obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax Treatment, provided that Newco agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the Newco Group shall not be relieved of any liability under Section 10(a) of this Agreement by reason of seeking or having obtained such a ruling; (B) Newco notifies Emerson of its proposal to take such action and obtains an unqualified opinion of counsel (I) from a Tax advisor recognized as an expert in U.S. federal income Tax matters and reasonably acceptable to Emerson, (II) on which Emerson may rely and (III) to the effect that,
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assuming the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange otherwise (without taking into account the action contemplated by this paragraph) qualify for the Intended Tax Treatment, such action “will” not affect the Intended Tax Treatment, provided that the Newco Group shall not be relieved of any liability under Section 10(a) of this Agreement by reason of having obtained such an opinion ; or (C) Newco obtains the prior written consent of Emerson to take such action, provided that the Newco Group shall not be relieved of any liability under Section 10(a) of this Agreement by reason of having obtained such consent.
Section 10. Indemnities.
(a) Newco Indemnity to Emerson. Newco and each other member of the Newco Group shall jointly and severally indemnify Emerson and the other members of the Emerson Group against, and hold them harmless, without duplication, from:
(i) any Tax liability for which Newco is liable pursuant to Section 3;
(ii) any Tax liability attributable to a breach, after the Closing, by Newco or any other member of the Newco Group of any representation, covenant or provision contained in this Agreement (including, for the avoidance of doubt, any Taxes resulting from any breach for which the conditions set forth in Section 9(d) are satisfied);
(iii) any Pre-Closing Restructuring Taxes attributable to a Newco Disqualifying Action (including, for the avoidance of doubt, any Taxes resulting from any action for which the conditions set forth in Section 9(d)(ii) are satisfied); and
(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in clauses (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.
(b) Emerson Indemnity to Newco. Emerson and each other member of the Emerson Group will jointly and severally indemnify Newco and the other members of the Newco Group against, and hold them harmless, without duplication, from:
(i) any Tax liability for which Emerson is liable pursuant to Section 3;
(ii) any Taxes imposed on any member of the Newco Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) as a result of any Emerson Contributed Subsidiary being or having been a member of a Combined Group on or before the Closing Date;
(iii) any Taxes imposed on any member of the Newco Group under any provision of state, local or foreign law similar or analogous to Treasury Regulations Section 1.1502-6 as a result of such member being or having been a member of a Combined Group with any member of the Emerson Group on or after the Closing Date;
(iv) all amounts required to be paid by any Emerson Contributed Subsidiary under any Tax Sharing Agreement to which such Emerson Contributed Subsidiary is or was a party or is or was otherwise subject on or prior to the Closing Date;
(v) any Tax liability attributable to a breach, after the Closing, by Emerson or any other member of the Emerson Group of any representation in this Agreement or any covenant or provision contained in this Agreement or the Transaction Agreement;
(vi) any Pre-Closing Restructuring Taxes, other than any Pre-Closing Restructuring Taxes for which Newco and each other member of the Newco Group are obligated to indemnify Emerson and the members of the Emerson Group under Section 10(a)(iii); and
(vii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments
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arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in clauses (i) through (vi), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.
(c) Discharge of Indemnity. Newco, Emerson and the members of their respective Groups shall discharge their obligations under Section 10(a) or Section 10(b) hereof, respectively, by paying the relevant amount in accordance with Section 11, within thirty (30) Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such thirty (30) Business Days, at least ten (10) Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 10(a) or Section 10(b), as the case may be. Notwithstanding the foregoing, if any member of the Newco Group or any member of the Emerson Group disputes in good faith the fact or the amount of its obligation under Section 10(a) or Section 10(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 25 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 11.
(d) Corresponding Tax Benefits. If an indemnification obligation of any member of the Emerson Group or any member of the Newco Group, as the case may be, under this Section 10 arises in respect of an adjustment that makes allowable to an Indemnitee any reduction in Taxes payable by the Indemnitee or other Tax benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 10(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the Taxable year in which such indemnification obligation arises, determined on a “with and without” basis.
Section 11. Payments.
(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, Emerson has the right to designate, by written notice to Newco, which member of the Emerson Group will make or receive such payment.
(b) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Transaction Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.
Section 12. Guarantees. Emerson and Newco, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the Emerson Group or the Newco Group, respectively, under this Agreement.
Section 13. Communication and Cooperation.
(a) Consult and Cooperate. Emerson and Newco shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:
(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Newco Group (or, in the case of any Tax Return of the Emerson Group, the portion of such return that relates to Taxes for which the Newco Group may be liable or earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute that may be allocated to
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a member of the Newco Group, in each case pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);
(ii) the execution of any document that may be necessary (including to give effect to Section 14) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and
(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.
(b) Provide Information. Except as set forth in Section 14, Emerson and Newco shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.
(c) Tax Attribute Matters. Emerson and Newco shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Newco Group or any member of the Emerson Group, respectively.
(d) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the Emerson Group or Newco Group, respectively, shall be required to provide any member of the Newco Group or Emerson Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate to Newco, the business or assets of any member of the Newco Group, or matters for which Newco or Emerson Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Emerson Group or the Newco Group, respectively, be required to provide any member of the Newco Group or Emerson Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that Emerson or Newco, respectively, determines that the provision of any information to any member of the Newco Group or Emerson Group, respectively, could be commercially detrimental or violate any law or agreement to which Emerson or Newco, respectively, is bound, Emerson or Newco, respectively, shall not be required to comply with the foregoing terms of this Section 13(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to Emerson or Newco, to the extent such access to or copies of any information is provided to a Person other than a member of the Emerson Group or Newco Group (as applicable)).
Section 14. Audits and Contests.
(a) Notice. Each of Emerson or Newco shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the Newco Group or the Emerson Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying Party is prejudiced by such failure.
(b) Emerson Control. Notwithstanding anything in this Agreement to the contrary, Emerson shall have the right to control all matters relating to any Tax Proceeding relating to any Pre-Closing Emerson Combined Tax Return. Emerson shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax Proceeding described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding is reasonably likely to (A) give rise to an indemnity obligation of Newco under Section 10 hereof or (B) affect the allocation of earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary
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attribute that may be allocated to a member of the Newco Group pursuant to Section 5 hereof, (i) Emerson shall keep Newco informed of all material developments and events relating to any such Tax Proceeding described in this proviso, and (ii) other than with respect to any Tax Proceeding relating to any Pre-Closing Emerson Combined Tax Return, at its own cost and expense, Newco shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.
(c) Newco Control. Newco shall have the right to control all matters relating to any Tax Proceeding relating to any Emerson Contributed Subsidiary Non-Emerson Group Tax Return and any Tax attributable to any Emerson Contributed Subsidiary or Deferred Business that is not required to be reported on a Tax Return, other than any Tax Proceeding relating to Pre-Closing Restructuring Taxes or Deferred Closing Taxes. Newco shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax Proceeding described in the preceding sentence; provided, however, that to the extent that any such Tax Proceeding is reasonably likely to give rise to an indemnity obligation of Emerson under Section 10 hereof, (i) Newco shall keep Emerson informed of all material developments and events relating to any such Tax Proceeding described in this proviso, (ii) at its own cost and expense, Emerson shall have the right to participate in (but not to control) the defense of any such Tax Proceeding, and (iii) Newco shall not settle or compromise any such contest without Emerson’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(d) Pre-Closing Restructuring Taxes and Deferred Closing Taxes. Emerson shall have the right to control any Tax Proceeding relating to Pre-Closing Restructuring Taxes and Deferred Closing Taxes; provided, that Emerson shall keep Newco fully informed of all material developments and, other than with respect to any Tax Proceeding relating to any Pre-Closing Emerson Combined Return (which shall be governed by Section 14(b)), shall permit Newco, at its own cost and expense, a reasonable opportunity to participate in the defense of the matter.
Section 15.  Deferred Business Tax Matters. Notwithstanding that pursuant to Section 7.05(e) of the Transaction Agreement the Newco Group is intended to be treated as having the economic rights, benefits, and interests, and assuming the economic risk, encumbrances, and obligations, in each case, with respect to the ownership of each Deferred Business as of the Effective Time, the Parties agree to treat the Emerson Group (or the applicable member(s) thereof) as the owner of each Deferred Business during the applicable Deferred Closing Period for all applicable Tax purposes. Each of Emerson and Newco shall, and shall cause their respective Affiliates to, file all applicable Tax Returns in a manner consistent with this Section 15, and shall not take any contrary Tax position, except to the extent required pursuant to a “determination” under Section 1313(a) of the Code (or similar result or outcome under state, local or non-U.S. Tax law).
Section 16. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission, or mail, to the following addresses:
if to Emerson or the Emerson Group, to:

Emerson Electric Co.
[•]
Attention: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Michael Mollerus
Email:	michael.mollerus@davispolk.com

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if to Newco or the Newco Group, to:

Aspen Technology, Inc.
[•]
Attention: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention:	Graham Robinson
Moshe Spinowitz
Chadé Severin
E-mail:	graham.robinson@skadden.com
moshe.spinowitz@skadden.com
chade.severin@skadden.com
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 17. Costs and Expenses. The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Transaction Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the Party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.
Section 18. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between Emerson and Newco, this Agreement shall become effective upon the consummation of the Closing. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.
Section 19. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).
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Section 20. Construction. In this Agreement, unless the context clearly indicates otherwise:
(a) words used in the singular include the plural and words used in the plural include the singular;
(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;
(c) except as otherwise clearly indicated, reference to any gender includes the other gender;
(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;
(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;
(g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;
(j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;
(k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and
(l) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.
Section 21. Entire Agreement; Amendments and Waivers.
(a) Entire Agreement.
(i) This Agreement and the other Transaction Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Transaction Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Transaction Documents. This Agreement is an “Ancillary Agreement” as such term is defined in the Transaction Agreement and shall be interpreted in accordance with the terms of the Transaction Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transaction Agreement, the terms of this Agreement shall control in all respects.
(ii)  THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER EMERSON NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN
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INFORMATION RELATING TO THE ECHO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF EMERSON OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. NEWCO ACKNOWLEDGES THAT EMERSON HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY EMERSON OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE ECHO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.
(b) Amendments and Waivers.
(i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Emerson and Newco, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(ii) No failure or delay by any Party (or the applicable member of such Party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 23. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the Parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 16 shall be deemed effective service of process on such Party.
Section 24. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 25. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Emerson and Newco; provided, however, that, if Emerson and Newco do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by Emerson, one member chosen by Newco, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as
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soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties to the dispute.
Section 26. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 13(d) and the indemnification and release provisions of Section 10, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.
Section 27. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Transaction Documents.
Section 27. Authorization. Each of Emerson and Newco hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such Party and each member of its Group, and that the execution, delivery and performance of this Agreement by such Party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such Party or member of its Group.
Section 28. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Law.
Section 29. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.
[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.
EMERSON ELECTRIC CO., on its own behalf and on behalf of the members of the Emerson Group

By:
	Name:	[•]
	Title:	[•]

ASPEN TECHNOLOGY, INC. (formerly known as Emersub CX, Inc.) on its own behalf and on behalf of the members of the Newco Group

By:
	Name:	[•]
	Title:	[•]
[SIGNATURE PAGE TO THE TAX MATTERS AGREEMENT]
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Exhibit D-1

[Form of Transition Services Agreement]

Exhibit D-1
CONFIDENTIAL
[FORM OF] TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), is dated as of [    ] (the “Effective Date”), by and between Emerson Electric Co., a Missouri corporation (together with its Affiliates, “Emerson”), and Emersub CX, Inc., a Delaware corporation (“Newco”). Each of Emerson and Newco are referred to as a “Party,” and collectively, as the “Parties.”
PRELIMINARY STATEMENT
WHEREAS, the Parties, Aspen Technology, Inc., EMR Worldwide Inc. and Emersub CXI, Inc. have entered into a Transaction Agreement and Plan of Merger, dated as of October 10, 2021, as amended on March [•], 2022 and [•], 2022 (as may be further amended from time to time, the “Transaction Agreement”);
WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Transaction Agreement; and
WHEREAS, pursuant to the Transaction Agreement, Emerson and Newco have agreed to enter into this Agreement on the Closing Date in order to provide for the provision of certain transitional services by Emerson to Newco and by Newco to Emerson (each of Emerson and Newco in its capacity as the recipient of services, the “Recipient” and each of Emerson and Newco in its capacity as the provider of services, the “Provider”) in connection with the contribution of the Echo Business by Emerson to Newco, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, conditions, and agreements hereinafter expressed, the Parties agree as follows:
1.	Services to be Provided.
(a)
During the Transition Period (as defined below) (or such shorter periods as may be specified in Schedule [A-1], Schedule [A-2] and Schedule [B][1], respectively, attached to this Agreement and incorporated herein (each, a “TSA Schedule” and together, the “TSA Schedules”) with respect to any Services), (i) Emerson shall provide (or cause to be provided by an Affiliate or a third-party provider (each, a “Subcontractor”)) to Newco the services described on Schedule [A-1] and Schedule [A-2] (collectively, and together with the Emerson Facility Services (as defined below), the “Emerson Services”) and (ii) Newco shall provide (or cause to be provided by an Affiliate or a Subcontractor) to Emerson the services described on Schedule [B] (the “Newco Services” and together with the Emerson Services, or either of the Newco Services or Emerson Services, as the context requires, the “Services”); provided, however, that, without the Recipient’s prior written consent, not to be unreasonably withheld, conditioned or delayed, the Provider shall not cause a third-party Subcontractor to provide any Service if doing so would result in an increase in the aggregate Service Charges and out-of-pocket costs for such Service of more than ten percent (10%) compared to the Service Charges and out-of-pocket costs applicable to such Service as set forth in the applicable TSA Schedule; provided, further, that the Provider shall remain ultimately responsible for ensuring that the obligations set forth in this Agreement are satisfied with respect to any Service provided by any Subcontractor. The Services shall only be made available for, and the Recipient shall only be entitled to utilize the Services for, the benefit of the operation of, in the case Newco is the Recipient, the Echo Business and natural extensions or evolutions thereof and, in the case Emerson is the Recipient, the businesses of Emerson and the Emerson Retained Subsidiaries (the “Emerson Business”) and natural extensions or evolutions thereof. Services will not be provided in any location or jurisdiction to the extent the provision of any or all of the Services to an unrelated legal entity or business is illegal; provided, however, that in any such event, the Provider as promptly as commercially practicable shall notify the Recipient, and the Parties shall use their commercially reasonable efforts to develop, at the Recipient’s

[1]
Note to Draft: Prior to the Closing, Emerson and Aspen shall cooperate in good faith to finalize the TSA Schedules reflecting Service Charges generally reflecting Provider’s actual costs and the exhibits to the Transition Services Agreement as soon as reasonably practicable after the signing of the Transaction Agreement.

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reasonable cost and expense (subject to the Recipient’s prior written approval), a work-around arrangement that is reasonably acceptable to the Recipient; provided, further, that in any such event, the Provider as promptly as commercially practicable shall use commercially reasonable efforts to perform, at the Recipient’s reasonable cost and expense (subject to the Recipient’s prior written approval), such Services through alternative means in accordance with Applicable Laws, and if not practicable, the Parties shall use commercially reasonable efforts, at the Recipient’s reasonable cost and expense (subject to the Recipient’s prior written approval), to minimize the impact, and negotiate in good faith to provide, at the Recipient’s reasonable cost and expense (subject to the Recipient’s prior written approval), a commercially reasonable alternative arrangement reasonably acceptable to the Recipient. The standard for such Services shall be as set forth in Section 3.
(b)
If a service (i) was provided by Emerson or an Emerson Retained Subsidiary (or a third party on its or their behalf) to the Echo Business during the twelve (12) months prior to the Closing, (ii) cannot reasonably be obtained by Newco from a third party and (iii) is not included in Schedule [•] (Excluded Services) (any such service, an “Omitted Service”), Newco may submit a written notice describing such service to Emerson within six (6) months after the Effective Date (or, for Omitted Services that are performed on a quarterly, annual or other cyclical basis, within sixty (60) days after such Omitted Service would have been provided under the first of such cycle to occur following the Effective Date). Promptly following receipt of such written notice, Emerson shall commence providing such Omitted Service under the terms of this Agreement, such Omitted Service shall be promptly documented in writing by the Parties as an amendment to the applicable TSA Schedule and such Omitted Service shall be included in the Services. For the avoidance of doubt, the Service Charges applicable to any Omitted Service will be reasonably determined consistent with the methodology used to determine the Service Charges for similar Services.

(c)
The Provider will notify the Recipient and in good faith use reasonable efforts to obtain any Consents from any third party that may be required in connection with the performance of the Provider’s obligations hereunder, including the provision of the Services, in each case, with each Party bearing fifty percent (50%) of any out-of-pocket third-party costs and expenses associated with obtaining the applicable Consents; provided that in the event any necessary Consents cannot be obtained by the Provider despite its commercially reasonable efforts, the Provider as promptly as commercially practicable shall inform the Recipient, and the Parties shall develop and implement a commercially reasonable alternative arrangement reasonably acceptable to the Recipient, with each Party bearing fifty percent (50%) of any set-up costs for such arrangement.

(d)
Management of, and control over, the provision of the Services provided hereunder (including the determination or designation at any time of the equipment, employees and other resources of the Provider, its Affiliates or any Subcontractor to be used in connection with the provision of such Services) shall reside solely with the Provider. Without limiting the generality of the foregoing, except as provided in the TSA Schedules, all labor matters relating to any employees of the Provider, its Affiliates and any Subcontractor shall be within the exclusive control of such entity, and the Recipient shall not have any rights with respect to such matters. Except as provided in the TSA Schedules, the Provider shall be solely responsible for the payment of all salary and benefits and all Taxes (including income tax, social security taxes, unemployment compensation, workers’ compensation tax, other employment taxes or withholdings) and premiums and remittances with respect to employees used to provide any Services hereunder.

(e)
All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by the Provider, its Affiliates, or any Subcontractor in connection with the provision of Services (other than any such items being the property of the Recipient that are provided by the Recipient to the Provider to facilitate the Provider’s provision of the Services to the Recipient) hereunder shall remain the property of the Provider, its Affiliates or such Subcontractor and shall at all times be under the sole direction and control of the Provider, its Affiliates or such Subcontractor. The Recipient may not resell, license the use of or otherwise permit the use by others of any Services, except with the prior written consent of the Provider. Notwithstanding the foregoing, all property, including all Intellectual Property, materials, equipment, samples, third-party licenses (or Intellectual Property licensed thereunder), software, hardware, servers and Confidential Information, (i) disclosed or provided by the Recipient to

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the Provider, its Affiliates or Subcontractors pursuant to this Agreement, together with Intellectual Property or data output generated by or on behalf of the Provider for the Recipient in the performance of the Services to the extent exclusively relating to, with respect to Newco in its capacity as the Recipient, the Echo Business, and with respect to Emerson in its capacity as the Recipient, the Emerson Business, as conducted during the Transition Period, is and shall remain the exclusive property of the Recipient or its Affiliates and its suppliers, as applicable, and (ii) (x) disclosed or provided by Newco in its capacity as the Recipient to Emerson, its Affiliates or Subcontractors pursuant to this Agreement to the extent relating to the Emerson Business or otherwise not exclusively relating to the Echo Business or (y) disclosed or provided by Emerson to Newco in its capacity as the Recipient, its Affiliates or Subcontractors pursuant to this Agreement, other than Intellectual Property generated by or on behalf of Emerson for Newco in its capacity as the Recipient in the performance of the Services to the extent exclusively relating to the Echo Business as conducted during the Transition Period, in each case, is and shall remain the exclusive property of Emerson or its Affiliates and its suppliers, as applicable. Subject to the terms of this Agreement, each Party hereby grants to the other Party a non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable (except in accordance with Section 18(g)) license, without the right to sublicense (except as necessary to receive the Services or to subcontract the provision of Services in accordance with Section 1(a)), solely during the Transition Period, to use, reproduce, modify, create derivative works of, perform, display, transmit and otherwise exploit any Intellectual Property (other than Trademarks) provided pursuant to this Agreement solely to perform or receive the Services, as applicable.
(f)
EXCEPT AS EXPRESSLY SET FORTH IN SECTION 1(e), NO LICENSES OR ANY OTHER RIGHT, TITLE OR INTEREST IN OR TO ANY INTELLECTUAL PROPERTY ARE GRANTED TO EITHER PARTY OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT, WHETHER BY IMPLICATION, ESTOPPEL, EXHAUSTION OR OTHERWISE, AND EACH PARTY RETAINS AND RESERVES ANY AND ALL RIGHT, TITLE AND INTEREST NOT EXPRESSLY GRANTED UNDER THIS AGREEMENT.

2.	Consideration for Services.
(a)
The Recipient shall pay to the Provider the fees for each Service (or category of Services, as applicable) as set forth on the applicable TSA Schedule (including, for the avoidance of doubt, as adjusted in connection with any extension pursuant to Section 9(a)) (collectively, the “Service Charges,” and each, a “Service Charge”). During the Transition Period, the amount of a Service Charge for any Service (or category of Services, as applicable) shall not increase, except to the extent such costs and amounts increase for, in the case Emerson is the Provider, the Emerson Business, and, in the case Newco is the Provider, the Echo Business, using the same service at the same location or changes in actual compensation and benefits costs. Where Service Charges are calculated on a per headcount basis, the Provider understands and agrees that headcount may fluctuate in the ordinary course of business; provided that, if the Recipient provides updates to the applicable headcount no later than five (5) days before any calendar month of the Transition Period, the Provider shall adjust the applicable Service Charges effective as of such calendar month. The Recipient will be charged for the then-current headcount for the invoiced period. Actual, documented out-of-pocket costs paid to any third-party provider that is providing goods or services used by the Provider in providing the Services (e.g., license costs for software) will be an incremental cost to the Recipient in addition to the Service Charges, and will be charged to the Recipient at the actual third-party cost allocated to the Services in a manner consistent with past practice; provided, however, that the Recipient’s prior written approval shall be required with respect to any out-of-pocket costs exceeding twenty five thousand dollars ($25,000). Notwithstanding the foregoing, for the avoidance of doubt, Emerson shall bear all costs and expenses associated with building or setting up the Transition Environment (as described in Schedule [A-1]) and the Service Charges to be paid by Newco in its capacity as the Recipient shall reflect the costs and expenses associated with Newco’s connection to and Echo’s operation of the Transition Environment in connection with the provision and receipt of the Services.

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(b)
The Provider shall deliver invoices to the Recipient on a monthly basis reflecting charges for the preceding month. the Provider agrees to afford the Recipient, upon reasonable notice, access to such information, records and documentation of the Provider as the Recipient may reasonably request in order to verify any invoices and charges for Services hereunder or additional out-of-pocket costs as set forth in Section 2(a).

(c)
The Recipient shall pay the amount (other than amounts it disputes in good faith) of such invoice in U.S. dollars by wire transfer to the Provider within thirty (30) days of the date of receipt of such invoice to the account specified by the Provider and payment of the disputed amount (if and to the extent required) shall be made promptly after resolution of such dispute in accordance with this Section 2(c); provided that, at the Provider’s option, with respect to Services rendered outside the United States, payments may be required to be made in local currency, subject to the Recipient’s consent (not to be unreasonably withheld). If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on such date, compounded monthly, accruing from the date the payment was due through the date of actual payment. If the Recipient disputes in good faith the amount reflected on any invoice, the Recipient shall promptly, but in any event within sixty (60) days of the date of receipt of such invoice, specify in writing the portion that it disputes and the basis for that dispute. If the Recipient has disputed an amount in connection with the payment of an invoice in accordance with the foregoing, or if the Recipient provides written notice to the Provider challenging whether the Service Charges set forth on an invoice rendered by the Provider pursuant to Section 2(b) accurately reflect the Services provided hereunder within sixty (60) days of the receipt of such invoice, then, in either case, the Parties shall comply with the following process: (i) the appropriate representatives from the finance divisions of the Parties shall promptly meet to review and attempt to resolve the matter; (ii) if the matter is still not resolved, then the Service Coordinators (as defined below) of the Parties shall meet and shall use reasonable efforts to resolve the dispute; and (iii) if the matter is still not resolved within ten (10) days of referral to the Service Coordinator, then the Parties shall undertake the procedures set forth in Section 18(b) hereof.

(d)
Except as set forth in Section 2(c), the Recipient shall pay the full amount of the Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

(e)
Incremental to any other payments, fees or charges in this Agreement, the Recipient shall pay any Taxes imposed on, or payable with respect to, the provision of Services, including all applicable sales, use, value added and similar Taxes, but excluding Taxes based on the Provider’s net income or assets.

(f)
All amounts payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by Applicable Law. If deduction or withholding is required by Applicable Law on the payment of any amount under this Agreement, the amount of the payment due from the Party required to make such payment shall be increased to an amount which, after any withholding or deduction, leaves an amount equal to the payment which would have been due if no such deduction or withholding were required. The Recipient shall withhold (or cause to be withheld) such taxes, levies or charges and pay (or cause to be paid) such withheld amounts over to the applicable taxing authority in accordance with the requirements of Applicable Law and provide the Provider with an official receipt confirming payment. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, use commercially reasonable efforts to provide the Recipient with any certificate or other documentary evidence (i) required by any Tax Law or (ii) which the Provider is entitled by any Tax Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and the Recipient agrees to accept and act in reliance on any such duly and properly executed or other applicable documentary evidence. Each Party shall reasonably cooperate and use commercially reasonable efforts to minimize or eliminate any withholding Tax liability.

3.
Standard for Service. Except as otherwise provided in this Agreement or the TSA Schedules, the Provider agrees to perform each Service such that the nature, quality, standard of care, level of priority and the service level at which such Service is performed are not materially less than the nature, quality, standard of

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care, level of priority and service level at which substantially the same service was performed by or on behalf of, in the case Emerson is the Provider, to the Echo Business, and in the case Newco is the Provider, Newco or the Emerson Contributed Subsidiaries to the Emerson Business, during the twelve (12) months prior to the Closing Date (or, if not so previously provided, then substantially the same as that applicable to similar services provided by, in the case Emerson is the Provider, Emerson to the Emerson Retained Subsidiaries, and in the case Newco is the Provider, by Newco to its Subsidiaries). Without limiting the foregoing, in the event there is any restriction on the Provider under an existing contract with a third party that would restrict the nature, quality or standard of care applicable to delivery of a Service to be provided by the Provider to the Recipient, the Provider shall promptly provide notice to the Recipient of such restriction and the Parties shall reasonably cooperate in good faith to mutually agree on alternative arrangements or procedures to allow the Provider to provide such Service in a manner as close as possible to the standards described in this Section 3. The Provider shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is caused by the failure of the Recipient to timely provide the information, access or other cooperation necessary for the Provider to provide such Service. Without limiting the Provider’s obligation to provide the Services in accordance with the standards set forth in, and subject to, this Section 3, the Provider may supplement, modify, substitute or otherwise alter any of the Services from time to time in a manner that is generally consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by the Provider; provided that no such alteration adversely affects, in the case Emerson is the Provider, the Echo Business or natural expansions or extensions thereof, and in the case Newco is the Provider, the Emerson Business or natural expansions or extensions thereof, in any material respect. The Recipient may request to modify the terms and conditions relating to the performance of a previously agreed-upon Service in order to resolve issues that were not apparent as of the Effective Date, which may include, among other things, new procedures or processes for providing such Service (a “Service Modification”). In each such case, the Service Coordinators shall discuss such potential changes and determine possible scope impact on the Services. If the Service Modification is a change to the Service that does not materially and adversely affect the Provider’s costs or ability to provide, or cause to be provided, such Service, the Provider shall promptly, at the Recipient’s reasonable cost and expense, implement such Service Modification. In the event the Recipient desires a Service Modification that would materially and adversely affect the Provider’s costs or ability to provide, or cause to be provided, the applicable Service, the Provider shall consider approving such Service Modifications in good faith, such approval not to be unreasonably withheld, conditioned or delayed.
4.
Cooperation for Statutory and Tax Filings. Newco undertakes and agrees to cooperate in accordance with the standard for Services described in Section 3 to enable Emerson to complete in a timely manner any and all statutory and Tax filings required to be filed by Emerson and/or its Affiliates pursuant to the Transaction Agreement that include any information related to the Echo Business. Newco will provide and, as applicable, cause its employees and its Affiliates and their employees to provide, all such reasonable cooperation to Emerson, its Affiliates and their respective representatives with respect to such filings as is reasonably requested, including preparing or causing to be prepared (to the extent consistent with past practices) and furnishing or causing to be furnished records, information, work papers, reports and other documents as requested by Emerson, its Affiliates or their respective representatives and causing Continuing Echo Business Employees who possess relevant knowledge to make themselves available for consultation with respect to the foregoing; provided that notwithstanding anything to the contrary in this Section 4, Newco will only be obligated to cause any Person to cooperate with Emerson pursuant to this Section 4 if and for so long as Newco is capable of directing the actions of such Person.

5.
Migration Assistance. Within sixty (60) days after the date hereof, the Parties shall jointly develop a detailed plan for (a) separating and conveying any assets (including data) held by Emerson or its Affiliates that are to be, or that have been, assigned to Newco, in each case, pursuant to the Transaction Agreement and (b) migrating the Services and all related information and customer accounts, to the Recipient or its designee in an efficient, low-risk and low-disruption manner to both Parties (such plan, as mutually agreed to by the Parties, the “Migration Plan”). Each Party shall perform all of its respective obligations in the Migration Plan. Such plan shall include, at a minimum, key milestones and dependencies required by each Party to complete its own obligations.

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6.
Disaster Recovery & Business Continuity. During the Transition Period, Emerson shall implement and maintain (i) information technology security requirements and policies and (ii) disaster recovery and other business continuity systems and processes, in the case Emerson is the Provider, that are substantially the same as Emerson maintains for the Emerson Retained Subsidiaries and, in the case Newco is the Provider, that are substantially the same as Newco maintains for its Subsidiaries.

7.
Force Majeure. No Party shall be responsible for a delay in delivery of or any failure to perform any Service if prohibited by Applicable Law or caused by an act of god or public enemy, war, terrorism, cyber-attack, government acts or regulations, fire, flood, embargo, quarantine, pandemic, epidemic, unusually severe weather or other cause similar to the foregoing, in each case which is beyond its reasonable control (each, a “Force Majeure Event”); provided, however, that such Party notifies the other Party as soon as reasonably practicable, in writing, upon learning of the occurrence of the Force Majeure Event. Subject to compliance with the foregoing provision, a Party’s obligations hereunder (except its payment obligations in respect of Services already provided) shall be postponed for such time as its performance is suspended or delayed on account of the Force Majeure Event, and upon the cessation of the Force Majeure Event, such Party will use commercially reasonable efforts to resume its performance hereunder.

8.
Confidential and Proprietary Information and Rights. Newco and Emerson each acknowledge that any information provided to or coming into the possession of the other pursuant to this Agreement will be governed by the confidentiality provisions of the Stockholders Agreement, mutatis mutandis (as applicable hereto, the “Confidentiality Obligations”); provided, however, that notwithstanding any contrary provisions of the confidentiality provisions of the Stockholders Agreement, the Confidentiality Obligations of the Parties shall remain in effect for five (5) years after the Closing Date, except that the Confidentiality Obligations of the Parties with respect to the protection of confidential information that is source code or that otherwise constitutes or is treated as of the Closing by the disclosing Party as a trade secret shall remain in effect perpetually.

9.	Transition Period and Termination.
(a)
The term of this Agreement (the “Transition Period”) shall commence on the Closing Date and continue with respect to each of the Services for the term thereof (the “Service Term”), which Service Term shall, unless otherwise agreed to by Emerson and Newco in any TSA Schedule, terminate twelve months following the Closing Date; provided that except as otherwise specified on any TSA Schedule, the Recipient may, upon written notice prior to the expiration of the applicable Service Term, extend any Service Term by up to an additional six (6) months (i.e., for any twelve (12)-month Service Term, up to eighteen (18) months from the Effective Date) at the same Service Charges applicable to the initial Service Term (such Services Charge, as adjusted in accordance with Section 2(a), the “Base Charge”), and for up to a second additional six (6) month period (i.e., for any twelve (12)-month Service Term, up to twenty-four (24) months from the Effective Date) at Services Charges reflecting: (i) the Base Charge for the nineteenth (19th) month after the Effective Date, (ii) one hundred and ten percent (110%) of the Base Charge for the twentieth (20th) month after the Effective Date, (iii) one hundred and eleven percent (111%) of the Base Charge for the twenty-first (21st) month after the Effective Date, (iv) one hundred and twelve percent (112%) of the Base Charge for the twenty-second (22nd) month after the Effective Date, (v) one hundred and fourteen percent (114%) of the Base Charge for the twenty-third (23rd) month after the Effective Date and (vi) one hundred and fifteen percent (115%) in the twenty-fourth (24th) month after the Effective Date; provided, further, that except as otherwise specified on any TSA Schedule, (i) the Recipient may terminate one or more of the Services it receives at any time and for any reason on not less than thirty (30) days’ prior written notice to the Provider and (ii) both Parties may terminate this Agreement with respect to one or more Services immediately upon mutual agreement; provided, further, that the termination date of the Emerson Facility Services shall be as described in Section 12(b) hereof.

(b)
Notwithstanding the foregoing, each Party reserves the right to immediately terminate this Agreement by written notice to the other Party in the event that the other Party materially breaches this Agreement and such breach remains uncured for thirty (30) days after receipt of written notice from the non-breaching Party.

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(c)
Upon the effective date of termination of any Service pursuant to this Agreement, the Provider will have no further obligation to provide the terminated Service, and the Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided that the Recipient shall remain obligated to the Provider for the Service Charges and any other fees, costs and expenses owed and payable in accordance with the terms of this Agreement in respect of Services provided prior to the effective date of termination. Upon the effective date of termination of any Service pursuant to this Agreement, the Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated Service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation and/or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. The termination of any license of any Emerson Facility pursuant to this Agreement will be treated in a corresponding manner under this Section 9(c).

(d)
The failure of either Party to terminate this Agreement for breach of any term or condition shall not constitute a waiver of such breach and shall not affect such Party’s right to terminate this Agreement by reason of subsequent breaches of the same or other terms or conditions.

(e)
Any termination of this Agreement with respect to any one or more Services shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement, except as otherwise specified on the applicable TSA Schedule.

10.	Limitation of Liability; Exclusion of Warranties.
(a)
Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY HERETO SHALL BE LIABLE FOR (I) ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT THE OTHER PARTY IS REQUIRED TO PAY ANY SUCH AMOUNTS TO A THIRD PARTY, IN EACH CASE ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES PROVIDED HEREUNDER (INCLUDING DELIVERABLES ASSOCIATED THEREWITH), INCLUDING PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR (II) THE FURNISHING, PERFORMANCE, OR USE OF ANY GOODS OR SERVICES SOLD OR PERFORMED PURSUANT HERETO, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), BREACH OF WARRANTY, OR OTHERWISE, EXCEPT IN THE CASE OF THIS CLAUSE (II) FOR THE WILLFUL BREACH, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUCH PARTY OR ITS AFFILIATES OR REPRESENTATIVES. FURTHER, THE LIABILITY OF EMERSON TO NEWCO FOR ANY LOSS OR DAMAGE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED FIVE (5) TIMES THE TOTAL AMOUNT BILLED OR BILLABLE TO NEWCO IN ITS CAPACITY AS RECIPIENT UNDER THIS AGREEMENT, AND THE LIABILITY OF NEWCO TO EMERSON FOR ANY LOSS OR DAMAGE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED FIVE (5) TIMES THE TOTAL AMOUNT BILLED OR BILLABLE TO EMERSON IN ITS CAPACITY AS RECIPIENT UNDER THIS AGREEMENT.

(b)
Obligation to Correct. Without limiting any rights or remedies of the Recipient, in the event of any breach of this Agreement by the Provider with respect to any material error or defect in the provision of any individual Service, the Provider shall promptly, after the Provider’s Service Coordinator becomes aware of such error or defect, notify the Recipient and, at the Recipient’s request, correct such error or defect or re-perform such Service in a timely manner as promptly as practical after the Recipient’s request at the expense of the Provider.

(c)
Exclusion of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TSA SCHEDULES, (A) THE SERVICES, (B) THE LICENSES IN SECTION 1(e) AND (C) THE RIGHTS GRANTED HEREUNDER ARE, IN EACH CASE, PROVIDED AND GRANTED “AS-IS” WITH NO OTHER WARRANTIES, AND EMERSON AND NEWCO EACH EXPRESSLY

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DISCLAIMS ANY OTHER WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER; PROVIDED, THAT NEITHER THIS DISCLAIMER NOR ANY OTHER PROVISION OF THIS AGREEMENT SHALL IN ANY WAY LIMIT ANY REPRESENTATIONS AND WARRANTIES OF ANY PERSON UNDER THE TRANSACTION AGREEMENT, STOCKHOLDERS AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT IN EACH CASE RELATED THERETO.
11.
Access to Records and Properties. The Recipient shall, during normal business hours and with reasonable prior notice, provide the Provider with access to its books and records pertaining to in the case Newco is the Recipient, the Echo Business, and in the case Emerson is the Recipient, the Emerson Business, solely for the purposes of the Provider’s provision of the Services and solely to the extent necessary for the Provider to provide the Services. The Recipient shall also provide the Provider with physical access to computer and communications equipment at the applicable facilities in order to maintain or service such equipment and associated software, including such access for a reasonable time following the termination of this Agreement, in each case, to the extent reasonably necessary for the provision of the Services.

12.
Access to Emerson Facilities. Emerson, in its capacity as the Provider, hereby grants to Newco or an Affiliate thereof a limited right to use and access premises at any facility identified as an “Emerson Facility” on Schedule [A-1] and, without additional charge, to continue to use furniture and equipment at any such facility (an “Emerson Facility”) for substantially the same purposes as used by the Echo Business in the twelve (12) months prior to the Effective Date (all such rights, the “Emerson Facility Services”). Schedule [A-1] sets forth a description of each Emerson Facility and all costs as to which Newco or an Affiliate is required to reimburse Emerson on a proportionate basis based on the metric used to allocate such costs during the twelve (12) months prior to the Effective Date (e.g., headcount or rentable square feet occupied by Newco or its Affiliates). At each Emerson Facility, Emerson shall, in addition to providing access to and the right to use such facility, provide to the personnel of Newco and its Affiliates the facility-related ancillary services reasonably necessary to support Newco’s office work policies with respect to in-office attendance, but in any event, not less than the services provided to the Echo Business during the twelve (12) months prior to the Closing at the Emerson Facility (e.g., reception, general maintenance and janitorial services, heat and air-conditioning and use of the mailroom) and Emerson shall provide, or cause to be provided each Emerson Facility subject to the following terms and conditions:

(a)
Newco shall, and shall cause its Affiliates to, permit only Newco and its Affiliates’ respective authorized personnel, contractors, invitees or licensees to use the Emerson Facility, except as otherwise permitted by Emerson in writing;

(b)
Newco shall, and shall cause its Affiliates and their respective personnel, contractors, invitees or licensees to, vacate the Emerson Facility at or prior to the earliest of (x) the expiration date of the lease relating to the Emerson Facility as set forth in Schedule [A-1], (y) the expiration or termination of this Agreement and (z) the date set forth in Schedule [A-1], unless provided in Schedule [A-1] with respect to such space[2], and upon such expiration, Newco or its Affiliate shall deliver over to Emerson any portion of the Emerson Facility utilized by Newco or its Affiliates in substantially the same repair and condition as existed on the Effective Date, ordinary wear and tear and damage by casualty or condemnation excepted; provided, however, that in the event that a third-party lease for an Emerson Facility specifies otherwise, the Party vacating such Emerson Facility shall deliver over such Facility in such repair and condition (taking into account the date that Newco began its occupation of such Emerson Facility such that Newco shall only bear any costs or expenses associated with delivering over such Facility in substantially the same repair and condition as existing on the Effective Date and Emerson shall bear all incremental costs and expenses reasonably incurred by Newco in delivering over such Facility in the repair and condition as set forth in the third-party lease) as set forth in the third-party lease; provided, further, that in the event that Newco shall fail to deliver over such Emerson

[2]	Note to Draft: Parties to discuss entering into a lease or sublease for certain spaces where a longer term arrangement may be contemplated.
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Facility in such repair and condition as required by this Agreement and/or a third-party lease, Emerson may undertake reasonable actions to establish such condition and repair, and shall be reimbursed for its reasonable costs associated with delivering over such Facility in substantially the same repair and condition as existing on the Effective Date.
(c)
Newco agrees that Newco or its Affiliates shall not make and shall cause their respective personnel, contractors, invitees and licensees to refrain from making, any alterations or improvements to any Emerson Facility, except as otherwise permitted by Emerson in writing; provided, however, that Newco or its Affiliates shall not require Emerson consent in connection with non-structural cosmetic changes or other immaterial alterations or improvements.

(d)
Emerson and its Affiliates, and the landlord in respect of the third-party lease in which the applicable Emerson Facility is located, shall have (i) such access as provided in the applicable lease and (ii) otherwise reasonable access to Newco’s and its Affiliates’ space at the Emerson Facility from time to time as reasonably necessary in accordance with past practice;

(e)
Newco agrees to maintain, and to cause its Affiliates to maintain, commercially appropriate and customary levels (in no event less than what is required by the landlord of the tenant under the relevant third-party lease) of property and liability insurance in respect of the premises occupied in each Emerson Facility and the activities conducted thereon; provided for any Emerson Facility, to the extent Newco reimburses Emerson for an allocable share of property insurance costs in respect of a property insurance policy for such Emerson Facility, Newco shall not be required to maintain a separate policy of property insurance.

(f)
Newco shall, and shall cause its Affiliates and their respective personnel, contractors, invitees and licensees to, comply with (i) all Applicable Laws relating to their use or occupation of any Emerson Facility including those relating to environmental, health and workplace safety matters, (ii) Emerson’s generally applicable site rules, regulations, policies and procedures (if any) which have been provided in writing to Newco as of the Effective Date and (iii) any applicable requirements of such third-party lease governing any Emerson Facility which have been provided to Newco in writing as of the Effective Date; and

(g)
The rights granted in this Section 12 shall be in the nature of a limited right and shall not create a leasehold or other estate or possessory right in any of Newco or its Affiliates or their respective representatives, contractors, invitees or licensees, with respect to any Emerson Facility and, except as expressly provided herein, shall not include any right of sub-license or sub-leasehold to any third party.

(h)
Notwithstanding anything herein to the contrary, where required by local law or otherwise beneficial to the Parties, the provision of Emerson Facility Services or access to an Emerson Facility may be separately documented in a sublease or other document (as reasonably agreed by the Parties) with material terms substantively consistent with those described in this Agreement (with such modifications as are reasonably required to comply with local law requirements).

13.
Reports. The Provider shall cause to be provided to the Recipient in connection with the Services being provided by the Provider (in accordance with Section 3 hereof) the same reports (whether generated internally or by any third party) that were provided in the ordinary course prior to the Effective Date in the same form as provided in the ordinary course prior to the Effective Date and at the same frequency, to the extent such report directly relates or directly pertains to a Service and the costs and expenses for the provision of such reports shall be included in the corresponding Service Charge. Upon written request by the Recipient, the Provider shall provide (consistent with the standards set forth in Section 3 hereof), at the Recipient’s reasonable cost and expense, any reports necessary for the Recipient or its Affiliates to satisfy any filing deadlines with Governmental Authorities.

14.
Record-Keeping. The Provider shall maintain complete and accurate records of the Services performed by or on behalf of the Provider and its Affiliates under this Agreement during the Transition Period and for one (1) year following the Transition Period. Such records may be used by the Provider’s Service Coordinator to resolve any dispute pursuant to Section 18(b).

15.
Controls and Compliance. The Provider will operate any IT control processes in accordance with the Provider’s internal control standards. If a material IT control deficiency affecting the Services is identified in

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the normal course of business operations for a previously working internal control administered by the Provider, Emerson and Newco will reasonably cooperate in good faith to determine the root cause and potential remediation of the deficiency, with any such remediation to be at the Provider’s reasonable cost and expense.
16.
Covenants. Emerson and Newco will not, and will use reasonable efforts to ensure that their respective employees, officers, directors, Affiliates and agents do not, make any use of or attempt to gain access to any part of the other Party’s business systems and communications networks or to any data or information of the other Party or its Affiliates not specifically made available to that Party under this Agreement. Emerson and Newco shall not introduce (i) any code, program, or script (devices) that, upon the occurrence or the non-occurrence of any event, will disable any system or application; (ii) to or through the other Party’s “network,” any worm, virus, trap door, back door or any other contaminant or disabling devices; or (iii) any form of breach of security, data corruption or interruption into the other Party’s “network.” If a Party has violated this covenant, then in addition to any rights and remedies (including damages) to which the non-breaching Party or its Affiliates may be entitled at law or in equity, the breaching Party will, to the non-breaching Party’s reasonable satisfaction, promptly take all commercially reasonable action to implement all necessary procedures to prevent the reoccurrence of any such violation; failing which, the non-breaching Party may terminate this Agreement upon thirty (30) days’ written notice (such notice to describe the breach in reasonable detail); provided, however, that the breaching Party shall have the opportunity to cure during the thirty (30)-day notice period, to the non-breaching Party’s reasonable satisfaction, any such violation.

17.
Indemnification. Each Party (the “Indemnitor”) shall indemnify, defend and hold harmless the other Party and its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (the “Indemnitee”) against, any Damages arising from or relating to third-party claims arising from or relating to the gross negligence, willful misconduct or fraud of the Indemnitor or any of its Affiliates in connection with this Agreement. This Section 17 shall not apply with respect to Taxes other than any Taxes that represent Damages arising from any non-Tax claim. Section 12.03 (Third-Party Claim Procedures) of the Transaction Agreement shall apply, mutatis mutandis, to any indemnification hereunder.

18.	General Provisions.
(a)
Notice. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission and electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given to the address, facsimile number or email address specified for notices in Section 13.01 of the Transaction Agreement or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

(b)
Dispute Resolution. Newco, on the one hand, and Emerson, on the other hand, shall by written notice to the other, appoint respective principal points of contact (each, a “Service Coordinator”) who shall be responsible for the day-to-day implementation or monitoring (as applicable) of the Services, including attempted resolution of any issues that may arise during the performance of the Parties’ obligations under this Agreement. In addition, Emerson will appoint an executive sponsor (the “Emerson Executive Sponsor”) by written notice to Newco, and Newco will appoint an executive sponsor (the “Newco Executive Sponsor”) by written notice to Emerson. In the event that the Service Coordinators are unable to resolve any issues regarding the performance of the Services hereunder after a period of ten (10) days (the “Disputed Issues”), the Disputed Issues may be referred to a separation management committee (the “Separation Management Committee”), which shall be at least four (4) persons and solely comprised of an equal number of members of Emerson’s and Newco’s management teams responsible for acquisition integration. If the Separation Management Committee is unable to reach resolution on any Disputed Issues after a period of seven (7) days, such Disputed Issues shall be submitted to the Emerson Executive Sponsor and Newco Executive Sponsor for resolution within seven (7) days and any unresolved disputes after such seven (7) day period, the Parties may pursue an Action in accordance with Section 18(l); provided, however, that nothing herein

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shall prevent or limit either Party’s right to seek temporary, preliminary or permanent equitable, including injunctive, relief. Without limiting the foregoing, any resolution of such Disputed Issues agreed to in writing by the Emerson Executive Sponsor and the Newco Executive Sponsor shall be considered final and binding upon the Parties. For the avoidance of doubt, unless otherwise directed in writing by the Recipient, the Provider shall continue to provide all Services during the pendency of any dispute hereunder. Unless otherwise mutually agreed to by the Parties, all communications relating to the Services shall be directed first, to the Service Coordinators and second, to the Separation Management Committee. The initial Service Coordinators shall be set forth on Exhibit [A] attached hereto and the Parties may replace their respective Service Coordinator(s) at any time by providing written notice to the other Party. Each Party may replace its members on the Separation Management Committee at any time by providing written notice to the other Party, and each of Emerson and Newco may replace the Emerson Executive Sponsor and the Newco Executive Sponsor, respectively, at any time by providing written notice to the other Party.
(c)
Injunctive Relief. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(d)
No Partnership, Joint-Venture Or Agency Created. The relationship of Emerson and Newco shall be that of independent contractors only. Nothing in this Agreement shall be construed as making one Party a partner, joint-venturer, agent or legal representative of the other Party or otherwise as having the power or authority to bind the other Party in any manner.

(e)
Entire Agreement. The TSA Schedules are incorporated into this Agreement, and this Agreement together with the TSA Schedules, the Transaction Agreement and the other Transaction Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement and the Transaction Agreement, the terms of the Transaction Agreement shall control.

(f)
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g)
Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned by Emerson without the prior written consent of Newco, or by Newco without the prior written consent of Emerson (which consents shall not be unreasonably withheld, conditioned or delayed).

(h)
Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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(i)	Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
(j)
Headings; Interpretation. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to a Section, Exhibit or Schedule, unless otherwise indicated, shall mean a Section of this Agreement or an Exhibit or a Schedule attached to this Agreement, respectively. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, headings and the division of this Agreement into Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. References to a “corporation” or “company” shall be construed so as to include any corporation, company, or other body corporate, wherever and however incorporated or established.

(k)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
(l)
Submission to Jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by either Party or any of its Affiliates or against either Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 18(a) shall be deemed effective service of process on such Party.

(m)
Amendment and Waiver. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(n)
Disclosure Generally. All TSA Schedules attached hereto are incorporated herein and expressly made part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the TSA Schedules attached hereto or in any agreement contemplated hereby shall be deemed to refer to this entire Agreement, including all TSA Schedules.

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(o)
No Third-Party Beneficiaries or Other Rights. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties and their respective successors and assigns.

(p)
Personal Data. To the extent the Provider is processing any Personal Data (as defined in Exhibit [•]3) on behalf of the Recipient in connection with the provision of the Services, the terms and conditions of the Data Protection Agreement attached hereto as Exhibit [•] shall apply.

(q)
Survival. The Parties hereby acknowledge and agree that the obligations of each Party set forth in Sections 1(e), 1(f), 4, 7, 8, 8, 10, 14, 16, 17 hereof and this Section 18 shall survive any termination of this Agreement.

[Signature page follows]
[3]	Note to Draft: Exhibit to be agreed upon prior to Closing.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.
Emerson Electric Co.

By:
Name:
Title:
Emersub CX, Inc.

By:
Name:
Title:
[Signature Page—Transition Services Agreement]
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